                                                                    EXHIBIT 10.2

                                                                   ALLEN & OVERY

                        ALLEN & OVERY LLP

                        AGREEMENT

                        US$262,456,000
                        CREDIT FACILITY

                        For

                        QUINTANA MARITIME LIMITED

                        with

                        QUINTANA MARITIME INVESTORS LLC
                        QUINTANA MANAGEMENT, LLC
                        KING COAL SHIPCO LLC
                        FEARLESS SHIPCO LLC
                        COAL AGE SHIPCO LLC
                        IRON MAN SHIPCO LLC
                        LINDA LEAH SHIPCO LLC
                        BARBARA SHIPCO LLC
                        COAL GLORY SHIPCO LLC
                        COAL PRIDE SHIPCO LLC
                        as Guarantors

                        with

                        CITIBANK, N.A.
                        as Original Lender

                        Arranged by

                        CITIGROUP GLOBAL MARKETS LIMITED

                        with

                        CITIBANK INTERNATIONAL PLC
                        as Facility Agent

                        and

                        CITICORP TRUSTEE COMPANY LIMITED
                        as Security Trustee

                                   April, 2005

                                    CONTENTS

CLAUSE                                                                               PAGE
1.    Interpretation.............................................................      1
2.    Facility...................................................................     24
3.    Conditions Precedent.......................................................     25
4.    Utilisation................................................................     26
5.    Repayment..................................................................     27
6.    Prepayment and Cancellation................................................     27
7.    Interest...................................................................     32
8.    Terms......................................................................     33
9.    Market Disruption..........................................................     34
10.   Taxes......................................................................     35
11.   Increased Costs............................................................     37
12.   Reserve, Charter and Operating Accounts....................................     38
13.   Payments...................................................................     40
14.   Guarantee and Indemnity....................................................     42
15.   Representations............................................................     45
16.   Information Covenants......................................................     50
17.   Financial Covenants........................................................     52
18.   General Covenants..........................................................     56
19.   Valuation..................................................................     71
20.   Default....................................................................     72
21.   Security...................................................................     76
22.   The Administrative Parties.................................................     79
23.   Evidence and Calculations..................................................     85
24.   Fees.......................................................................     86
25.   Indemnities and Break Costs................................................     86
26.   Expenses...................................................................     89
27.   Waiver of Consequential Damages............................................     89
28.   Changes to Tranche A and Tranche B.........................................     90
29.   Amendments and Waivers.....................................................     91
30.   Changes to the Parties.....................................................     93
31.   Disclosure of Information..................................................     96
32.   Set-Off....................................................................     96
33.   Pro Rata Sharing...........................................................     96
34.   Severability...............................................................     97
35.   Counterparts...............................................................     98
36.   Notices....................................................................     98
37.   Language...................................................................    100
38.   Governing Law..............................................................    100
39.   Enforcement................................................................    100

                                                                   29 April 2005

                                                                                     PAGE
SCHEDULE

1.    Original Parties...........................................................    102
      Part 1    The Owners and the Vessels.......................................    102
      Part 2    Original Lenders.................................................    103
2.    Conditions Precedent.......................................................    104
      Part 1    Initial Conditions Precedent.....................................    104
      Part 2    Delivery Conditions Precedent....................................    107
      Part 3    Conditions Subsequent............................................    110
3.    Request....................................................................    111
      Part 1    Form of Request..................................................    111
      Part 2    Payment Advice...................................................    112
4.    Calculation of the Mandatory Cost..........................................    113
5.    Form of Transfer Certificate...............................................    115
6.    Repayment Schedule.........................................................    117
      Part 1    Tranche A........................................................    117
      Part 2    Tranche B........................................................    118
7.    Compliance Certificate (Borrower)..........................................    120
8.    Standing Payment Instructions..............................................    122
9.    Predicted Charter Rates....................................................    123

Signatories......................................................................    124

APPENDIX

1.    Form of General Assignment.................................................    128
2.    Form of Junior General Assignment..........................................    129
3.    Form of Reserve Account Charge.............................................    130
4.    Form of Junior Reserve Account Charge......................................    131
5.    Form of Mortgage...........................................................    132
6.    Form of Junior Mortgage....................................................    133
7.    Form of Operating Account Charge...........................................    134
8.    Form of Junior Operating Account Charge....................................    135
9.    Form of Managers Undertaking...............................................    136
10.   Form of Swap Agreement Assignment..........................................    137
11.   form of Vessel Management Agreement Assignment.............................    138
12.   Form of Charter Accounts Charge............................................    139
13.   Form of Junior Charter Accounts Charge.....................................    140

                                                                   29 April 2005

THIS AGREEMENT is dated April, 2005

BETWEEN:

(1) QUINTANA MARITIME LIMITED, a corporation incorporated according to the laws of the Republic of the Marshall Islands with its registered office at Ajeltake Island, Ajeltake Road, Majuro, Republic of the Marshall Islands, MH 96960 (the BORROWER);

(2) THE COMPANIES listed in Part 1 of Schedule 1, each of which is a limited liability company formed according to the law of the country indicated against its name in Part 1 of Schedule 1, with its registered office at Ajeltake Island, Ajeltake Road, Majuro, Republic of the Marshall Islands, MH 96960 (each an OWNER and together the OWNERS);

(3) QUINTANA MARITIME INVESTORS LLC, a limited liability company formed according to the laws of the Republic of the Marshall Islands with its registered office at Ajeltake Island, Ajeltake Road, Majuro, Republic of the Marshall Islands, MH 96960 (QUINTANA);

(4) QUINTANA MANAGEMENT, LLC, a limited liability company formed according to the laws of the Republic of the Marshall Islands with its registered office at Ajeltake Island, Ajeltake Road, Majuro, Republic of the Marshall Islands, MH 96960 (QUINTANA MANAGEMENT and, together with the Owners and Quintana, the GUARANTORS);

(5)   CITIBANK, N.A. as original lender (the ORIGINAL LENDER);

(6)   CITIGROUP GLOBAL MARKETS LIMITED as mandated lead arranger (the ARRANGER);

(7)   CITIBANK INTERNATIONAL PLC as administrative agent (the FACILITY AGENT);
      and

(8) CITICORP TRUSTEE COMPANY LIMITED as security trustee for (i) the Tranche A Lenders (as defined herein) in relation to the Tranche A Loans (as defined herein), and (ii) as security trustee for the Tranche B Lenders (as defined herein) and Swap Bank (as defined herein) in relation to the Tranche B Loans (as defined herein) and the Swap Agreements (as defined herein) (the SECURITY TRUSTEE).

IT IS AGREED as follows:

1.    INTERPRETATION

1.1   DEFINITIONS

      In this Agreement:

      ACCOUNTS means together the Reserve Account , the Operating Account and each of the Charter Accounts.

      ACCOUNT BANK means, in respect of the Reserve Account, Citibank N.A, London branch and in respect of the Operating Account and each of the Charter Accounts, Citibank International plc, Greece.

      ADMINISTRATIVE PARTY means any of the Arranger, the Facility Agent or the Security Trustee.

      AFFILIATE means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

      AGREEMENT means this credit agreement, including any Schedules or appendices hereto, as amended from time to time.

      AMORTISATION COMMENCEMENT DATE means 30th December, 2005.

      APPLICABLE LAW means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes generally accepted and applied by the global shipping industry, in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association relating to all laws, rules, directives and regulations, national or international, public or private in any applicable jurisdiction from time to time.

      APPROVED VALUER means any of H. Clarksons & Company Limited, Fearnleys Ltd., R.S. Platou Shipbrokers a.s., Simpson Spence & Young or such other independent reputable shipbroker nominated by the Borrower and approved by the Facility Agent (acting on the instructions of the Majority Lenders) from time to time.

      ARRANGER shall have the meaning given to it in the Preamble.

      AVAILABILITY PERIOD means the period from and including the date of this Agreement to and including the earlier of (i) 30th September, 2005 and
      (ii) the Delivery Date in respect of Vessel 8.

      AVAILABLE CASH means, at any time, the aggregate of Consolidated Cash and Cash Equivalents (as such term is defined in Clause 17.1) (including but not limited to sums standing to the credit of the Reserve Account and the Operating Account) less (i) sums needed to comply with the Minimum Liquidity covenant contained in Clause 17.4 hereof, (ii) any amounts in respect of Repayment Instalments on any Loan due at that time (together with any interest or fees also due at such time in respect of such instalments), (iii) Operating Expenses which are due and payable within thirty (30) days after the date of calculation and (iv) one half (during the Primary Period) or as the case may be one quarter (after the Primary Period) of the annual dividends permitted in accordance with the provisions of Clause 18.31.

      BORROWER shall have the meaning given to it in the Preamble.

      BORROWER'S ACCOUNT means such account as the Borrower may designate from time to time.

      BREAK COSTS means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid other than on the last day of a Term for such Loan or overdue amount, or, as the case may be, the amount (if any) which any Swap Bank is entitled to receive under this Agreement as compensation if any Swap Agreement is terminated early, each as determined pursuant to Clause 25.3 hereof.

      BUSINESS DAY means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England and New York, United States of America.

      CHANGE OF CONTROL means the occurrence of any of the following:

      (a)   prior to the occurrence of an IPO,

            (i) the Ultimate Shareholders cease beneficially and legally to own and control, directly or indirectly, at least fifty-one
                  (51) per cent. of the issued and outstanding shares of each class of equity interests in the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the board of directors or similar governing body of the Borrower;

            (ii) the acquisition, directly or indirectly, and whether on one occasion or through one transaction or a series of occasions or transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act ) other than the Ultimate Shareholders of beneficial ownership of more than thirty five
                  (35) per cent. of the aggregate outstanding voting power of the equity interests in the Borrower; or

            (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower;

      (b)   after the occurrence of an IPO,

            (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange
                  Act) other than the Ultimate Shareholders of beneficial ownership of more than thirty five (35) per cent. of the aggregate outstanding voting power of the equity interests of the Borrower; or

            (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.

      CHARTER ACCOUNTS means each of the eight (8) bank accounts to be opened by each of the Owners with the relevant Account Bank and designated (1) "King Coal Shipco LLC", account number 0/444064/005 IBAN GR62 0840 0020 0000 0044 4064 005 , (2) "Fearless Shipco LLC", account number 0/444065/001 IBAN GR39 0840 0020 0000 0044 4065 001, (3) "Coal Age Shipco LLC", account number Account No.0/444066/008 IBAN GR10 0840 0020 0000 0044 4066 008, (4)
      "Iron Man Shipco LLC", 0/444063/009 IBAN GR85 0840 0020 0000 0044 4063
      009, (5) "Linda Leah Shipco LLC", account number 0/444068/019 IBAN GR33 0840 0020 0000 0044 4068 019, (6) "Barbara Shipco LLC", account number
      Account No.0/444069/007 IBAN GR32 0840 0020 0000 0044 4069 007, (7) "Coal
      Glory Shipco LLC", account number 0/444067/004 IBAN GR84 0840 0020 0000 0044 4067004 and (8) "Coal Pride Shipco LLC", account number 0/444070/005 IBAN GR52 0840 0020 0000 0044 4070 005.

      CHARTER ACCOUNTS CHARGE means the charge to be granted by each of the Owners in favour of the Security Trustee (and to be held by the Security Trustee on behalf of itself and the Tranche A Lenders) in the form attached at Appendix 12, in respect of all monies standing to the credit from time to time of each of the Charter Accounts, together with any and all notices and acknowledgements entered into in connection therewith.

      CHARTER SHORTFALL PAYMENT shall have the meaning given to it in Clause 6.3(d) (Mandatory Prepayment).

      CHARTERER means any company to which any of the Owners charters any of the Vessels from time to time in accordance with the provisions of Clauses
      18.22 and 18.23.

      CODE means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      COMBINATION NOTICE shall have the meaning given to it in Clause 28.1 (Combination Notice)

      COMMITMENT means:

      (a) for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading COMMITMENTS and the amount of any other commitment to advance funds under this Agreement, it acquires; and

      (b) for any other Lender, the amount of any commitment to advance funds under this Agreement, it acquires,

      to the extent not cancelled, transferred or reduced under this Agreement.

      COMPLIANCE CERTIFICATE means, in the case of the Borrower, the form of certificate attached at Schedule 7.

      CONSOLIDATED CASH AND CASH EQUIVALENTS shall have the meaning given to it in Clause 17.1 (Financial Covenants).

      CONSOLIDATED EBITDA shall have the meaning given to it in Clause 17.1 (Financial Covenants).

      CONSOLIDATED INTEREST COVERAGE RATIO shall have the meaning given to it in Clause 17.1 (Financial Covenants).

      CONSOLIDATED NET WORTH shall have the meaning given to it in Clause 17.1 (Financial Covenants).

      CONSOLIDATED TOTAL CAPITALISATION shall have the meaning given to it in Clause 17.1 (Financial Covenants).

      CONSOLIDATED TOTAL INDEBTEDNESS shall have the meaning given to it in Clause 17.1 (Financial Covenants).

      DEFAULT means:

      (a)   an Event of Default; or

      (b) an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

      DELIVERY DATE means, in respect of a Vessel, the Business Day upon which the actual delivery of that Vessel to the relevant Owner under the terms of the relevant Memorandum of Agreement takes place.

      DOLLARS or US$ means the lawful currency for the time being of the United States of America.

      DRAWING means, in respect of a Loan under the Facility, the amount of the advance made by the Lenders.

      EARNINGS means, in respect of a Vessel, all present and future moneys and claims which are earned by or become payable to or for the account of the relevant Owner in connection with the operation or ownership of that Vessel and including but not limited to:

      (a)   freights, passage and hire moneys (howsoever earned);

      (b)   remuneration for salvage and towage services;

      (c)   demurrage and detention moneys; or

      (d) all moneys and claims in respect of the requisition for hire of that Vessel.

      EARNINGS TRANSFER DATE shall have the meaning given to it in Clause 12.3(a) (Transfers to Reserve Account).

      ENVIRONMENT means:

      (a) any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;

      (b) water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

      (c) air including, without limitation, air within buildings and other natural or man-made structures above or below ground.

      ENVIRONMENTAL AFFILIATE means the Borrower, any Owner or the Manager together with their respective employees and subcontractors.

      ENVIRONMENTAL APPROVALS means any permit, licence, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

      ENVIRONMENTAL CLAIM means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any breach, contravention or violation of Environmental Law or of the existence of any liability or potential liability arising from such breach, contravention or violation or the presence of Hazardous Material in contravention of Environmental Laws. In this context, CLAIM means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action by any governmental, judicial or regulatory authority, and any form of enforcement or regulatory action.

      ENVIRONMENTAL LAWS means any or all Applicable Law relating to or concerning:

      (a) pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;

      (b) the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and

      (c) the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of
      America: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

      EQUITY CLAW AGREEMENT means a letter from the Ultimate Shareholders confirming their agreement on the terms set forth therein, amongst other things, to the terms of Clause 6.3 (Mandatory prepayment - additional circumstances) and Clause 28.2(d) (Effect of Combination Notice).

      EQUITY PERIOD shall have the meaning given to it in Clause 6.3(c) (Mandatory Prepayment).

      EQUITY PAYMENT shall have the meaning given to it in Clause 6.3(c) (Mandatory Prepayment).

      ERISA means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      ERISA AFFILIATE means each person (as defined in Section 3(9) of ERISA) which, together with the Obligors, would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

      EVENT OF DEFAULT means an event specified as such in Clause 20.

      EVENT OF ILLEGALITY shall have the meaning given to it in Clause 6.1(a) (Mandatory Prepayment).

      EXCESS RISKS means, in respect of a Vessel:

      (a) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and

      (b) collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of that Vessel as is covered by the hull and machinery insurance.

      EXCHANGE ACT means the Securities Exchange Act of 1934 of the United States of America, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      EXISTING LENDER shall have the meaning given to it in Clause 30.2.

      FACILITY means the credit facility made available under this Agreement.

      FACILITY AGENT shall have the meaning given to it in the Preamble.

      FACILITY OFFICE means the office(s) notified by a Lender to the Facility
      Agent:

      (a)   on or before the date it becomes a Lender; or

      (b)   by not less than five (5) Business Days' notice,

      as the office(s) through which it will perform its obligations under this Agreement.

      FEE LETTERS means any letters entered into by reference to this Agreement between one or more Administrative Party and the Borrower setting out the amount of certain fees payable in connection with this Agreement.

      FINAL MATURITY DATE means the date falling six (6) years and three (3) months from the date of this Agreement.

      FINANCE DOCUMENT means:

      (a)   this Agreement;

      (b)   a Security Agreement;

      (c)   the Equity Claw Agreement;

      (d)   the Personal Guarantee

      (e)   the Fee Letters;

      (f)   any Swap Agreement;

      (g)   the Manager's Undertaking;

      (h)   the Subordination Deed;

      (i)   a Transfer Certificate; and

      (j) any other document designated as such by the Facility Agent and the Borrower.

      FINANCE PARTY means a Lender or an Administrative Party or any Swap Bank.

      FINANCIAL INDEBTEDNESS means any indebtedness for or in respect of:

      (a)   moneys borrowed;

      (b)   any acceptance credit;

      (c)   any bond, note, debenture, loan stock or other similar instrument;

      (d)   any redeemable preference share;

      (e) any agreement treated as a finance or capital lease in accordance with GAAP;

      (f) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

      (g) the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

      (h) any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

      (i) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

      (j) any guarantee and indemnity or similar assurance against financial loss of any indebtedness of any other person which falls within any of paragraphs (a) to (i) above.

      FOREIGN PENSION PLAN means any plan, fund (including, without limitation, any superannuation fund) or similar program established or maintained outside the United States of America by any Obligor primarily for the benefit of its employees resident outside the United States of America, and which plan is not subject to ERISA or the Code.

      GAAP means generally accepted accounting principles in the United States of America as in effect from time to time.

      GENERAL ASSIGNMENT means, in respect of a Vessel, the assignment of the Earnings, any Time Charter and the Obligatory Insurances to be granted in favour of the Security Trustee by the relevant Owner (and held by the Security Trustee on behalf of itself and the Tranche A Lenders) in the form attached at Appendix 1 together with any and all notices and acknowledgements entered into in connection therewith.

      GROUP means the Borrower, the Guarantors and any Subsidiaries of any of them.

      GUARANTOR shall have the meaning given to it in the Preamble.

      HAZARDOUS MATERIAL means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance, which is listed, identified, defined or determined by any Environmental Law or other Applicable Law to be, to have been, or to be capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended).

      HOLDING COMPANY:

      (a) in relation to a company incorporated in England and Wales, has the meaning given in Section 736 Companies Act 1985; and

      (b) in relation to a company or other person incorporated or formed outside England and Wales, means a company or other person of which such company is the Subsidiary.

      INCREASED COST means:

      (a)   an additional or increased cost;

      (b) a reduction in the rate of return under a Finance Document or on its overall capital; or

      (c)   a reduction of an amount due and payable under any Finance Document,

      which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

      INDEMNIFIED PARTIES shall have the meaning given to it in Clause 25.2(c) (Other indemnities)

      INSURERS means the underwriters or insurance companies with whom any Obligatory Insurances are effected and the managers of any protection and indemnity or war risks association in which any of the Vessels may at any time be entered.

      IPO means an initial public offering of the shares of the Borrower.

      ISM CODE means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time. The terms SAFETY MANAGEMENT SYSTEM, SAFETY MANAGEMENT CERTIFICATE, DOCUMENT OF COMPLIANCE and MAJOR NON-CONFORMITY shall have the same meanings as are given to them in the ISM Code.

      ISPS CODE means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.

      JUNIOR CHARTER ACCOUNTS CHARGE means the charge to be granted by each of the Owners in favour of the Security Trustee (and to be held by the Security Trustee on behalf of itself, the Tranche B Lenders and any Swap
      Bank) in the form attached at Appendix 13, in respect of all monies standing to the credit from time to time of each of the Charter Accounts, such charge to be fully subordinated to the Charter Accounts Charge, together with any and all notices and acknowledgments entered into in connection therewith.

      JUNIOR GENERAL ASSIGNMENT means, in respect of a Vessel, the assignment of the Earnings, any Time Charter and the Obligatory Insurances to be granted in favour of the Security Trustee by the relevant Owner (and held by the Security Trustee on behalf of itself, the Tranche B Lenders and any Swap
      Bank) in the form attached at Appendix 2, such assignment to be, in respect of the assignment of any Time

      Charter and the Obligatory Insurance, fully subordinated to the General Assignment, together with any and all notices and acknowledgements entered into in connection therewith.

      JUNIOR MORTGAGE means, in respect of a Vessel, a second preferred Republic of the Marshall Islands ship mortgage to be given by the Owner of that Vessel in favour of the Security Trustee (and to be held by the Security Trustee on behalf of itself, the Tranche B Lenders and any Swap Bank) on the Delivery Date in the form attached at Appendix 6, such mortgage to be fully subordinated to the Mortgage.

      JUNIOR OPERATING ACCOUNT CHARGE means the charge to be granted by Quintana Management in favour of the Security Trustee (and to be held by the Security Trustee on behalf of itself, the Tranche B Lenders and any Swap
      Bank) in the form attached at Appendix 8, in respect of all monies standing to the credit from time to time of the Operating Account, such charge to be fully subordinated to the Operating Account Charge, together with any and all notices and acknowledgments entered into in connection therewith.

      JUNIOR PLEDGES OF SHARES means:

      (a) the pledge of the issued share capital of the Owners to be granted by the Borrower in favour of the Security Trustee (and held by the Security Trustee on behalf of itself, the Tranche B Lenders and any Swap Bank); and

      (b) the pledge of the issued share capital of the Borrower to be granted by Quintana in favour of the Security Trustee (and held by the Security Trustee on behalf of itself, the Tranche B Lenders and any Swap Bank), in each case, being fully subordinated to the Pledge of Shares, together with any and all notices and acknowledgments entered into in connection therewith and JUNIOR PLEDGE OF SHARES means any of them.

      JUNIOR RESERVE ACCOUNT CHARGE means the fixed charge to be granted by the Borrower in favour of the Security Trustee (and held by the Security Trustee on behalf of itself, the Tranche B Lenders and any Swap Bank) in the form attached at Appendix 4, in respect of all monies standing to the credit from time to time of the Reserve Account, together with any and all notices and acknowledgments entered into in connection therewith .

      JUNIOR SECURITY DOCUMENTS means the Junior Mortgages, the Junior Pledges of Shares, the Junior General Assignments, the Junior Operating Account Charge, the Junior Charter Accounts Charge, the Junior Reserve Account Charge and any other security granted by the Obligors to secure Tranche B Loans and/or the Swap Agreement.

      LENDER means:

      (a)   an Original Lender; or

      (b)   any New Lender;

      and LENDERS means all of them.

      LEVERAGE RATIO shall have the meaning given to in Clause 17.1 (Financial Covenants).

      LIBOR means for a Term of any Loan or overdue amount:

      (a)   the applicable Screen Rate; or

      (b) if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the second London Business Day before the start of the Term for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

      LOANS means together the Vessel Loan 1, Vessel Loan 2, Vessel Loan 3, Vessel Loan 4, Vessel Loan 5, Vessel Loan 6, Vessel Loan 7 and Vessel Loan 8 (each a LOAN).

      LONDON BUSINESS DAY means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

      LOSSES means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on the Finance Parties.

      MAJORITY LENDERS means, at any time, Lenders:

      (a) whose share in the outstanding Loans and whose undrawn Commitments then aggregate more than fifty (50) per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

      (b) if there is no Loan then outstanding, whose undrawn Commitments then aggregate more than fifty (50) per cent. of the Total Commitments; or

      (c) if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than fifty
            (50) per cent. of the Total Commitments immediately before the reduction.

      MANAGER means any of (i) Blossom Maritime Corporation of 80 Broad Street, Monrovia, Liberia (ii) Quintana Management or (iii) such other entity within the Group as the Borrower shall advise to the Facility Agent from time to time (and as shall be acceptable to the Majority Lenders).

      MANAGER'S UNDERTAKING means a letter of undertaking to be issued by Quintana Management to the Security Trustee in the form attached at Appendix 9 confirming it shall not make a claim to security ranking ahead of the Lenders' security in respect of a Vessel.

      MANDATORY COST means the properly evidenced cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

      MARKET VALUE means, in respect of a Vessel, the market value of that Vessel calculated in accordance with Clause 19 (VALUATION).

      MATERIAL ADVERSE EFFECT means a material adverse effect on:

      (a) the business, condition (financial or otherwise) or operations of the Group, taken as a whole;

      (b) the ability of the Group, taken as a whole, to perform the obligations of the Obligors under any Finance Document; or

      (c)   the validity or enforceability of any Finance Document.

      MAXIMUM AVAILABLE LOAN AMOUNT means, in respect of a Vessel, eighty (80) per cent. of the Market Value of that Vessel.

      MAXIMUM AVAILABLE TRANCHE A LOAN AMOUNT means, in respect of a Vessel, sixty-five (65) per cent. of the Market Value of a Vessel.

      MAXIMUM FACILITY AMOUNT means the lesser of (a) two hundred and sixty two million four hundred and fifty six thousand Dollars (US$262,456,000) and
      (b) eighty (80) per cent. of the aggregate Market Value of the Vessels.

      MAXIMUM TRANCHE A FACILITY AMOUNT means the lesser of (a) sixty-five (65) per cent. of the aggregate Market Value of the Vessels and (b) two hundred and thirteen million two hundred and forty five thousand five hundred Dollars (US$213,245,500).

      MAXIMUM TRANCHE B FACILITY AMOUNT means the lesser of (a) fifteen (15) per cent. of the aggregate Market Value of the Vessels and (b) forty nine million two hundred and ten thousand five hundred Dollars (US$49,210,500).

      MEASUREMENT PERIOD means, at any time, the last four (4) fiscal quarters for the Borrower provided always that until four (4) fiscal quarters have elapsed from the date of this Agreement, the period from the date of this Agreement until the date of determination.

      MEMORANDUM OF AGREEMENT means, in relation to each Vessel, the memorandum of agreement entered into between the relevant Seller and the relevant Owner, pursuant to which the relevant Seller shall transfer title in the Vessel to the relevant Owner.

      MORTGAGE means, in respect of a Vessel, a first preferred Republic of the Marshall Islands ship mortgage to be given by the Owner of that Vessel in favour of the Security Trustee (and to be held by the Security Trustee on behalf of itself and the Tranche A Lenders) on the Delivery Date in the form attached at Appendix 5.

      NET WORTH shall have the meaning given to it in Clause 17.1 (Financial Covenants).

      NEW LENDER shall have the meaning to it in Clause 30.2 (Assignments and transfers by Lenders).

      OBLIGATORY INSURANCES means in respect of each Vessel:

      (a) all contracts and policies of insurance and reinsurance and all entries in clubs and/or associations which are from time to time required to be effected and maintained in accordance with this Agreement in respect of each of the Vessels; and

      (b) all benefits under the contracts, policies and entries under paragraph (a) above and all claims in respect of them and the return of premiums.

      OBLIGOR means the Borrower and the Guarantors.

      OPERATING ACCOUNT means the bank account to be opened by Quintana Management with the Account Bank with account number 0506714265 USD, IBAN GR0908401160000000506714265 and designated ""Quintana Management LLC - Operating Account".

      OPERATING ACCOUNT CHARGE means the charge to be granted by Quintana Management in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and the Tranche A Lenders) in the form attached at Appendix 7, in respect of all monies standing to the credit from time to time of the Operating Account, together with any and all notices and acknowledgements entered into in connection therewith.

      OPERATING EXPENSES means all costs and expenses properly and reasonably incurred by each Obligor and Quintana Management in the ordinary course of the operation of its business including all costs and expenses incurred by each Owner in connection with the operation, employment, maintenance, drydocking, repair and insurance of the Vessel owned by it (including any capital expenditure in respect of that Vessel permitted under the terms of this Agreement).

      ORIGINAL BALANCE SHEET means the unaudited balance sheet of the Group prepared as at 31st March, 2005.

      OWNERS shall have the meaning given to it in the Preamble.

      PARTICIPATING MEMBER STATE means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Union for European Monetary Union.

      PBGC means the Pension Benefit Guaranty Corporation of the United States of America established pursuant to Section 4002 of ERISA, or any successor thereto.

      PERMITTED SALE means any Shareholder or other holder from time to time of issued shares in the Borrower or Quintana divesting itself of any of its shares in the Borrower or Quintana so long as such divestment (either in itself or when aggregated with any earlier divestment) does not give rise to a Change of Control.

      PERSONAL GUARANTEE means the personal guarantee to be given by Corbin J. Robertson Jr in favour of the Security Trustee, in form and substance satisfactory to the Facility Agent.

      PARTY means a party to this Agreement or any Finance Document.

      PERMITTED SECURITY INTERESTS means:

      (a)   Security Interests created by the Security Agreements;

      (b) liens for unpaid crew's wages including wages of the master and stevedores employed by any Vessel, outstanding in the ordinary course of trading for not more than one calendar month after the due date for payment;

      (c)   liens for salvage;

      (d)   liens for collision;

      (e) liens for master's disbursements incurred in the ordinary course of trading;

      (f)   liens arising by operation of law in respect of not more than two
            (2) months prepaid hire under any Time Charter relating to a Vessel;

      (g) statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens, in each case arising in the ordinary course of business, outstanding for not more than two (2) months whose aggregate value does not exceed US$500,000 in respect of any one Vessel, in the case of paragraphs (b) to (g) inclusive provided that the amounts which give rise to such Security Interests are paid when due (unless expressly indicated above) or, if not paid when due are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided to the extent required by GAAP), and provided further that such proceedings, whether by payment of adequate security into court or otherwise, do not give rise to a material risk of the relevant Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on the Facility Agent or on any of the Lenders.

      PLAN means any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute) any Obligor or any ERISA Affiliate, and each such plan for the five (5) year period immediately following the latest date on which the Obligor or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

      PLEDGES OF SHARES means:

      (a) the pledge of the issued share capital of the Owners to be granted by the Borrower in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and the Tranche A Lenders); and

      (b) the pledge of the issued share capital of the Borrower to be granted by Quintana in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and the Tranche A Lenders), together with any and all notices and acknowledgments entered into in connection therewith AND PLEDGE OF SHARES means any of them.

      PREDICTED CHARTER RATES means the charter rates as set out in Schedule 9.

      PRIMARY PERIOD means the period commencing on the date of this Agreement and ending on the later of (i) the date falling two (2) years after the date of this Agreement, and (ii) the Trigger Date.

      PRIME RATE means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City, United States of America. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

      QUINTANA shall have the meaning given to it in the Preamble.

      QUINTANA MANAGEMENT shall have the meaning given to it in the Preamble.

      RATE FIXING DAY means two (2) Business Days before the first day of the relevant Term for a Drawing, or unless market practice differs in the London interbank market for a currency, in which case the Rate Fixing Day for that currency will be determined by the Facility Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Rate Fixing Day will be the last of those days).

      REFERENCE BANKS means the Facility Agent and any other bank or financial institution appointed as such by the Facility Agent (acting on the instructions of the Majority Lenders) under this Agreement.

      RELATED CONTRACTS means any or all of the following (as the context requires):

      (a)   the Obligatory Insurances;

      (b)   the Time Charters; and

      (c)   the Vessel Management Agreements.

      RELEASE means an emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of any Hazardous Materials for which any of the Owners has any liability under Environmental Law, except in accordance with a valid Environmental Approval.

      REPAYMENT DATE means each date which is either (or both) a Tranche A Repayment Date and/or a Tranche B Repayment Date.

      REPAYMENT INSTALMENT means each instalment which is either (or both) a Tranche A Repayment Instalment and/or a Tranche B Repayment Instalment payable for repayment of the Loans in accordance with the Repayment Schedule.

      REPAYMENT SCHEDULE means the schedule of Repayment Dates as detailed in
      Schedule 6 (Repayment Schedule), to be replaced as required in accordance with Clause 5(b).

      REPORTABLE EVENT means an event described in Section 4043(c) of ERISA with respect to a plan that is subject to Title IV of ERISA.

      REQUEST means a request made by the Borrower for a Drawing, substantially in the form of Schedule 3 (Form of Request).

      REQUIRED AMOUNT means, in respect of the Vessels, (a) during the twelve
      (12) month period commencing on the date of this Agreement that amount which at the relevant time is no less than one hundred and fifteen (115) per cent. of the aggregate of the outstanding principal amount of the Loans, and (b) from the period commencing twelve (12) months after the date of this Agreement, that amount which at the relevant time is no less than one hundred and twenty-five (125) per cent. of the aggregate outstanding principal amount of the Loans.

      REQUIRED INSURANCE AMOUNT means, in respect of the Vessels, that amount which at the relevant time is one hundred and twenty-five (125) per cent. of the aggregate of the outstanding Loans.

      REQUIRED LENDERS means, at any time, Lenders:

      (a) whose share in the outstanding Loans and whose undrawn Commitments then aggregate more than eighty five (85) per cent. of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

      (b) if there are no Loans then outstanding, whose undrawn Commitments then aggregate more than eighty five (85) per cent. of the Total Commitments; or

      (c) if there are no Loans then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than eighty five (85) per cent. of the Total Commitments immediately before the reduction.

      REQUISITION COMPENSATION means, in respect of a Vessel, all moneys or other compensation payable by reason of requisition for title to, or other compulsory acquisition of, that Vessel including requisition for hire.

      RESERVE ACCOUNT means the interest bearing bank account to be opened in the name of the Borrower with the Account Bank with account number 10863688 and designated "Quintana Maritime Limited-Reserve Account".

      RESERVE ACCOUNT CHARGE means the fixed charge to be granted by the Borrower in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and the Tranche A Lenders) in the form attached at Appendix 3, in respect of all monies standing to the credit from time to time of the Reserve Account, together with any and all notices and acknowledgements entered into in connection therewith.

      RETENTION PERIOD means, in respect of a Loan, each period commencing, in the case of the first such period, on the later of (i) 1st October, 2005 and (ii) the Delivery Date of the Vessel to which that Loan relates and, in the case of each other such period, on a Repayment Date for that Loan and ending on the next Repayment Date for that Loan or, in the case of the final such period, the Final Maturity Date.

      SCREEN RATE means, for LIBOR, and in respect of a Term, the percentage rate per annum for a period substantially the same as the relevant Term displayed on page 3750 of the Telerate screen. If the relevant page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate.

      SECURED LIABILITIES means all present and future obligations and liabilities (actual or contingent) of the Obligors to the Finance Parties or any of them under or in connection with any Finance Document.

      SECURITY AGREEMENTS means the Junior Security Documents, the Senior Security Documents, any Swap Agreement Assignment and any other documents designated as such in writing by the Borrower and the Facility Agent.

      SECURITY ASSETS means any asset which is the subject of a Security Interest created by a Security Document.

      SECURITY DOCUMENT means:

      (a)   each Security Agreement; and

      (b) any other document to which the Security Trustee (amongst others) is a party evidencing or creating security over any asset of an Obligor to secure any obligation of an Obligor to the Finance Parties or any of them under the Finance Documents.

      SECURITY INTEREST means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

      SECURITY TRUSTEE shall have the meaning given to it in the Preamble.

      SELLER means, in respect of each Vessel, the entity listed against the relevant Vessel in Part 1 of Schedule 1.

      SENIOR SECURITY DOCUMENTS means the Mortgages, the Pledges of Shares, the General Assignments, the Vessel Management Agreement Assignments, the Operating Account Charge, the Charter Accounts Charge, the Reserve Account Charge, any Swap Agreement Assignment and any other security granted by the Obligors to secure Tranche A Loans.

      SHAREHOLDER means, in the case of the Owners, the Borrower, which shall, at all times, hold (subject to the Security Interests created by the Security Agreements) all of the beneficial ownership of the Owners and in the case of the Borrower, Quintana, which shall, at all times (but subject to the occurrence of either an IPO or a Permitted Sale), hold (subject to the Security Interests created by the Security Agreements) all of the beneficial ownership of the Borrower and in the case of Quintana, the Ultimate Shareholders, which shall, at all times (but subject to a Permitted Sale) hold at least ninety six (96) per cent. of the beneficial ownership of Quintana.

      STANDING PAYMENT has the meaning given to in Clause 13.3(c).

      SUBORDINATION DEED means the deed of subordination to be entered into by, inter alios, the Tranche A Lenders, the Tranche B Lenders, any Swap Bank and the Administrative Parties, pursuant to which the Tranche B Lenders and any Swap Bank confirm the subordination of the Junior Security Documents to the Senior Security Documents.

      SUBSIDIARY means:

      (a) in respect of a person incorporated or formed outside England and Wales, any company or entity directly or indirectly controlled by such person, and for this purpose CONTROL means either the ownership of more than fifty (50) per cent. of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management whether by contract or otherwise; and

      (b) in respect of a person incorporated in England and Wales, a subsidiary within the meaning of Section 736 Companies Act 1985.

      SWAP AGREEMENT means, if any, each of the ISDA Master Agreements (and the confirmations thereunder) entered into or to be entered into in respect of interest rate swaps in respect of the Loans (or any part of the Loans) by any Swap Bank and the Borrower.

      SWAP AGREEMENT ASSIGNMENT means, in respect of each Swap Agreement, the assignment of that Swap Agreement to be granted by the Borrower in favour of the Security Trustee (and held by the Security

      Trustee on behalf of itself and the Tranche A Lenders) in the form attached at Appendix 10, together with any and all notices and acknowledgements entered into in connection therewith.

      SWAP BANK means any Lender which has entered into, or which may from time to time enter into, any ISDA Master Agreements with the Borrower in respect of the Loans or any part of the Loans.

      TAX means any tax, levy, impost, duty or other charge or withholding of a similar nature imposed by a governmental revenue authority (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

      TAX CREDIT means any credit, deduction or other Tax benefit that results in a net reduction in liability for Tax.

      TAX DEDUCTION means a deduction or withholding for or on account of Tax made from a payment under a Finance Document.

      TAX FORM means any such forms or documents required or reasonably requested in writing in order to allow the Facility Agent or an Obligor to make a payment under this Agreement or any Finance Document without any Tax Deduction (or without incurring any obligation to indemnify in respect of Tax) or with such Tax Deduction (or indemnification) at a reduced rate, so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand.

      TAX PAYMENT means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

      TERM means each period determined under this Agreement by reference to which interest payable on a Loan or an overdue amount is calculated.

      TIME CHARTER has the meaning given to it in Clause 18.22 (Time Charters).

      TOTAL COMMITMENTS means the aggregate of the Commitments of all the Lenders.

      TOTAL LOSS means in relation to a Vessel:

      (a) actual, constructive, compromised, agreed or arranged total loss of that Vessel;

      (b) requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire;

      (c) capture, seizure, arrest, detention, or confiscation of that Vessel by any person or government or by persons acting or purporting to act on behalf of any government or any other person which deprives the Owner of that Vessel, or as the case may be the Charterer, of the use of that Vessel, for more than 60 days after that occurrence; and

      (d) requisition for hire of that Vessel by any government or by persons acting or purporting to act on behalf of any government which deprives the Owner, or as the case may be the Charterer, of the use of that Vessel.

      TRANCHE A INTEREST RATE has the meaning given to it in Clause 7.1(a).

      TRANCHE A LENDERS means the lenders detailed in Part 2 of Schedule 1 as Tranche A Lenders together with any New Lenders in respect of Tranche A Loans.

      TRANCHE A LOAN means, in respect of a Vessel, all monies advanced to the Borrower by the Tranche A Lenders.

      TRANCHE A MAJORITY LENDERS means, at any time, Tranche A Lenders:

      (a) whose share in the outstanding Tranche A Loans and whose undrawn Commitments in respect of Tranche A Loans then aggregate more than fifty (50) per cent. of the aggregate of all the outstanding Tranche A Loans and the undrawn Commitments in respect of Tranche A Loans of all the Tranche A Lenders;

      (b) if there is no Tranche A Loan then outstanding, whose undrawn Commitments in respect of Tranche A Loans then aggregate more than fifty (50) per cent. of the Total Commitments in respect of Tranche A Loans; or

      (c) if there is no Tranche A Loan then outstanding and the Total Commitments in respect of Tranche A Loans have been reduced to zero, whose Commitments in respect of Tranche A Loans aggregated more than fifty (50) per cent. of the Total Commitments in respect of Tranche A immediately before the reduction.

      TRANCHE A MARGIN means 1.625 per cent. per annum.

      TRANCHE A PRO RATA SHARE means:

      (a) for the purpose of determining a Tranche A Lender's share in a utilisation of the Tranche A Loans, the proportion which its Commitment in respect of Tranche A bears to the Total Commitments in respect of Tranche A; and

      (b)   for any other purpose on a particular date:

            (i) the proportion which a Tranche A Lender's share of the Tranche A Loans (if any) bears to all the Tranche A Loans;

            (ii) if there is no Tranche A Loan outstanding on that date, the proportion which its Commitment in relation to Tranche A bears to the Total Commitments in relation to Tranche A on that date; or

            (iii) if the Total Commitments in relation to Tranche A have been cancelled, the proportion which its Commitment in relation to Tranche A bore to the Total Commitments in relation to Tranche A immediately before being cancelled.

      TRANCHE A REPAYMENT DATE means, in respect of the Tranche A Loans, each of the twenty four (24) quarterly instalment dates as detailed in the Repayment Schedule for the Tranche A Loans, the first such date falling on the Amortisation Commencement Date, and the final such date falling on the relevant Final Maturity Date.

      TRANCHE A REPAYMENT INSTALMENT means in respect of the Tranche A Loans, each instalment of principal which is payable for repayment of the Tranche A Loans in accordance with the Repayment Schedule for the Tranche A Loans.

      TRANCHE B LENDERS means the lenders detailed in Part 2 of Schedule 1 as Tranche B Lenders together with any New Lenders in respect of Tranche B Loans.

      TRANCHE B INTEREST RATE shall have the meaning given to it in Clause 7.1 (Calculation of Interest).

      TRANCHE B LOAN means, in respect of a Vessel, all monies advanced to the Borrower by the Tranche B Lenders.

      TRANCHE B MARGIN means 2.50 per cent. per annum.

      TRANCHE B MAJORITY LENDERS means, at any time, Tranche B Lenders:

      (a) whose share in the outstanding Tranche B Loans and whose undrawn Commitments in respect of Tranche B Loans then aggregate more than fifty (50) per cent. or more of the aggregate of all the outstanding Tranche B Loans and the undrawn Commitments in respect of Tranche B Loans of all the Tranche B Lenders;

      (b) if there is no Tranche B Loan then outstanding, whose undrawn Commitments in respect of Tranche B Loans then aggregate more than fifty (50) per cent. of the Total Commitments in respect of Tranche B Loans; or

      (c) if there is no Tranche B Loan then outstanding and the Total Commitments in respect of Tranche B Loans have been reduced to zero, whose Commitments in respect of Tranche B Loans aggregated more than fifty (50) per cent. of the Total Commitments in respect of Tranche B immediately before the reduction.

      TRANCHE B PRO RATA SHARE means:

      (a) for the purpose of determining a Tranche B Lender's share in a utilisation of Tranche B Loans, the proportion which its commitment in respect of Tranche B bears to the Total Commitments in respect of Tranche B; and

      (b)   for any other purpose on a particular date:

            (i) the proportion which a Tranche B Lender's share of the Tranche B Loans (if any) bears to all the Tranche B Loans;

            (ii) if there is no Tranche B Loan outstanding on that date, the proportion which its Commitments in relation to Tranche B bears to the Total Commitments in relation to Tranche B on that date; or

            (iii) if the Total Commitments in relation to Tranche B have been cancelled, the proportion which its Commitment in relation to Tranche B bore to the Total Commitments in relation to Tranche B before being cancelled.

      TRANCHE B REPAYMENT DATE means, in respect of the Tranche B Loans, each of the twenty (24) quarterly instalment dates as detailed in the Repayment Schedule for the Tranche B Loans, the first such date falling on the Amortisation Commencement Date and the final such date falling on the Final Maturity Date.

      TRANCHE B REPAYMENT INSTALMENT means in respect of the Tranche B Loans, each instalment of principal which is payable for repayment of the Tranche B Loans in accordance with the relevant Repayment Schedule.

      TRANSFER CERTIFICATE means a certificate, substantially in the form of
      Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent and the Borrower may approve or reasonably require or any other form agreed between the Facility Agent and the Borrower.

      TRANSFER DATE shall have the meaning given to it in Clause 30.3(a) (Procedure for transfer by way of novations).

      TRIGGER DATE means the first date following the date of this Agreement on which the ratio of Consolidated Total Indebtedness (as defined in Clause
      17) to the aggregate Market Value of the Vessels is less than 0.60 to 1.00.

      ULTIMATE SHAREHOLDERS means each of First Reserve Fund X, L.P., AMCI Acquisition II, LLC, and Quintana Maritime Partners, L.P. (each an ULTIMATE SHAREHOLDER).

      UNFUNDED CURRENT LIABILITY means, in respect of any Plan, the amount (if any) by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by PBGC for this purpose, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

      UTILISATION DATE means each date on which the Facility or any part thereof is utilised.

      VESSEL 1 means the 73,427 dwt Panamax tanker "Fearless I" more specifically detailed in Part 1 of Schedule 1.

      VESSEL 2 means the 72,873 dwt Panamax tanker "King Coal" more specifically detailed in Part 1 of Schedule 1.

      VESSEL 3 means the 73,670 dwt Panamax tanker "Coal Glory" more specifically detailed in Part 1 of Schedule 1.

      VESSEL 4 means the 72,861 dwt Panamax tanker "Coal Age" more specifically detailed in Part 1 of Schedule 1.

      VESSEL 5 means the 72,861 dwt Panamax tanker " Iron Man" more specifically detailed in Part 1 of Schedule 1.

      VESSEL 6 means the 73,390 dwt Panamax tanker " Linda Leah" more specifically detailed in Part 1 of Schedule 1.

      VESSEL 7 means the 73,390 dwt Panamax tanker "Barbara" more specifically detailed in Part 1 of Schedule 1.

      VESSEL 8 means the 72,861 dwt Panamax tanker "Coal Pride" more specifically detailed in Part 1 of Schedule 1.

      VESSELS means the Vessels detailed in Part 1 of Schedule 1 and VESSEL means any of them.

      VESSEL LOAN 1 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 1 or the principal amount thereof from time to time outstanding under this Agreement.

      VESSEL LOAN 2 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 2 or the principal amount thereof from time to time outstanding under this Agreement.

      VESSEL LOAN 3 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 3 or the principal amount thereof from time to time outstanding under this Agreement.

      VESSEL LOAN 4 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 4 or the principal amount thereof from time to time outstanding under this Agreement.

      VESSEL LOAN 5 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 5 or the principal amount thereof from time to time outstanding under this Agreement.

      VESSEL LOAN 6 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 6 or the principal amount thereof from time to time outstanding under this Agreement.

      VESSEL LOAN 7 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 7 or the principal amount thereof from time to time outstanding under this Agreement.

      VESSEL LOAN 8 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 8 or the principal amount thereof from time to time outstanding under this Agreement.

      VESSEL MANAGEMENT AGREEMENTS means the management agreement(s) entered into or to be entered into between Quintana Management and the Owners together with any subsequent agreements for the management of any one or more of the Vessels entered into by any of the Owners and/or Quintana Management.

      VESSEL MANAGEMENT AGREEMENT ASSIGNMENTS means the assignments of the Vessel Management Agreement(s) to be granted in favour of the Security Trustee by the Owners (and held by the Security Trustee on behalf of itself and the Tranche A Lenders) in the form attached at Appendix 11 together with any and all notices and acknowledgements entered into in connection therewith.

1.2   CONSTRUCTION

(a)   In this Agreement, unless the contrary intention appears, a reference to:

      (i) an AMENDMENT includes a supplement, novation, restatement or re-enactment and AMENDED will be construed accordingly;

            ASSETS includes present and future properties, revenues and rights of every description;

             an AUTHORISATION includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation under Applicable Law;

             DISPOSAL means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and DISPOSE will be construed accordingly;

             INDEBTEDNESS includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

             a PERSON includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality and their successors in title, permitted assigns and permitted transferees;

             a REGULATION includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

      (ii) a currency is a reference to the lawful currency for the time being of the relevant country;

      (iii) a Default being OUTSTANDING means that it has not been cured, remedied or waived;

      (iv) a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

      (v) a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

      (vi) words importing the plural shall include the singular and vice versa;

      (vii) a Finance Document or another document is a reference to that Finance Document or other document as amended; and

      (viii) a time of day is a reference to London time.

(b) Unless the contrary intention appears, a reference to a MONTH or MONTHS is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

      (i) if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

      (ii) if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

      (iii) notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c) Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d) Unless the contrary intention appears or unless the context otherwise permits:

      (i) a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement or the relevant Finance Document;

      (ii) a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

      (iii) any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force in accordance with its terms for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)   Joint and several liability

      (i) All obligations, covenants, representations, warranties and undertakings in or pursuant to the Finance Documents assumed, given, made or entered into by the Obligors shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Obligors jointly and severally.

      (ii) Each of the Obligors agrees that any rights which it may have at any time during the term of the Facility by reason of the performance of its obligations under the Finance Documents to be indemnified by any other Obligor and/or to take the benefit of any security taken by the Facility Agent pursuant to the Finance Documents shall be exercised in such manner and on such terms as the Facility Agent may require or as provided in this Agreement. Each of the Obligors agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Facility Agent absolutely.

      (iii) Each of the Obligors agrees that it will not at any time during the term of the Facility claim any set-off or counterclaim against any other Obligor in respect of any liability owed to it by that other Obligor under or in connection with the Finance Documents, nor prove in competition with any of the Finance Parties in any liquidation of (or analogous proceeding in respect of) any other Obligor in respect of any payment made under the Finance Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Facility Agent for the repayment of the Loans.

(f)   The headings in this Agreement do not affect its interpretation.

2.    FACILITY

2.1   FACILITY AND PURPOSE

      Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in a maximum aggregate amount equal to the total of the Maximum Tranche A Facility Amount and the

      Maximum Tranche B Facility Amount. The term loan facility shall be made available in up to eight Loans, each of which shall be made available to the Borrower. Each Loan shall be capable of being drawn up to the relevant Maximum Available Loan Amount in one Drawing on a Business Day falling within the Availability Period but not on a Business Day which falls before the Delivery Date of the Vessel to which that Loan relates.

2.2   LOANS

      Each Loan may be used only in or towards financing (in part) the acquisition and associated costs and expenses of the Vessel to which it relates or towards repaying any bridge financing which the Borrower has incurred for the purpose of acquiring the Vessels (or any of them).

2.3   NO OBLIGATION TO MONITOR

      No Finance Party is obliged to monitor or verify the utilisation of any Loan.

2.4   NATURE OF A FINANCE PARTY'S RIGHTS AND OBLIGATIONS

      Unless otherwise agreed by all the Finance Parties:

      (a) the obligations of a Finance Party under the Finance Documents are several;

      (b) failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

      (c) no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

      (d) the rights of a Finance Party under the Finance Documents are separate and independent rights;

      (e) a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

      (f) a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.    CONDITIONS PRECEDENT

3.1   CONDITIONS PRECEDENT DOCUMENTS

(a) A Drawing under a Loan will not become due and payable by the Lenders until the Facility Agent has notified the Borrower and the Lenders that it has received all of the documents and evidence set out in Schedule 2 Part 1 (Initial Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Borrower and the Lenders promptly upon being so satisfied.

(b) A Drawing under a Loan will not become due and payable by the Lenders until the Facility Agent has notified the Borrower and the Lenders that it has received all of the documents and evidence set out in Schedule 2 Part 2 (Delivery Date Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Borrower and the Lenders promptly upon being so satisfied.

3.2   FURTHER CONDITIONS PRECEDENT

      The obligations of each Lender to advance any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

      (a) the representations made under Clause 15 are correct in all material respects; and

      (b)   no Default is outstanding or would result from the Drawing.

3.3   CONDITIONS SUBSEQUENT

      The Borrower undertakes to deliver or cause to be delivered to the Facility Agent in accordance with the time periods specified in Schedule 2, Part 3, the additional documents listed in Schedule 2, Part 3.

4.    UTILISATION

4.1   GIVING OF REQUESTS

(a) The Borrower may borrow each Loan by giving to the Facility Agent a duly completed Request in respect of the Drawing under that Loan.

(b) Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m., London time, three Business Days prior to the proposed date for the borrowing.

(c)   Each Request is irrevocable.

4.2   COMPLETION OF REQUESTS

      A Request for the Drawing under a Loan will not be regarded as having been duly completed unless:

      (a)   the Utilisation Date complies with the provisions of Clause 2.1.

      (b) in respect of the Drawing under a Loan, it is in an amount not exceeding the Maximum Available Loan Amount;

      (c) it requests that the amount of the Drawing shall be drawn pro rata between the Tranche A Loan and the Tranche B Loan;

      (d) the amount requested for the Drawing, does not exceed, when aggregated with the amounts drawndown or to be drawndown under any other Requests issued for drawdown on the proposed Utilisation Date, the undrawn amount of the Total Commitment on the proposed Utilisation Date; and

      (e)   the proposed Term complies with this Agreement.

      Only one Drawing may be requested in a Request.

4.3   ADVANCE OF LOANS

(a) The Facility Agent must promptly and in any event one (1) Business Day before the Rate Fixing Day notify each Lender of the details of the requested Drawing and the amount of its share in that Drawing.

(b) The amount of each Lender's share of the Loan will be its Tranche A Pro Rata Share and/or Tranche B Pro Rata Share, on the proposed Utilisation Date.

(c) No Lender is obliged to participate in a Drawing if, as a result, its share in the Loans would exceed its Commitment.

(d) If the conditions set out in this Agreement have been met, each Lender must make its share in the Drawing available by the Utilisation Date through its Facility Office.

5.    REPAYMENT

      REPAYMENT OF THE LOANS

      (a) The Borrower must repay the Loans to the Facility Agent on each Repayment Date in accordance with the relevant Repayment Schedule. Each Repayment Instalment will be applied by the Facility Agent amongst the Loans pro rata against the principal amounts outstanding in respect of each Loan.

      (b) The Facility Agent shall notify the Borrower and the Lenders of any change in the amount or the timing of any Repayment Instalment, as soon as practicable after the Delivery Date for each Vessel. In the event of any such notification, the Facility Agent shall replace the relevant Repayment Schedule attached at Schedule 6 with a new Repayment Schedule reflecting the correct Repayment Instalments and the correct Repayment Dates and promptly provide a copy thereof to the Borrower and the Lenders. To the extent that such change results from a reduction in the principal amount of the Loans from that assumed when the then current Repayment Schedule was produced, any such reduction shall be applied pro rata against the Repayment Instalments.

      (c) In any event, each Loan shall be repaid in full on the Final Maturity Date.

6.    PREPAYMENT AND CANCELLATION

6.1   MANDATORY PREPAYMENT - ILLEGALITY

(a) If it becomes, or to the knowledge of any Lender is to become, unlawful in any relevant jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or a Finance Document or to fund or maintain its share in one or more of the Loans (the EVENT OF ILLEGALITY), that Lender shall notify the Facility Agent and the Owners.

(b) After notification under paragraph (a) above, the Borrower and that Lender shall thereafter consult with each other in good faith for a period of thirty (30) days or in the event that the Event of Illegality takes effect before the expiration of thirty (30) days, for the maximum number of days available before the Event of Illegality takes effect with a view to restructuring the Facility in such a way as to avoid the effect of the Event of Illegality.

(c) If agreement cannot be reached between the parties within the period specified in paragraph (b) above, the Borrower shall repay the share of that Lender in the relevant Loan or Loans on the date specified in paragraph (d) below and the Commitment of that Lender will be immediately cancelled.

(d) The date for repayment of a Lender's share in a Loan or Loans will be the earlier of:

      (i)   the last day of the current Term of that Loan; and

      (ii) the date specified by that Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by Applicable Law).

6.2   MANDATORY PREPAYMENT - SALE OR TOTAL LOSS OF A VESSEL

(a) The Borrower shall be obliged to apply against the Loans outstanding, the entire sale or total loss proceeds (as the case may be) for a Vessel in the following circumstances and at the following times, to be applied by the Facility Agent:

      (i) if that Vessel is sold, on or before the date on which the sale is completed by delivery of that Vessel to a buyer; and

      (ii) if there is a Total Loss, on the earlier of the date falling one hundred and twenty (120) days after the occurrence of the relevant event of Total Loss and the date of receipt by the Facility Agent of the proceeds of insurance relating to such Total Loss, or, in the event that there has been no application by the 120th day referred to above but the collateral maintenance ratio set forth in Clause
            17.6 (Collateral Maintenance) is deemed by the Facility Agent to be met on such date, on the earlier of the date falling one hundred and eighty (180) days after the occurrence of the relevant event of Total Loss and the date of receipt by the Facility Agent of the proceeds of insurance relating to such Total Loss.

(b) The Facility Agent shall apply the prepayment referred to in Clause 6.2(a) in accordance with Clause 8.2 of the Subordination Deed.

6.3   MANDATORY PREPAYMENT - ADDITIONAL CIRCUMSTANCES

(a) The Borrower shall be obliged to apply Available Cash to repay amounts then outstanding under the Loans in the following circumstances and at the following times (to be applied, in each case, pro rata against Tranche A Loans and Tranche B Loans and, in the case of each Tranche, pro rata against the Repayment Instalments):

      (i) during the Primary Period, on each Repayment Date, the first such payment being made on the Amortisation Commencement Date; and

      (ii) during the period commencing at the end of the Primary Period and ending on the Final Maturity Date, on each Repayment Date, provided always that in the event that the shares in the Borrower are the subject of an IPO which results in the Loans being partially prepaid in accordance with Clause 6.3(b) by at least one hundred million Dollars (US $100,000,000), then, notwithstanding this Clause 6.3(a) the Borrower shall have no obligation to apply Available Cash in the manner described in this Clause 6.3(a).

(b) The Borrower shall be obliged to apply any cash proceeds of any IPO received by the Borrower (net of all costs and expenses incurred by the Group in connection with such IPO) as follows:

      (i) first, the first fifty million Dollars (US$50,000,000) of such net cash proceeds shall be applied to prepay the Loans (the INITIAL IPO REPAYMENT); and

      (ii) secondly, fifty (50) per cent. of the net cash proceeds in excess of the Initial IPO Repayment, shall be applied to prepay each of the Loans,

      in the case of (i) above, to be applied equally against Tranche A Loans and Tranche B Loans and, in the case of Tranche A, against Repayment Instalments in inverse order of maturity, and in the case of Tranche B, against Repayment Instalments in order of maturity and in the case of (ii) above, pro rata against the aggregate amounts outstanding under the Tranche A Loans and the Tranche B Loans, and pro rata against Repayment Instalments of each.

(c) In the event that the shares in the Borrower are not the subject of an IPO which results in the Loans being partially prepaid by at least fifty million Dollars (US $50,000,000) within twelve (12) months of the date of this Agreement (the EQUITY PERIOD), the Borrower shall, after the expiry of the Equity Period, partially prepay the Loans by paying to the Facility Agent the sum of twenty-five million Dollars (US$25,000,000) (the EQUITY PAYMENT). The Borrower acknowledges and agrees to procure that the Equity Payment is funded either (i) through the provision by the Ultimate Shareholders of further equity contributions contributed on a several basis by the Ultimate Shareholders in the proportions set out in the Equity Claw Agreement, either from their own funds or from funds procured from third parties unconnected with the Borrower, or (ii) by Quintana or the Borrower raising financing (either debt or equity) which, if such financing is raised by the Borrower, is fully subordinated to the Loans on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders). The Equity Payment shall be applied by the Facility Agent against Tranche B Loans, first against the second Tranche B Repayment Instalment and any surplus to be applied against remaining Repayment Instalments in inverse order of maturity. For the avoidance of doubt, such Equity Payment shall be reduced to the extent that the Tranche B Loans have been repaid from the proceeds of an IPO and shall not be required to be made if such repayment, in aggregate, is in an amount equivalent to the Equity Payment, and is made during the Equity Period. The payment due from the Borrower under this Clause 6.3(c) shall, once paid, satisfy the second Tranche B Repayment Instalment which falls due twelve (12) months from the date of this Agreement.

(d) In the event that the actual aggregate charter rates for the Vessels (determined within fifteen (15) days of the date on which the Vessel Loan 8 is made) do not meet or exceed the aggregate of the Predicted Charter Rates, the Borrower shall, in addition to, and at the same time as, paying the Equity Payment pursuant to Clause 6.3(c), partially prepay the Loans by paying to the Facility Agent an amount equal to the present value (determined using a discount rate of five (5) per cent per annum.) of the projected cash flow shortfall arising from the difference between the aggregate actual charter rates for the Vessels and the aggregate of the Predicted Charter Rates, subject to a maximum figure of twenty-five million Dollars (US$25,000,000) (the CHARTER SHORTFALL PAYMENT). The Charter Shortfall Payment shall be applied by the Facility Agent against Tranche A Loans, against Tranche A Repayment Instalments in inverse order of maturity. The Borrower acknowledges and agrees to procure that the Charter Shortfall Payment is funded either (i) through the provision by the Ultimate Shareholders of further equity contributions contributed on a several basis by the Ultimate Shareholders in the proportions set out in the Equity Claw Agreement, either from their own funds or from funds procured from third parties unconnected with the Borrower, or (ii) by Quintana or the Borrower raising financing (either debt or equity) which, if such financing is raised by the Borrower, is fully subordinated to the Loans on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders). For the avoidance of doubt, the Charter Shortfall Payment shall not be payable to the extent that the Facility is made available by way of a single tranche following the giving of a combination notice pursuant to Clause 28 (Changes to Tranche A and Tranche B), nor shall it be payable unless the Equity Payment is also payable.

(e) In the event that the Borrower receives from the Ultimate Shareholders (or any of them) sums in respect of the Equity Claw Agreement, the Borrower shall forthwith transfer such sums to the Security Trustee in order to reduce or, as the case may be, discharge its obligations under this Clause 6.3.

6.4   MANDATORY PREPAYMENT - CHANGE OF CONTROL

(a) The Obligors must promptly notify the Facility Agent if any of them becomes aware of a Change of Control.

(b) After notification under paragraph (a) above or if the Facility Agent otherwise becomes aware of the same, the Facility Agent may (acting on the instructions of the Tranche A Majority Lenders), by notice to the Lenders and the Owners:

      (i)   cancel the Facility; and

      (ii) declare all outstanding Loans to be promptly, and in any event within 60 days of such declaration, due and payable.

      Any such notice will take effect in accordance with its terms.

6.5   VOLUNTARY PREPAYMENT

      The Borrower shall be entitled to make a voluntary prepayment of the Loans in whole or in part provided that:

      (a) a prepayment must be in a minimum amount of two million Dollars (US$2,000,000) and in multiples of one million Dollars (US$1,000,000); and

      (b) the Borrower gives not less than three (3) Business Days prior notice to the Facility Agent; and

      (c) where such prepayment occurs on a day other than the last Business Day of the Term, the Borrower pays any Break Costs arising from the prepayment.

      Any such prepayment shall be applied to reduce Tranche A Loans and Tranche B Loans on a pro rata basis applied (in each case) against Repayment Instalments pro rata across such instalments.

6.6   AUTOMATIC CANCELLATION

(a) The Commitment of each of the Lenders, in respect of a Loan, will be automatically cancelled in the following circumstances:

      (i)   at the end of the Availability Period; or

      (ii) at the close of business on the Delivery Date following the advance of the relevant Drawing; or

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

      (iii) if the Memorandum of Agreement relating to that Vessel is terminated, on the date of its termination,

      provided that in the event that a Memorandum of Agreement terminates, the Borrower will have the option, exercisable within fifteen (15) Business Days of the Memorandum of Agreement terminating, to substitute a vessel, such vessel to be acceptable to the Facility Agent (acting on the instructions of the Lenders, such instructions to be provided by the Lenders acting reasonably) and, in such event, the Commitments of the Lenders shall be restored.

6.7   VOLUNTARY PREPAYMENT AND CANCELLATION

(a) If the Borrower is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Borrower may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)   After notification under paragraph (a) above:

      (i) the Borrower must repay or prepay that Lender's share in each Loan made to it on the date specified in paragraph (c) below; and

      (ii)  the Commitment of that Lender will be immediately cancelled.

(c) The date for repayment or prepayment of a Lender's share in a Loan(s) will be the last Business Day of the current Term for the relevant Loan or, if earlier, the date specified by the Borrower in the notice delivered to the Facility Agent.

(d) In the event that the Borrower voluntarily prepays or cancels any part of the Loans in accordance with this Clause 6.7 (Voluntary prepayment and cancellation), the Facility Agent shall replace the relevant Repayment Schedule attached at Schedule 6 with a new Repayment Schedule reflecting the correct Repayment Instalments and correct Repayment Dates and promptly provide a copy thereof to the Borrower and the Lenders.

6.8   PARTIAL PREPAYMENT OF LOANS

(a) Except where this Clause 6 expressly provides otherwise any partial prepayment of the Loans will be applied against the remaining Repayment Instalments in respect of the Loans in inverse order of maturity, on a pro rata basis, and shall be applied in accordance with the terms of the notice provided to the relevant Lenders pursuant to Clause 6.5.

(b) Upon any such partial prepayment, the Facility Agent shall replace the relevant Repayment Schedule attached at Schedule 6 with a new Repayment Schedule reflecting the correct Repayment Instalments and promptly provide a copy thereof to the Borrower and to the Lenders.

(c) No amount of the Loans prepaid under this Agreement may subsequently be re-borrowed.

6.9   MISCELLANEOUS PROVISIONS

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s).

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

(b) All prepayments under this Agreement must be made with accrued interest on the amount prepaid. All prepayments shall also be subject to Break Costs in respect of any amounts prepaid to the Lenders.

(c) No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

7.    INTEREST

7.1   CALCULATION OF INTEREST

(a)   The rate of interest on each Loan for each Term shall be:

      (i) in respect of a Tranche A Loan, the percentage rate per annum equal to the aggregate of:

            (A)   LIBOR; and

            (B)   Tranche A Margin; and

            (C)   Mandatory Cost (together, the TRANCHE A INTEREST RATE); and

      (ii) in respect of a Tranche B Loan, the percentage rate per annum equal to the aggregate of:

            (A)   LIBOR; and

            (B)   Tranche B Margin; and

            (C)   Mandatory Cost (together, the TRANCHE B INTEREST RATE).

(b) Interest shall be calculated by reference to the actual number of days elapsed and on the basis of a year of 360 days. Interest shall accrue from and including the first day of each Term to but excluding the last day of such Term.

7.2   PAYMENT OF INTEREST

      Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on each Loan on the last Business Day of each Term.

7.3   INTEREST ON OVERDUE AMOUNTS

(a) If the Borrower fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b) If the overdue amount is a principal amount of a Tranche A Loan or is an amount accruing in respect of interest on a Tranche A Loan and becomes due and payable prior to the last day of its current Term, then:

      (i) the first Term for that overdue amount will be the unexpired portion of that Term and the rate of interest on the overdue amount for that first Term will be two (2) per cent. per annum above the Tranche A Interest Rate; and

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

      (ii) thereafter, any subsequent Terms for that overdue amount shall be selected by the Facility Agent (acting on the instructions of the Tranche A Lenders, acting reasonably) who may select successive Terms of any duration of up to six (6) months, and the rate of interest on the overdue amount for those Terms will be two (2) per cent. per annum above the Tranche A Interest Rate.

(c) If the overdue amount is a principal amount of a Tranche B Loan or is an amount accruing in respect of interest on a Tranche B Loan and becomes due and payable prior to the last day of its current Term, then:

      (i) the first Term for that overdue amount will be the unexpired portion of that Term and the rate of interest on the overdue amount for that first Term will be two (2) per cent. per annum above the Tranche B Interest Rate; and

      (ii) thereafter, any subsequent Terms for that overdue amount shall be selected by the Facility Agent (acting on the instructions of the Tranche B Lenders, acting reasonably) who may select successive Terms of any duration of up to six (6) months, and the rate of interest on the overdue amount for those Terms will be two per cent. per annum above the Tranche B Interest Rate.

(d) In respect of any amounts outstanding other than in accordance with paragraph (b) and (c) above, interest on such overdue amount is payable at a rate determined by the Facility Agent to be two and a half (2.5) per cent. per annum above the Facility Agent's Prime Rate and the Facility Agent shall be entitled to compound any accrued but unpaid interest on a quarterly basis.

(e) Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

7.4   NOTIFICATION OF RATES OF INTEREST

      The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.    TERMS

8.1   SELECTION

(a)   Each Loan has successive Terms.

(b) The Borrower must select the first Term for a Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one (1) Business Day before the Rate Fixing Day for that Term. Each Term for a Loan will start on its Utilisation Date or on the expiry of its preceding Term. If the Borrower fails to select a Term for an outstanding Loan under this paragraph (b), that Term will, subject to the other provisions of this Clause, be three
      (3) months.

(c) Each Term shall be of a period of one (1), two (2), three (3) or six (6) months or, to the extent available and agreed by all Lenders, nine (9) or twelve (12) months subject always to the provisions of Clauses 8.1(d), 8.2, 8.3 and 8.4. When making an election in respect of the Term of a Loan, the Borrower must make the same election in respect of all of the Loans then outstanding.

(d)   Notwithstanding the provisions of Clause 8.1(c), prior to the earlier of
      (i) ninety (90) days after the date of this Agreement and (ii) the date on which the Arranger shall determine in its sole discretion that the

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

      primary syndication of the Facility has been completed, each Term shall be for a period of one (1) month.

8.2   NO OVERRUNNING 30TH SEPTEMBER, 2005

      If a Term commencing prior to 30th September, 2005 would otherwise overrun 30th September, 2005, it will be shortened so that it ends on or before 30th September, 2005 and each subsequent Term shall commence on the last day of the previous Term and end on a Repayment Date.

8.3   NO OVERRUNNING THE FINAL MATURITY DATE

      If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

8.4   OTHER ADJUSTMENTS

      The Facility Agent and the Borrower may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

9.    MARKET DISRUPTION

9.1   FAILURE OF THE REFERENCE BANK TO SUPPLY A RATE

      If LIBOR is to be calculated by reference to the Reference Banks but if the Reference Banks are unable to supply a rate by 12.00 p.m. on the Rate Fixing Day, the applicable LIBOR will be calculated in accordance with Clause 9.2.

9.2   MARKET DISRUPTION

(a)   A market disruption event shall arise where,

      (i) no, or, following the end of the primary syndication, only one, Reference Bank supplies a rate by 12.00 p.m. on the Rate Fixing Day; or

      (ii) the Facility Agent receives by close of business on the Rate Fixing Day notification from any Lender or Lenders whose aggregate shares in the relevant Loan exceed forty (40) per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.

(b) The Facility Agent must promptly notify the Borrower and the Lenders of a market disruption event.

(c) After notification under paragraph (b) above, the rate of interest on the affected Loan for the relevant Term will be the aggregate of the applicable:

      (i)   the Tranche A Margin or the Tranche B Margin (as the case may be);
            and

      (ii) the rate notified to the Facility Agent by those Lenders as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to those Lenders of funding the Tranche B Loan or the Tranche A Loan from whatever source it may reasonably select; and

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

      (iii) Mandatory Cost.

9.3   ALTERNATIVE BASIS OF INTEREST OR FUNDING

(a) If a market disruption event occurs and the Facility Agent or the Borrower so require, the Borrower and the Facility Agent must enter into negotiations for a period of not more than thirty (30) days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b) Any alternative basis agreed will be with the prior written consent of all the Lenders, binding on all the Parties hereto.

10.   TAXES

10.1  TAX GROSS-UP

(a) Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by an Applicable Law.

(b) If a Tax Deduction is required by an Applicable Law to be made by an Obligor or, as the case may be the Facility Agent, then, except as otherwise provided in a Finance Document, the amount of the payment due from the Obligor under the Finance Documents will be increased, or as the case may be the Obligor shall make an additional payment, so that the amount (after making the Tax Deduction) received by the recipient is equal to the payment which would have been due if no Tax Deduction had been required.

(c) If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by the Applicable Law.

(d) Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party, an original receipt (or other evidence thereof) reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

10.2  TAX INDEMNITY

      Without prejudice to the provisions of Clause 10.1 (Tax Gross Up), and except as otherwise provided in a Finance Document if any Lender or the Facility Agent or the Security Trustee is required to make any payment on account of Tax solely as a result of its entry into any Finance Document (not being a Tax imposed on the net income of any of the foregoing or its Facility Office by the jurisdiction in which it is incorporated or managed and controlled or was formerly incorporated or managed and controlled (save where such incorporation, or, as the case may be, management or control would not have arisen but for the entry by any Lender, the Facility Agent or the Security Trustee into the Finance Documents and/or the location of any Vessel in that jurisdiction), the jurisdiction or in which its Facility Office is presently or was formerly located or on the capital of that Lender employed in such jurisdiction or jurisdictions) on any sum received or receivable under the Finance Documents (including, without limitation, any sum received or receivable under this Clause 10.2) or any liability in respect of any such payment is asserted, imposed, levied or assessed against a Lender or the Facility Agent or the Security Trustee, the relevant

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

      Obligor shall, upon demand of the Facility Agent promptly indemnify that Lender or the Facility Agent or the Security Trustee against such payment or liability, together with any expenses payable or incurred in connection therewith.

10.3  TAX CREDIT

      If an Obligor makes a Tax Payment and the relevant Finance Party determines in its absolute discretion that:

      (a) a Tax Credit is attributable to that Tax Payment (or is attributable to the Tax Deduction or payment that gave rise to such Tax Payment); and

      (b) that Finance Party or an Affiliate has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

      the Finance Party shall pay an amount to the Obligor which that Finance Party determines in its absolute discretion will leave it (after that payment) in the same after-Tax position as it would have been in, had the Tax Payment not been made by the Obligor.

10.4  CONFIDENTIALITY OF TAX AFFAIRS

      If a Lender intends to make a claim pursuant to Clause 10.2 (Tax Indemnity) it shall, as soon as reasonably practicable after becoming aware that it may be entitled to make a claim under Clause 10.2, notify the Facility Agent of the event by reason of which it is entitled to do so, provided that nothing herein shall require that Lender to disclose any confidential information relating to the organisation of its affairs.

10.5  STAMP TAXES

      The Borrower must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable by a Finance Party in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with entering into a Transfer Certificate.

10.6  VALUE ADDED TAXES

      Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable and required to be collected by a Finance Party, the Obligor must pay to the relevant Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

10.7  TAX FORMS

(a) On or prior to the date of its execution and delivery of this Agreement in the case of the Original Lender and on or prior to the Transfer Date pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by an Obligor or the Facility Agent (but only so long as such Lender remains lawfully able to do so), each Lender and each other Finance Party shall provide each of the Obligor and the Facility Agent with any Tax Forms reasonably demanded by such Obligor or Facility Agent, with any such Tax Form to be accurate and completed in a manner reasonably satisfactory to the requesting party and to be executed and to be delivered with any reasonably required certification.

(b) Notwithstanding Clauses 10.1 and 10.2, to the extent a Tax Deduction or payment in respect of Tax would not have been due as a result of a payment hereunder or pursuant to any Finance Document but for the failure of any Lender or other Finance Party to provide a complete and accurate Tax Form required to be provided pursuant to this Clause 10.7, then to such extent no Obligor shall be required to make a Tax Payment otherwise required under Clauses 10.1 or 10.2; provided, however, that should a Lender or other Finance Party become subject to a Tax Deduction or payment in respect of Tax because of its failure to deliver a Tax Form required hereunder, the Obligor shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Tax Deduction or payment in respect of Tax.

11.   INCREASED COSTS

11.1  INCREASED COSTS

      Except as provided below in this Clause 11, the Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party its Subsidiaries or Affiliates as a result of:

      (a) the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

      (b)   compliance with any law or regulation,

      made after the date of this Agreement.

11.2  EXCEPTIONS

      The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

      (a) compensated for under another Clause or would have been but for an exception to that Clause;

      (b) a Tax on the overall net income of the relevant Finance Party or its Facility Office or any of its Subsidiaries, or Affiliates; or

      (c) attributable to the relevant Finance Party or any of its Subsidiaries, or any of its Affiliates, wilfully failing to comply with any law or regulation.

11.3  CLAIMS

      If a Finance Party intends to make a claim for an Increased Cost it must notify the Borrower promptly of the circumstances giving rise to, and the amount of, the claim.

11.4  MITIGATION

(a) Each Finance Party must, in consultation with the Borrower, use its best endeavours to mitigate any circumstances which arise and which result or would result in any Increased Cost being payable to that Finance Party.

(b) The Borrower must indemnify that Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under Clause 11.4(a) above.

(c) A Finance Party is not obliged to take any step under this subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

12.   RESERVE, CHARTER AND OPERATING ACCOUNTS

12.1  MAINTENANCE OF ACCOUNTS

      The Borrower shall maintain the Reserve Account and shall procure that Quintana Management shall maintain the Operating Account and each of the Owners shall maintain their respective Charter Accounts with the relevant Account Bank until the Final Maturity Date, free of Security Interests (other than Permitted Security Interests) and rights of set-off other than as created by or pursuant to the Security Documents.

      The Borrower shall procure that Quintana Management and each Owner procure that all Earnings and any Requisition Compensation for the relevant Vessel are paid by the relevant Charterer or other third party payer directly into the relevant Owner's Charter Account.

12.2  TRANSFERS TO OPERATING ACCOUNT

      The Borrower shall procure that, upon receipt by the Owners into the respective Charter Accounts of any amounts representing Earnings or Requisition Compensation for the relevant Vessel, the relevant Owner transfers from the relevant Charter Account to the Operating Account, and irrevocably authorises the Facility Agent to instruct the relevant Account Bank to transfer from the relevant Charter Account to the Operating Account, all sums then standing to the credit of the Charter Accounts, such transfer to take place in any event not less than twice every calendar month whilst the relevant Vessel is under charter.

12.3  TRANSFERS TO RESERVE ACCOUNT

(a) From 1st October, 2005 until the occurrence of an IPO, the Borrower shall procure that, on the last Business Day of each month, there is transferred from the Operating Account (an EARNINGS TRANSFER DATE), and irrevocably authorises the Facility Agent to instruct the relevant Account Bank to transfer from the Operating Account to the Reserve Account, all amounts standing to the credit of the Operating Account after deduction of:

      (i)   Operating Expenses due and payable during the next thirty (30) days;
            and

      (ii) for each Earnings Transfer Date that has occurred since 1st October, 2005 or if later, since the last anniversary of 1st October, 2005, an amount equal to one-twelfth of the annual dividend permitted in accordance with Clause 18.31 (Dividends) provided always that on any Earnings Transfer Date not more than one half of the annual dividend so permitted may be deducted.

(b) In respect of the Loans, following the occurrence of an IPO, the Borrower shall procure that there is transferred from the Operating Account on the last Business Day of each month (an EARNINGS TRANSFER DATE), and irrevocably authorises the Facility Agent to instruct the Account Bank to transfer from the Operating Account to the Reserve Account, after deduction of Operating Expenses due and payable during the next thirty
      (30) days, an amount calculated in accordance with the following formula:

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

            a     =   (A x n/N) + (A1 x n1/N1)

            where:

            a  =  the relevant amount of the Earnings and/or, as the case may be, Requisition Compensation to be transferred to the Reserve Account out of the Operating Account in respect of the Loans;

            A  =  the amount required to repay the principal instalment repayable on the next Repayment Date in respect of the Loans;

            n  =  the actual number of days elapsed from (and including) the immediately preceding Earnings Transfer Date in the Retention Period or, where there is no preceding Earnings Transfer Date in a Retention Period, the first day of the Retention Period, up to (but excluding) the Earnings Transfer Date;

            N  =  the number of days in a Retention Period;

            A1 = the amount required to pay the interest repayable at the end of the then current Term in respect of the Loans;

            n1 = the actual number of days elapsed from (and) including the immediately preceding Earnings Transfer Date in the current Terms (or, if there is no Earnings Transfer Date in the current Terms the first day of the current Terms) up to (but excluding) that Earnings Transfer Date; and

            N1 = the number of days from the end of the last Terms in respect of the Loans to the end of the then current Terms in respect of the Loans.

            PROVIDED ALWAYS that on the last Earnings Transfer Date for a Retention Period or a Term, if there remains a shortfall on the last day of a Retention Period or a Term, there shall be transferred to the Reserve Account out of the Operating Account an amount (taking into account the existing balance of the Reserve Account) required to repay the principal and interest (in the case of a Retention Period and interest in the case of a Term) payable in respect of the Loans on the next Repayment Date or, as the case may be, the last day of the current Term for the Loans or, as the case may be, the Final Maturity Date in full.

(c) Any sums remaining in the Operating Account following the payment of Operating Expenses and the transfer of funds to the Reserve Account in accordance with Clause 12.3 (a) or (b) may be used by the Borrower to pay a pro rata share of dividends, provided that such dividends shall only be paid to the extent and at the times that they are permitted in accordance with the provisions of Clause 18.31.

12.4  ADDITIONAL PAYMENTS TO RESERVE ACCOUNT

      If for any reason the amount standing to the credit of the Operating Account on an Earnings Transfer Date shall be insufficient to make any transfer to the Reserve Account required by Clause 12.3, the Borrower shall, without demand, procure that there is credited to the Reserve Account, within five (5) Business Days of the date on which the relevant amount would have been transferred from the Operating Account, an amount equal to the amount of the shortfall provided that a failure to transfer the amounts required pursuant to Clause 12.3 (other than the transfer required pursuant to the proviso to Clause

      12.3(b)) shall not be deemed to be an Event of Default (for the avoidance of doubt, it is acknowledged by the Borrower that a failure to effect the transfer referred to in the proviso to Clause 12.3(b) shall be a payment Event of Default falling within Clause 20.2).

12.5  APPLICATION OF RESERVE ACCOUNT

      The Borrower shall procure that a transfer is made from the Reserve Account to the Facility Agent in respect of each Loan:

      (a) on each Repayment Date for that Loan, of the amount of the Repayment Instalment for that Loan then due; and

      (b) on the last day of each Term of that Loan, of an aggregate amount equal to the amount of interest calculated in accordance with Clause 7.1(a)(i) then due on that Loan.

      On each day that the Borrower is required to make a payment under Clause 6.3(a), the Borrower shall procure that a transfer is made from the Reserve Account to satisfy such payment obligations.

12.6  BORROWER'S OBLIGATIONS NOT AFFECTED

      If for any reason the amount standing to the credit of the Reserve Account shall be insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

12.7  RESTRICTION ON WITHDRAWAL

      During the term of the Facility, each of the Borrower, Quintana Management and the Owners shall only be permitted to withdraw sums from the Operating Account, the Charter Accounts and the Reserve Account in accordance with the provisions of this Clause 12.

12.8  RELEASE OF MONIES FROM THE OPERATING ACCOUNT

      At any time during the term of the Facility, Quintana Management shall be entitled to transfer amounts standing to the credit of the Operating Account in order to pay:

      (a)   Operating Expenses incurred; and

      (b)   dividends permitted in accordance with Clause 18.31.

13.   PAYMENTS

13.1  PLACE

(a) Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account no. 10963054 with Citibank, N.A., New York or such other account in the United States of America as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

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

(b) Notwithstanding paragraph (a) above, any payment to be made under the Finance Documents by the Facility Agent to a Lender shall be made in accordance with that Lender's Standing Payment Instruction.

13.2  FUNDS

      Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

13.3  DISTRIBUTION

(a) The Facility Agent or the Security Trustee may apply any amount received by it from any of the Obligors in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligors under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(b) Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

(c)   For the purposes of this Clause 13 STANDING PAYMENT INSTRUCTION means:

      (i) in relation to a Lender which is a Lender on the date of this Agreement, payment instructions set below the name of that Lender in
            Schedule 8; or

      (ii) in relation to a Lender which becomes a Lender after the date of this Agreement, payment instructions set out in the Transfer Certificate to which that Lender is a party,

      or such other payment instructions the Lender may notify to the Facility Agent by not less than five (5) Business Days' notice.

(d) If, upon receipt by the Facility Agent of any amount due from any of the Obligors in or towards payment of any amount due to the Finance Parties under the Finance Documents, the Facility Agent fails to make such payment on the date of receipt for value on that date (or, if due to technical reasons it is impossible for the Facility Agent to make such payment on and for value on the date of receipt, on and for value on the next Business Day) then it shall pay to such Finance Party or Finance Parties that overdue amount with interest from the due date up to the date of actual payment and value, both before, on and after judgment. The rate to be applied in respect of such overdue amount shall be calculated at the Facility Agent's internally derived overnight LIBID rate.

13.4  CURRENCY

      All amounts payable under the Finance Documents are payable in Dollars provided always that amounts payable in respect of costs and expenses are payable in the currency in which those costs and expenses are incurred.

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13.5  NO SET-OFF OR COUNTERCLAIM

      All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

13.6  BUSINESS DAYS

(a) If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

13.7  PAYMENTS

(a) If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, then, except to the extent otherwise provided in any Finance Document all the proceeds of the enforcement of the security conferred by the Security Agreements, shall be applied by the Administrative Party towards the obligations of the Obligors under the Finance Documents as set out in the Subordination Deed.

(b)   This Subclause will override any appropriation made by an Obligor.

13.8  TIMING OF PAYMENTS

      If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

14.   GUARANTEE AND INDEMNITY

14.1  GUARANTEE AND INDEMNITY

      Each of the Guarantors irrevocably, unconditionally and jointly and severally:

      (a) as principal obligor guarantees to each Finance Party punctual performance by the Borrower of all its obligations under the Finance Documents;

      (b) undertakes with each Finance Party that, whenever the Borrower does not pay any amount when due under any Finance Document, such Guarantor must immediately on demand by the Facility Agent pay that amount as if they were the principal obligor; and

      (c) indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party (i) if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal or (ii) by operation of law. The amount of the loss or liability under this indemnity will be equal to the amount that Finance Party would otherwise have been entitled to recover.

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14.2  CONTINUING GUARANTEE

      This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

14.3  REINSTATEMENT

(a) If any discharge (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantors under this Clause 14 will continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.4  WAIVER OF DEFENCES

      The obligations of the Guarantors under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 14 (whether or not known to it or any Finance Party). This includes:

      (a)   any time or waiver granted to, or composition with, any person;

      (b) any release of any person under the terms of any composition or arrangement;

      (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

      (d) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

      (e) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

      (f) any amendment (however fundamental) of a Finance Document or any other document or security; or

      (g) any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

14.5  IMMEDIATE RECOURSE

      Each of the Guarantors waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantors under this Clause.

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14.6  APPROPRIATIONS

      Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

      (a)   without affecting the liability of the Guarantors under this Clause:

            (i) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts; or

            (ii) apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

      (b) hold in an interest-bearing suspense account any moneys received from the Guarantors or on account of each of the Guarantors' liability under this Clause.

14.7  NON-COMPETITION

      Unless:

      (a) all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

      (b)   the Facility Agent otherwise directs,

      the Guarantors shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

      (i) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

      (ii) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantors' liability under this Clause;

      (iii) claim, rank, prove or vote as a creditor of any of the Obligors or its estate in competition with the Lender; or

      (iv) receive, claim or have the benefit of any payment, distribution or security from or on account of any of the Obligors, or exercise any right of set-off as against any of the Obligors.

      The Guarantors must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by either of them contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

14.8  ADDITIONAL SECURITY

      This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

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15.   REPRESENTATIONS

15.1  REPRESENTATIONS

      The representations set out in this Clause are made, unless otherwise stated, by each of the Obligors or (if it so states) any one of them to the Finance Parties.

15.2  STATUS

(a) With respect to the Borrower it is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation and with respect to each of the Guarantors it is a limited liability company, duly formed and validly existing under the laws of its jurisdiction of formation.

(b) It and each of its Subsidiaries, if any, has the power to own its assets and carry on its business as it is being conducted.

(c) With respect to the Borrower and each of the Guarantors, it is directly wholly owned by the Shareholder other than, in the case of the Borrower, following an IPO or a Permitted Sale.

(d) With respect to Quintana, it is directly owned by the Shareholder, and the Shareholder holds (subject to the occurrence of a Permitted Sale) at least ninety-six (96) per cent. of its issued share capital.

15.3  POWERS AND AUTHORITY

      It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

15.4  LEGAL VALIDITY

      Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

15.5  NON-CONFLICT

      The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:

      (a)   any law or regulation applicable to it;

      (b)   its or any of its Subsidiaries' constitutional documents; or

      (c) any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries' assets.

15.6  NO DEFAULT

(a) No Default is outstanding or will result from the execution of, or the performance by it of any transaction contemplated by, any Finance Document; and

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

(b) No other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries' assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

15.7  AUTHORISATIONS

      Except for the registration of:

      (a) the Mortgages and the Junior Mortgages and the relevant Vessel at the Marshall Islands Ships Registry;

      (b)   any relevant Security Agreement under the Companies Act 1985,

      all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

15.8  FINANCIAL STATEMENTS

      In respect of the Borrower, its audited consolidated financial statements most recently delivered to the Facility Agent ( or, until the delivery of the first audited financial statements, the Original Balance Sheet) together with any other financial information supplied to the Facility Agent by the Obligors:

      (a) have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

      (b) fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

      except, in each case, as disclosed to the contrary in those financial statements or other information.

15.9  NO MATERIAL ADVERSE CHANGE

      There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Group, taken as a whole, since the date of this Agreement.

15.10 LITIGATION

      No litigation, investigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against the Obligors or any of them.

15.11 PROVISION OF INFORMATION

      All information (as supplemented from time to time), other than financial projections which are addressed in the next sentence, that has been or will hereafter be made available to the Finance Parties by the Obligors or any of their representatives in connection with the transactions contemplated hereby, is and will at the time it is provided be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made. All financial projections (if any) that have been prepared by the Obligors and made available to the Facility Agent have been prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realised).

15.12 PARI PASSU RANKING

      Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

15.13 TAXES ON PAYMENTS

      All amounts payable by it to the Facility Agent under the Finance Documents and the Related Contracts may be made without any Tax Deduction.

15.14 STAMP DUTIES

      Except as notified in writing to and accepted by the Facility Agent no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of formation in respect of any Finance Document or Related Contract.

15.15 ENVIRONMENT

      Except as may already have been disclosed by the Borrower in writing to the Facility Agent:

      (a) each Owner and its Environmental Affiliates have without limitation in all material respects (such determination to be made by the Facility Agent acting in its sole discretion) complied with the provisions of all applicable Environmental Laws in relation to each Vessel;

      (b) each Owner and its Environmental Affiliates have obtained all requisite material Environmental Approvals in relation to each Vessel and are in compliance with such Environmental Approvals;

      (c) no Owner nor any of its Environmental Affiliates has received notice of any Environmental Claim in relation to the relevant Vessel which alleges that such Owner is not in compliance with applicable material Environmental Laws in relation to such Vessel or Environmental Approvals in relation to such Vessel;

      (d) there is no Environmental Claim of the nature referred to in Clause 15.15(c) above in relation to any Vessel pending or threatened; and

      (e) there has been no Release of Hazardous Materials by or in respect of any Vessel of such nature as could lead to the Owner or any of its Environmental Affiliates receiving notice of an Environmental Claim pursuant to Clause 15.15(c) above.

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15.16 SECURITY INTERESTS

      No Security Interest exists over its or any of its Subsidiary's assets which would cause a breach of Clause 18.5 (Security Interests).

15.17 SECURITY ASSETS

      Each Owner is solely and absolutely entitled to the Security Assets over which it has or will create any Security Interest pursuant to the Security Documents to which it is, or will be, a party and there is no agreement or arrangement under which it is obliged to share any proceeds of or derived from such Security Assets with any third party.

15.18 ISM CODE COMPLIANCE

      On each Delivery Date, each Owner is in full compliance with the ISM Code in respect of its Vessel.

15.19 ISPS CODE COMPLIANCE

      On each Delivery Date, each Owner is in full compliance with the ISPS Code in respect of its Vessel.

15.20 NO AMENDMENTS TO RELATED CONTRACTS

      Other than as notified to and agreed by the Facility Agent in writing, there have been no material amendments to any of the Related Contracts.

15.21 MONEY LAUNDERING

      Any borrowing by the Borrower and the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in
      Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

15.22 INSOLVENCY

(a) No Obligor is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts.

(b) Each Obligor is able to satisfy its financial obligations at such time as they fall due.

(c) No Obligor, by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(d) The fair value of the assets of each Obligor is not less than its liabilities (taking into account contingent and prospective liabilities).

(e)   Each Obligor has sufficient capital to carry on its business.

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(f)   No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Obligor.

15.23 IMMUNITY

(a) The execution by it of each Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each such Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b) It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

15.24 NO ADVERSE CONSEQUENCES

(a)   It is not necessary under the laws of its jurisdiction of formation:

      (i) in order to enable the Facility Agent to enforce its rights under any Finance Document; or

      (ii) by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

      that the Facility Agent should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of formation.

(b) The Facility Agent will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of formation by reason only of the execution, performance and/or enforcement of any Finance Document.

15.25 JURISDICTION/GOVERNING LAW

(a)   Its:

      (i) irrevocable submission under this Agreement to the jurisdiction of the courts of England;

      (ii)  agreement that this Agreement is governed by English law; and

      (iii) agreement not to claim any immunity to which it or its assets may be entitled,

      are legal, valid and binding under the laws of its jurisdiction of formation.

(b) Any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of formation, subject to any statutory or other conditions of such jurisdiction.

15.26 OWNERSHIP

      Legal and beneficial ownership of its entire issued share capital is held by the Shareholder; and

      (i)   in the case of Quintana, the Borrower is its Subsidiary; and

      (ii)  in the case of the Borrower, the Owners are its Subsidiaries; and

      (iii) in the case of the Owners, each of the Owners has no Subsidiaries

      PROVIDED THAT this Clause 15.26 shall, in the case of the Borrower, be subject to the occurrence of an IPO or Permitted Sale and, in the case of Quintana, be subject to the occurrence of a Permitted Sale.

15.27 CHARTERS

      As of the Delivery Date for each Vessel but subject to the provisions of Clause 18.22, any Time Charter in respect of that Vessel shall be in full force and effect.

15.28 TIMES FOR MAKING REPRESENTATIONS

(a) The representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b) Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by each Obligor on the date of each Utilisation Date.

(c) When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

16.   INFORMATION COVENANTS

16.1  FINANCIAL STATEMENTS

(a)   The Borrower must supply to the Facility Agent:

      (i) its audited, consolidated, financial statements for each of its financial years ending after the date hereof; and

      (ii) its interim unaudited quarterly financial statements for each quarter-year of each of its financial years.

(b) All financial statements must be in the English language, be supplied as soon as they are available and:

      (i) in the case of audited financial statements, within one hundred and twenty (120) days of the end of the relevant financial period; and

      (ii)  in the case of quarterly financial statements, within forty-five
            (45) days of the end of the relevant financial period.

(c) The Facility Agent shall send to each Lender all of the financial statements received by it under this Clause 16.1 within fifteen (15) days of receipt of such financial statements.

16.2  FORM OF FINANCIAL STATEMENTS

(a) The Borrower must ensure that each set of its financial statements supplied under this Agreement fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up and in accordance with GAAP (subject, in the case of the quarterly financial statements, to normal year end audit adjustments and the absence of footnotes).

(b) The Borrower must notify the Facility Agent of any change to the basis on which its audited financial statements are prepared.

(c) If requested by the Facility Agent, the Borrower must supply or procure that the following are supplied to the Facility Agent:

      (i)   a full description of any change notified under paragraph (b) above;
            and

      (ii) sufficient information to enable the Finance Parties other than the Security Trustee to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

(d) If requested by the Facility Agent, each Obligor must enter into discussions for a period of not more than thirty (30) days with a view to agreeing any amendments required to be made to this Agreement to place the Facility Agent in the same position as it would have been in if the change had not happened.

(e) If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, each Obligor must ensure that its auditors certify the changes to the basis on which the financial statements are prepared; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

16.3  COMPLIANCE CERTIFICATE

(a) The Borrower must supply to the Facility Agent a Compliance Certificate in the form attached at Schedule 7 with each set of its financial statements sent to the Facility Agent under this Agreement.

(b) Each Compliance Certificate supplied by the Borrower with its audited consolidated financial statements must be signed by its chief financial officer and chief executive officer.

16.4  ACCESS TO BOOKS AND RECORDS

      Upon the request of the Facility Agent, each Obligor shall provide the Facility Agent and any of its representatives, professional advisors and contractors with access to and permit inspection of its books and records, in each case at reasonable times and upon reasonable notice.

16.5  INFORMATION - MISCELLANEOUS

      Each Obligor, must, supply to the Facility Agent:

      (a) copies of all documents despatched by it to its creditors or shareholders generally or any class of them at the same time as they are despatched;

      (b) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which could reasonably be expected to have a Material Adverse Effect; and

      (c) promptly on request, such further information regarding the financial condition and operations of an Owner as the Facility Agent may reasonably request.

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16.6  NOTIFICATION OF DEFAULT

(a) Unless the Facility Agent has already been so notified, the Borrower must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b) On a quarterly basis the Borrower must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.7  YEAR END

      None of the Obligors may change their financial year end.

17.   FINANCIAL COVENANTS

17.1  DEFINITIONS

      In this Clause:

      CONSOLIDATED CASH AND CASH EQUIVALENTS means, as at any date of determination:

      (a) cash in hand or on deposit in the Operating Account, Reserve Account and Charter Accounts;

      (b) any investment in marketable obligations issued or guaranteed by the government of the United States of America or the United Kingdom or by an instrumentality or agency of the government of the United States of America or the United Kingdom, maturing within one (1) year after the relevant date of calculation;

      (c) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of two hundred million Dollars (US$200,000,000) which time deposits and certificates of deposit mature within one (1) year after the relevant date of calculation;

      (d) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the type referred to in subclause (b) above entered into with any bank meeting the qualifications specified in subclause (c) above;

      (e)   open market commercial paper:

            (i)   for which a recognised trading market exists;

            (ii)  issued in the United States of America or the United Kingdom;

            (iii) which matures within one (1) year after the relevant date of calculation; and

            (iv) which has a credit rating of either A-1 by S&P or Fitch or P-1 by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

      (f) any other instrument, security or investment approved by the Majority Lenders,

      in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Indebtedness.

      CONSOLIDATED EBITDA means the consolidated net income of the Group for a Measurement Period:

      (a) including the net income of a member of the Group or business or assets acquired during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

      (b) excluding the net income attributable to any member of the Group or to any business or assets sold during that Measurement Period,

      and all as adjusted by:

      (i)   adding back taxation;

      (ii)  adding back Consolidated Interest Expenses;

      (iii) taking no account of any extraordinary item;

      (iv)  excluding any amount attributable to minority interests;

      (v)   adding back depreciation and amortisation; and

      (vi) taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

      CONSOLIDATED INTEREST COVERAGE RATIO means, as at any date of determination and with respect to any period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period.

      CONSOLIDATED INTEREST EXPENSE means all cash interest and cash commitment fees incurred by the Group during a Measurement Period.

      CONSOLIDATED NET WORTH means, as at any date of determination and with respect to any entity, the Net Worth of the Group determined on a consolidated basis in accordance with GAAP with appropriate deductions for any minority interests in Subsidiaries.

      CONSOLIDATED TOTAL CAPITALISATION means, as at any date of determination, the sum of Consolidated Total Indebtedness at such time and Consolidated Net Worth at such time.

      CONSOLIDATED TOTAL INDEBTEDNESS means, as at any date of determination, the aggregate stated balance sheet amount of all Financial Indebtedness (including but not limited to all amounts then outstanding under the Loans and all letters of credit, in the case of letters of credit, to the extent demand for payment has been made) of the Group on a consolidated basis determined in accordance with GAAP, provided that Financial Indebtedness outstanding pursuant to trade payables and Operating Expenses or pursuant

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      to any instrument referred to in paragraph (f) of the definition of
      Financial Indebtedness shall be excluded in determining Consolidated Total Indebtedness.

      LEVERAGE RATIO means, at any date of determination, the ratio of Consolidated Total Indebtedness on such date less Consolidated Cash and Cash Equivalents held by the Group in excess of the minimum liquidity received pursuant to Clause 17.4 (Minimum Liquidity) to Consolidated Total Capitalisation.

      NET WORTH means, at any date of determination and with respect to any entity, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholder's equity, but excluding any treasury stock.

17.2  DEFINITIONS

(a) Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with GAAP.

(b) Any amount in a currency other than Dollars is to be taken into account at its Dollar equivalent calculated on the basis of:

      (i) the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

      (ii) if the amount is to be calculated on the last day of a financial period of the Borrower, the relevant rates of exchange used by the Borrower in, or in connection with, its financial statements for that period.

(c) No item must be credited or deducted more than once in any calculation under this Clause.

17.3  MAXIMUM LEVERAGE RATIO

      The Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter of the Group:

      (a) ending on or after 1st January, 2006 and prior to 1st January, 2007, to be greater than 0.80:1.00; and

      (b)   ending on or after 1st January, 2007, to be greater than 0.60:1.00.

17.4  MINIMUM LIQUIDITY

      The Borrower will not permit the Consolidated Cash and Cash Equivalents held by the Group on the last date of any fiscal quarter of the Group:

      (a) ending on or after 31st July, 2005 but on or before the date which falls twelve (12) months from the date of this Agreement, to be not less than five million Dollars (US$5,000,000); and

      (b) ending on or after the date which falls twelve (12) months from the date of this Agreement, to be not less than ten million Dollars (US$10,000,000); and

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      (c)   notwithstanding (a) and (b) above, during any period commencing on the date falling thirty (30) days from the earlier of (i) the date on which Vessel 4 is delivered, and (ii) the date on which Vessel 5 is delivered, when more than half the Vessels owned by the Group are employed on fixed rate charters which terminate six (6) months or less from the date of such determination, to be not less than fifteen million Dollars (US$15,000,000).

17.5  CONSOLIDATED INTEREST COVERAGE RATIO

      The Borrower will not permit the Consolidated Interest Coverage Ratio on the last day of any fiscal quarter of the Group (calculated on a trailing four quarter basis) to be:

      (a) during any fiscal quarter commencing on or after 31st December, 2005 but before 1st January, 2008, 2.5 to 1.00;

      (b) during any fiscal quarter commencing on or after 1st January, 2008 but before 1st January, 2009, 2.1 to 1.00;

      (c) during any fiscal quarter commencing on or after 1st January, 2009 but before 1st January, 2010, 2.25 to 1.00; and

      (d) during any fiscal quarter commencing on or after 1st January, 2010 but before the Final Maturity Date, 2.5 to 1.00.

      Until such time as four quarters of fiscal history for the Group are available to effect the above calculations, the Consolidated Interest Coverage Ratio shall be calculated on a year-to-date basis on the last day of each fiscal quarter of the Group.

17.6  COLLATERAL MAINTENANCE

(a) The Borrower will not permit the aggregate Market Value of the Vessels to be less than the Required Amount, such test to be determined no more than semi annually as provided in Clause 17.6 (c) below, provided that in the event the Facility Agent, acting in accordance with Clause 19.2(d), requests additional valuations, such test shall be determined no more than quarterly.

(b) In the event that the Borrower fails to meet the ratio set out in this Clause 17.6, the Borrower shall, within thirty (30) days of notice being given by the Facility Agent so to do, either (i) prepay such amount of the Loans relating to the delivered Vessels as will ensure that the aggregate of the Market Value of the delivered Vessels is not less than the Required Amount in respect of the delivered Vessels; or (ii) provide or cause to be provided to the Security Trustee additional collateral, such collateral to be in all respects satisfactory to the Facility Agent (acting on the instructions of all Lenders), such that the Required Amount is again met provided that, for the avoidance of doubt, such additional security will be required to have such value (as the Facility Agent then determines to be appropriate) such that the Required Amount is again met.

(c) Except as provided in the proviso to Clause 17.6(a) when the collateral maintenance test may be effected on no more than a quarterly basis, the Facility Agent shall be entitled to effect such collateral maintenance test on a semiannual basis (commencing six (6) months from the date of this Agreement) and shall base its calculations on the average of the then most recent Valuations provided by two (2) of the Approved Valuers in accordance with Clause 19.

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(d)   If any Vessel becomes a Total Loss, it shall, as of the earlier of (i) the date of receipt by the Facility Agent of the proceeds of insurance relating to such Total Loss and (ii) the date falling one hundred and eighty (180) days after the occurrence of the relevant event of Total
      Loss, cease to be a Vessel for the purposes of this Clause 17.6 unless the underwriters agree to settle any insurance claim in respect or such Vessel for an amount not less than the Market Value of such Vessel within one hundred and eighty (180) days from the occurrence of the event giving rise to such Total Loss, PROVIDED that, if any insurance proceeds or Requisition Compensation are received by either the Security Trustee or the Facility Agent in respect of a Total Loss of such Vessel they shall be applied in accordance with Clause 6.2(b).

(e) If at any time any Vessel is not insured in accordance with the terms of the relevant mortgage and the relevant assignment (and in the case of the Vessel, in accordance with the terms of the Mortgage and of the General Assignment) then, for so long as such Vessel is not insured in accordance with such requirements, such Vessel shall, if the Facility Agent so determines, cease to be deemed a Vessel for the purposes of this Clause 17.6.

Clauses 6.8 and 6.9 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause 17.6(b). Any prepayment made in accordance with this Clause shall be applied pro rata across all of the Loans.

18.   GENERAL COVENANTS

18.1  GENERAL

      Each of the Obligors agrees to be bound by the covenants set out in this Clause relating to it, and, in the case of the Borrower, agrees to procure the performance by the Guarantors of the covenants applicable to them.

18.2  AUTHORISATIONS

      Each Obligor must promptly obtain, maintain and comply, in all material respects, with the terms of any authorisation required under any Applicable Law to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.3  COMPLIANCE WITH LAWS

      Each Obligor must comply and must procure that the Managers (with respect to their management agreement) comply in all respects with all Applicable Laws to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

18.4  PARI PASSU RANKING

      Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.5  SECURITY INTERESTS

      Neither the Borrower nor the Guarantors shall, and the Guarantors shall procure that the Managers do not create or permit to subsist any Security Interest over the Obligatory Insurances or any other Security Assets or any Related Contract other than:

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      (a)   Permitted Security Interests; or

      (b) with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

18.6  ISSUANCE OF SHARES

      Neither the Borrower nor the Owners shall issue or cause to be issued any new shares other than those shares which are, as at the date of this Agreement, owned by the respective Shareholder, other than, in the case of the Borrower, in connection with an IPO and, in the case of the Owners, those issued to the Borrower.

18.7  DISPOSALS

(a) Except as provided below, no Obligor may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)   Paragraph (a) does not apply to any disposal:

      (i)   made in the ordinary course of trading of the disposing entity; or

      (ii) of assets in exchange for other assets comparable or superior as to type, value and quality; or

      (iii) of shares pursuant to a Permitted Sale.

      PROVIDED ALWAYS that such disposal shall be on an arm's length basis and shall not have a Material Adverse Effect in respect of the Obligors.

18.8  NO OTHER BUSINESS ASSETS OR FINANCIAL INDEBTEDNESS

(a) The Borrower shall not engage in any business other than the ownership of the Owners and Quintana Management (and activities incidental thereto). The Borrower shall at all times remain the legal and beneficial owner of all of the issued shares in each of the Owners.

(b) No Owner shall engage in any business other than the direct or indirect ownership, operation or chartering of the relevant Vessel or any business incidental thereto nor shall any Owner own any asset other than the relevant Vessel or any asset incidental to the ownership, operation and chartering of that Vessel.

(c) Quintana shall not engage in any business other than the ownership of the Borrower.

(d) Prior to the Trigger Date, the Obligors shall not incur any Financial Indebtedness other than (i) the Financial Indebtedness contemplated by the Finance Documents and the Memoranda of Agreement, (ii) any trade debt,
      (iii) in the case of the Borrower and Quintana, any subordinated Financial Indebtedness complying with the provisions of Clause 6.3(c) incurred in order to make the Equity Payment, (iv) any interest rate hedging obligations permitted by Clause 18.32, (v) any unsecured indebtedness incurred by the Owners to the Borrower in connection with the on-lending of the Loans by the Borrower to the Owners, and any unsecured indebtedness incurred by Quintana Management to the Owners in connection with the routine operation and management of the Vessels, and (vi) up to $150 million principal amount of loans (plus accrued and unpaid interest) outstanding to the Borrower under the

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      unsecured bridge loan financing that the Borrower has incurred to purchase
      Vessels, provided that all such amounts shall be paid in full on or prior to the date on which any Loans are made under this Agreement either from the proceeds of such Loans or otherwise.

(e) Following the Trigger Date the Obligors shall be permitted to incur Financial Indebtedness provided that:

      (i)   no Event of Default has occurred and is continuing; and

      (ii) incurring such Financial Indebtedness would not cause the Group to be in breach of any of the covenants set out in Clause 17.

(f) Notwithstanding this Clause 18.8, both the Borrower and the Owners shall be permitted to incur capital expenditure prior to the Trigger Date to the extent that such expenditure relates to:

      (i) the acquisition of the Vessels pursuant to the Memoranda of Agreement; and

      (ii) maintenance and dry dock capital expenditure relating to the Vessels, to the extent that such expenditure occurs following the acquisition of the Vessels by the Group and the amounts expended are reasonably necessary to ensure and maintain compliance with the requirements of the classification society with which each Vessel is classed or to maintain the Vessels in good working order in accordance with industry practices or to comply with applicable laws relating to the Vessels; and

      (iii) expenditure made from net insurance proceeds received by the Borrower and the Owners in the event of Total Loss or partial loss of a Vessel, subject to compliance with Clause 6.2,

      PROVIDED ALWAYS that no such capital expenditure shall be incurred following an Event of Default. For the avoidance of doubt, following the occurrence of the Trigger Date there shall, provided no Event of Default has occurred, be no restrictions on capital expenditure.

18.9  CHANGE OF BUSINESS

      Each Obligor must maintain its jurisdiction and place of formation, and keep its constitutional documents, at the address stated opposite its name in Part 1 of Schedule 1, and the Obligors will not establish, or do anything as a result of which it would be deemed to have, a place of formation in any country other than the Republic of the Marshall Islands.

18.10 MERGERS

      None of the Obligors shall enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra-Group re-organisation on a solvent basis or other transaction agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

18.11 SECURITY

      Each of the Obligors:

      (a) will procure that the relevant Mortgage is on the Delivery Date, and continues to be registered as a first priority mortgage with the Marshall Islands Ships Registry;

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

      (b) will procure that the relevant Junior Mortgage is on the Delivery Date, and continues to be, registered as a second priority mortgage with the Marshall Islands Ships Registry;

      (c) without prejudice to paragraphs (a) and (b) will procure that the Mortgage and any other security conferred by it under any Senior Security Document is registered as a first priority interest with the relevant authorities to the extent such registrations are available and will procure that the Junior Mortgage and any other security conferred by it under any Junior Security Document is registered as a second priority interest to the extent such registrations are available with the relevant authorities, in each case within the period prescribed by the Applicable Laws and is maintained and perfected with the relevant authorities;

      (d) will at its own cost, do all that it can to ensure that any Finance Document validly creates the obligations and Security Interests which it purports to create; and

      (e) without limiting the generality of paragraph (a) above, will at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority, pay any stamp, registration or similar tax payable in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Facility Agent, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

18.12 TRANSACTIONS WITH AFFILIATED COMPANIES

(a) No Obligor may enter into any transaction with any Affiliate of it unless it is either (i) to comply with any obligations such Obligor may have under the Finance Documents or (ii) on an arm's length basis and that Affiliate has previously agreed in writing (in a form satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders)) to subordinate to any and all obligations of the Obligors and the rights of the Administrative Parties and the Lenders under the Finance Documents any rights that it may have under such transaction to receive payment in cash or in kind from the relevant Obligor following the occurrence of a Default which is continuing under the terms of this Agreement.

(b) No Obligor shall grant any credit to, or give any guarantees in respect of the obligations of, any Affiliate unless such transaction has been approved in writing by the Facility Agent (acting on behalf of the Lenders) or has been entered into in order for the relevant Obligor to comply with any obligations such Obligor may have under the Finance Documents.

18.13 REGISTRATION OF THE VESSELS

      The Borrower and each Owner shall:

      (a) procure and maintain with effect from the Delivery Date of the relevant Vessel the valid and effective provisional registration of the Vessel under the flag of the Republic of the Marshall Islands and shall effect permanent registration of the Vessel within two months from the relevant Delivery Date, or such other flag of equivalent reputation as is satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) in its absolute discretion, and shall ensure nothing is done or omitted by which the registration of the Vessels would or might be defeated or imperilled; and

      (b) not change the name or port of registration of the Vessels without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld or delayed). As at the date of this Agreement, the Marshall Islands is regarded by the Lenders as an acceptable state of registration, subject to the right of the Lenders to treat such state as not being acceptable in the future by reason of change of legal or political circumstances in such jurisdictions that could reasonably be expected to have an adverse effect on the Finance Parties rights under the Finance Documents or by reason of such jurisdictions ceasing to be acceptable to the relevant classification society of any of the Vessels.

18.14 CLASSIFICATION AND REPAIR

      The Borrower and each Owner shall, at all times after the Delivery Date:

      (a) ensure that the Vessels are surveyed from time to time as required by the classification society in which the Vessel is for the time being entered and maintain and preserve the Vessel in good working order and repair, ordinary wear and tear excepted, and in any event in such condition as will entitle each to the classification it has as of the Delivery Date or, if such classification is not available with the highest equivalent classification available, with any classification society which is a member of the International Association of Classification Societies (or to the equivalent classification in another internationally recognised classification society of like standing acceptable to the Facility Agent (acting on the instructions of the Majority Lenders)), free of all overdue requirements and overdue recommendations of that classification society;

      (b) procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in accordance with Class Rules and requirements in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessels;

      (c) not remove any material part of any of the Vessels, or any item of equipment installed on any of the Vessels unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest (other than a Permitted Security Interest) or any right in favour of any person other than the Security Trustee and becomes on installation on that Vessel the property of the Owner and subject to the security constituted by the relevant Security Document(s) provided that the Owner may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to a Vessel;

      (d) ensure that each Vessel complies in all material respects with all Applicable Laws from time to time applicable to vessels registered under the laws and flag of the Republic of the Marshall Islands or such other flag, under which the Vessels may be registered from time to time in accordance with this Agreement; and

      (e) except as required by law or by the relevant Vessel's classification society, not without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), (such consent not to be unreasonably withheld) cause or permit to be made any substantial change in the structure, type or performance characteristics of any of the Vessels and provide notification of such substantial changes in structure, type or performance characteristics of any of the Vessels to the Facility Agent and furthermore provide confirmation to the Facility Agent that such substantial change in structure, type or performance characteristics of any of the Vessels shall not result in a breach of any covenant under this Agreement.

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18.15 LAWFUL AND SAFE OPERATION

      The Borrower and each Owner shall, at all times after the Delivery Date:

      (a) operate each Vessel and cause each of the Vessels to be operated in a manner consistent in all material respects with any and all laws, regulations, treaties and conventions (and all rules and regulations issued thereunder) from time to time applicable to the Vessel;

      (b) (unless the relevant Owner (i) is obliged under the terms of any Time Charter to so trade and (ii) has carried out and is complying with the results of its proper due diligence in respect of the safety of the Vessel and crew that would reasonably be expected of a prudent operator of like vessels) not cause or permit any of the Vessels to trade with, or within the territorial waters of any country in which her safety could reasonably be expected to be imperilled by exposure to piracy, terrorism, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

      (c) not cause or permit any of the Vessels to be employed in any manner which will or may give rise to any reasonable degree of likelihood that such Vessel would be liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

      (d) not cause or permit any of the Vessels to be employed in any trade or business which is forbidden by international law or is illicit or in carrying illicit or prohibited goods;

      (e) in the event of hostilities in any part of the world (whether war be declared or not) not cause or permit any of the Vessels to be employed in carrying any contraband goods and that she does not trade in any zone after it has been declared a war zone by any authority or by any of that Vessel's war risks Insurers unless that Vessel's Insurers shall have confirmed to the relevant Owner that such Vessel is held covered under the Obligatory Insurances for the voyage(s) in question; and

      (f) not charter any of the Vessels or permit either of the Vessels to serve under any contract of affreightment with any foreign country or national of any foreign country which would be contrary to Applicable Law or would render any Finance Document or the security conferred by the Security Documents unlawful.

18.16 ARRESTS AND LIABILITIES

      The Borrower and each Owner shall, at all times after the Delivery Date of a Vessel:

      (a) pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than liens arising in the ordinary course of operation of any of the Vessels in each case for amounts the payment of which is not yet due or, if due and payable, is being disputed in good faith by appropriate proceeding (and for the payment of which adequate reserves have been provided or are and continue to be available)) on or claims enforceable against any of the Vessels and take all reasonable steps to prevent a threatened arrest of any of the Vessels;

      (b) notify the Facility Agent promptly in writing of the levy of either distress on any of the Vessels or her arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use and (save in the case of compulsory acquisition or requisition for title or use) obtain her release within thirty (30) days;

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      (c)   pay and discharge when due all dues, taxes, assessments,
            governmental charges, fines and penalties lawfully imposed on or in respect of any of the Vessels or the relevant Owner except any which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided to the extent required by
            GAAP); and

      (d) pay and discharge all other obligations and liabilities whatsoever in respect of any of the Vessels and the Obligatory Insurances.

18.17 RELATED CONTRACTS

(a) The Obligors shall not, take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect and shall use all reasonable endeavours to procure that each other party to any Related Contract does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect.

(b) The Borrower shall not, and shall procure that the Owners shall not, amend or agree to any material amendment to the Related Contracts or the Memoranda of Agreement without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

18.18 ENVIRONMENT

      The Borrower and each Owner shall, at all times after the Delivery Date of a Vessel:

      (a) comply in all material respects with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Affiliates of each Owner comply with all applicable Environmental Laws and obtain and comply in all material respects with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to any of the Vessels or her operation or her carriage of cargo); and

      (b) promptly upon becoming aware of the occurrence of any of the following events, provide to the Facility Agent a certificate of an officer of the relevant Owner or of the relevant Owner's agents specifying in detail the nature of the event concerned:

            (i) the receipt by the Owner or any Environmental Affiliate (where the Owner has knowledge of the receipt) of any Environmental Claim; or

            (ii)  any Release of Hazardous Materials.

18.19 INFORMATION REGARDING THE VESSELS

      The Borrower and each Owner shall, at all times after the relevant Delivery Date:

      (a) promptly notify the Facility Agent of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in a Vessel being or becoming a Total Loss;

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      (b)   promptly notify the Facility Agent of any requirement or
            recommendation made by any Insurer or classification society or by any competent authority which is not complied with in a timely manner;

      (c) promptly notify the Facility Agent of any Environmental Claim being made in connection with any of the Vessels or its operation;

      (d) promptly notify the Facility Agent of any claim for breach of the ISM Code being made in connection with any of the Vessels or its operation;

      (e) promptly notify the Facility Agent of any claim for breach of the ISPS Code being made in connection with any of the Vessels or its operation;

      (f) promptly notify the Facility Agent of any intended dry docking of over thirty (30) days of any of the Vessels;

      (g) give to the Facility Agent from time to time on request such information as the Facility Agent may reasonably require regarding any of the Vessels, her employment, position and engagements;

      (h) provide the Facility Agent with copies of the classification certificate of the Vessels and of all periodic damage or survey reports on any of the Vessels which the Facility Agent may reasonably request;

      (i) promptly furnish the Facility Agent with full information of any casualty or other accident or damage to any of the Vessels involving an amount in excess of US$1,000,000 (or equivalent):

      (j) give to the Facility Agent and its duly authorised representatives reasonable access to any of the Vessels for the purpose of conducting on board inspections and/or surveys of the Vessel and pay the reasonable expenses incurred by the Facility Agent in connection with the inspections and/or surveys provided that, unless an Event of Default has occurred and is continuing (in which case all such inspections and/or surveys shall be for the cost of the Borrower), only one (1) such inspection and/or survey in respect of each Vessel per year shall take place at the expense of the Borrower, and the Facility Agent shall co-operate with the Borrower and the Owners in respect of the timing for and the place where such surveys take place in order to minimise disruption to the activities of any of the Vessels; and

      (k) if the Facility Agent reasonably believes an Event of Default may have occurred, furnish to the Facility Agent from time to time upon reasonable request certified copies of the ship's log in respect of any of the Vessels.

18.20 PROVISION OF FURTHER INFORMATION

      Each Obligor shall, as soon as practicable following receipt of a request by the Facility Agent, provide the Facility Agent with any additional or further financial or other information relating to any of the Vessels, the Obligatory Insurances or to any other matter relevant to, or to any provision of, a Finance Document which the Facility Agent may reasonably request.

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18.21 MANAGEMENT

(a)   Each Obligor shall ensure that at all times after the relevant Delivery
      Date:

      (i) technical management of the relevant Vessel is performed by a Manager;

      (ii) Quintana Management (or any replacement Manager approved by the Facility Agent (acting on the instructions of the Majority Lenders)) enters into a Manager's Undertaking;

      (iii) the Manager shall not terminate or materially vary the terms of the Management Agreement or appoint an alternative manager, provided that the relevant Owner shall be entitled so to do with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) and provided further that the foregoing shall not restrict or preclude the transfer of the management of any Vessel at any time after the date of this Agreement to Quintana Management subject to the execution of a further Manager's Undertaking (if such Manager is not already a party to such undertaking); and

      (iv) the Manager shall not subcontract its responsibilities for the maintenance and/or operation of any of the Vessels without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

(b) Following the date falling seven months after the date of this Agreement, the Borrower and each Owner shall ensure that the management of all of the Vessels is transferred, to the extent not already so performed, to Quintana Management, and that:

      (i) to the extent not already so assigned, the management agreement with Quintana Management in respect of the Vessels is assigned to the Security Trustee pursuant to a Vessel Management Agreement Assignment; and

      (ii) to the extent that Quintana Management has not already so undertaken, shall procure that Quintana Management enters into a Manager's Undertaking.

18.22 TIME CHARTERS

(a) Following delivery of a Vessel, that Vessel shall be employed under a fixed rate charter on terms and with counterparties satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders (a TIME CHARTER), such charters to be in place no later than the date on which each Vessel is delivered to the relevant Owner under the relevant Memorandum of Agreement (or, with respect to Vessel 4 and Vessel 5 no later than thirty (30) days following the date on which such Vessel is delivered to the Owner under the relevant Memorandum of Agreement). Each Owner shall provide copies of the relevant executed charter to the Facility Agent on or prior to drawdown of the relevant Loan (or, with respect to Vessel 4 and Vessel 5 no later than thirty (30) days following the date on which such Vessel is delivered to the Owner under the relevant Memorandum of Agreement).

(b) The charter rates for each of the fixed term charters for the delivered Vessels shall be, in aggregate, at least equal to the Predicted Charter Rates. In the event that the charter rates when aggregated are less than the Predicted Charter Rates the Borrower shall be obliged to make a prepayment in accordance with the provisions of Clause 6.3(d).

(c)   No Owner shall be permitted to let any of the Vessels on demise charter.

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(d)   Notwithstanding any of the foregoing, one (1) Vessel may be chartered on a spot rather than time charter basis.

18.23 TERMINATION OF TIME CHARTER

      In the event that any of the Time Charters terminates prior to its stated duration, the Borrower shall, within thirty (30) days of such termination, arrange alternative charter arrangements for the affected Vessel(s) for at least the balance of the original duration of those Time Charters, the terms of which shall be notified to the Facility Agent. Such alternative charters shall be with Charterers reasonably acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) at charter rates equal to or higher than the Predicted Charter Rates and otherwise on terms reasonably satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders).

18.24 SCOPE OF OBLIGATORY INSURANCES

(a) The Borrower will, and shall procure that each Owner shall, in respect of each Vessel:

      (i) at all times after the relevant Delivery Date keep that Vessel insured in the Required Insurance Amount, in Dollars in the name of the relevant Owner or (if the Facility Agent so requires) in the joint names of the relevant Owner and the Facility Agent and the Security Trustee without the Facility Agent or the Security Trustee being liable but having the right to pay premiums, through brokers approved by the Facility Agent (acting on the instructions of the Majority Lenders) against fire and usual marine risks (including hull and machinery and Excess Risks) with approved underwriters or insurance companies approved by the Facility Agent (acting on the instructions of the Majority Lenders) and by policies in form and content reasonably acceptable to the Facility Agent (acting on the instructions of the Majority Lenders)

      (ii) at all times after the relevant Delivery Date keep that Vessel insured in the Required Insurance Amount in the same manner as above against war risks (including risks of mines and all risks, whether or not regarded as war risks, London Blocking and Trapping Addendum and Lost Vessel Clause, excepted by the free of capture and seizure Clauses in the standard form of Lloyds marine policy) either:

            (A) with underwriters or insurance companies reasonably acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) and by policies in form and content reasonably acceptable to the Facility Agent (acting on the instructions of the Majority Lenders); or

            (B) by entering the relevant Vessel in an approved war risks association,

            and for the avoidance of doubt, such war risks insurance will include protection and indemnity liability up to at least the Required Insurance Amount, excluding any liability in respect of death, injury or damage to crew;

      (iii) at all times after the relevant Delivery Date keep that Vessel entered in respect of her full value and tonnage in an approved protection and indemnity association against all risks as are normally covered by such protection and indemnity association (including pollution risks and the proportion not recoverable in case of collision under the running down Clause inserted in the ordinary Lloyds policies), such cover for pollution risks to be for:

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            (A)   a minimum amount of US$1,000,000,000 or such other amount of cover against pollution risks as shall at any time be comprised in the basic entry of each Vessel with either a protection and indemnity association which is an acceptable member of either the International Group of protection and indemnity associations (or any successor organisation designated by the Facility Agent for this purpose) or the International Group (or such successor organisation) itself; or

            (B) if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of each Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as each respective Vessel; and

      (iv) provided that, if any Vessel has ceased trading or is in lay up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purposes.

18.25 MORTGAGEE'S INTEREST INSURANCES

      The Facility Agent shall, in respect of each Vessel, be entitled from time to time to effect from the Delivery Date, maintain and renew, in the relevant Required Insurance Amount, and on standard London market terms, through such insurers and in such manner as the Facility Agent (acting on the instructions of the Majority Lenders) may from time to time consider appropriate, a mortgagee's interest marine insurance providing for the indemnification of the Finance Parties for any Losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Vessel or a liability of a Vessel or an Owner, being a loss or damage which is prima facie covered by an Obligatory Insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of any allegation concerning:

      (a) any act or omission on the part of the Borrower or an Owner, of any operator or manager of any Vessel or of any officer, employee or agent of the Borrower or an Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such Obligatory Insurance;

      (b) any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of an Owner or any other person referred to in paragraph (a) above, or of any officer, employee or agent of the Borrower or an Owner or of such a person, including the casting away or damaging of any Vessel and/or any Vessel being unseaworthy; and/or

      (c) any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing,

      and the Borrower shall upon demand fully indemnify the Facility Agent in respect of all premiums which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

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18.26 OBLIGATORY INSURANCES

      Without prejudice to its obligations under Clause 18.24 (Scope of Obligatory Insurances), the Borrower shall not and shall procure that each Owner will:

      (a) not without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders) alter any Obligatory Insurance nor make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

      (b) not cause or permit any Vessel to be operated in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Obligatory Insurance or to be engaged in any voyage or to carry any cargo not permitted by any Obligatory Insurances without first covering the relevant Vessel in the Required Insurance Amount and her freights for an amount approved by the Facility Agent (acting on the instructions of the Majority Lenders) in Dollars or another approved currency with the Insurers;

      (c) duly and punctually pay when due all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

      (d) renew all Obligatory Insurances at least fourteen (14) days before the relevant policies or contracts expire and procure that the approved brokers and/or war risks and protection and indemnity clubs and associations shall promptly confirm in writing to the Facility Agent as and when each renewal is effected;

      (e) forthwith upon the effecting of any Obligatory Insurance, give written notice of the insurance to the Facility Agent stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (c) above;

      (f) not settle, release, compromise or abandon any claim in respect of any Total Loss unless the Facility Agent (acting on the instructions of the Majority Lenders) is satisfied that such release, settlement compromise or abandonment will not prejudice the interests of the Finance Parties under or in relation to any Finance Document;

      (g) arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association;

      (h) procure that the interest of the Facility Agent and/or the Security Trustee is noted on all policies of insurance and, as the case may be, all policies of reinsurance;

      (i) procure that a loss payee provision in the form scheduled to the General Assignment, and reflecting the provisions of Clause 18.27 (Application of Insurance Proceeds) is endorsed on all policies of insurance and reinsurance, as the case may be;

      (j) obtain from the relevant insurance brokers, reinsurance brokers and P&I Club letters and undertakings in the forms scheduled to the General Assignment; and

      (k) in the event that an Owner receives payment of any moneys under the General Assignment, save as provided in the loss payable clauses scheduled to the General Assignment, forthwith pay over

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            the same to the Facility Agent and until paid over such moneys shall be held in trust for the Facility Agent by the Borrower, or as the case may be, the relevant Owner.

18.27 APPLICATION OF INSURANCE PROCEEDS

(a) All sums receivable in respect of the Obligatory Insurances after the occurrence of an Event of Default shall be paid to the Facility Agent and the Facility Agent shall apply them in accordance with the Subordination Deed.

(b)   Subject to paragraph (a) above:

      (i) each sum receivable in respect of a major casualty (being any casualty in respect of which the claim or the aggregate of the claims exceeds US$1,000,000 (or its equivalent)), other than in respect of protection and indemnity risk insurances, shall be paid to the Facility Agent; and

      (ii) the insurance moneys received by the Facility Agent in respect of any such major casualty shall be paid:

            (A) to the person to whom the relevant liability shall have been incurred; or

            (B) upon an Owner furnishing evidence satisfactory to the Facility Agent that all loss and damage resulting from the casualty has been properly made good and repaired or, as the case may be, that a contract has been entered into for the repair or reinstatement of the loss or damage, to the Owner or, at the option of the Facility Agent, to the person by whom any repairs have been or (upon receipt of evidence satisfactory to the Facility Agent that the relevant repairs are being performed under the relevant contract with such person) are being or to be effected.

      (iii) The receipt by any such person referred to in paragraph (A) and (B) of paragraph (ii) above shall be a full and sufficient discharge of the same to the Facility Agent.

(c) Subject to paragraph (a) above, each sum receivable in respect of the Obligatory Insurances (insofar as the same are hull and machinery or war risks insurances) which does not exceed US$1,000,000 or its equivalent shall be paid in full to the relevant Owner or to its order and shall be applied by it for the purpose of making good the loss and fully repairing all damage in respect of which the receivable shall have been collected.

(d) Subject to paragraph (a) above, each sum receivable in respect of protection and indemnity risk Obligatory Insurances shall be paid direct to the person to whom the liability, to which that sum relates, was incurred, or to the relevant Owner in reimbursement to it of moneys expended in satisfaction of such liability.

(e) Notwithstanding any other provision in this Clause 18.27, all sums receivable in respect of Obligatory Insurances relating to a Total Loss shall be applied in accordance with Clause 6.2(b)).

18.28 POWER OF FACILITY AGENT TO INSURE

      If the Borrower or an Owner fails to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Facility Agent to effect and keep in force insurance or insurances in the amounts required under this Agreement and entries in a protection

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      and indemnity association or club and, if it deems necessary or expedient, to insure the war risks upon any Vessel, and the Borrower will reimburse the Facility Agent for the costs of so doing.

18.29 ISM CODE

      The Borrower will, and shall procure that each Owner and the Manager shall:

      (a) at all times after the Delivery Date of a Vessel comply, and be responsible for compliance by itself and by such Vessel, with the ISM Code;

      (b)   at all times after the Delivery Date of a Vessel ensure that:

            (i) the Vessel has a valid Safety Management Certificate (as defined in the ISM Code);

            (ii) the Vessel is subject to a safety management system (as defined in the ISM Code) which complies with the ISM Code; and

            (iii) there is a valid Document of Compliance (as defined in the ISM
                  Code) for the Vessel, which is held on board the Vessel,

            and shall deliver to the Facility Agent, on or before the Delivery Date in respect of that Vessel, a copy of a valid Safety Management Certificate and a valid Document of Compliance in respect of the relevant Vessel, in each case duly certified by an officer of the Owner of that Vessel;

      (c) promptly notify the Facility Agent of any actual or, upon becoming aware of the same, threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

      (d) promptly notify the Facility Agent of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person; and

      (e) promptly upon becoming aware of the same notify the Facility Agent of the occurrence of any accident or major non-conformity (as defined in the ISM Code) requiring action under the ISM Code.

18.30 ISPS CODE

      The Borrower will, and shall procure that each Owner and the Manager shall, at all times after the Delivery Date of a Vessel:

      (a) comply and be responsible for compliance by itself and by such Vessel with the ISPS Code;

      (b)   ensure that:

            (i)   the Vessel has a valid International Ship Security
                  Certificate;

            (ii) the Vessel's security system and its associated security equipment comply with section 19.1 of Part A of the ISPS Code;

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            (iii) the Vessel's security system and its associated security equipment comply in all respects with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and

            (iv)  an approved ship security plan is in place.

18.31 DIVIDENDS

(a) The Borrower shall not be permitted to pay dividends or make any other distribution (whether by loan or otherwise) to its shareholders during the Primary Period, unless

      (i) it has available surplus funds which, under Applicable Law and accounting principles in its jurisdiction of formation it is entitled to distribute as dividends;

      (ii) no Event of Default has occurred and is continuing or would occur as a result of the payment of such dividends or other distributions; and

      (iii) such dividends or distributions:

            (A) do not exceed the aggregate sum of three million Dollars (US$3,000,000) annually and are not paid more frequently than semi-annually; or

            (B) utilise that portion of the proceeds of an IPO which are not required to be applied towards the prepayment of the Loans in accordance with Clause 6.3(b).

(b) After the Primary Period, the Borrower shall not be entitled to pay dividends or make any other distribution (whether by Loan or otherwise) to Shareholders unless:

      (i) such dividends or distributions with respect to any year (whether paid in such year or the immediately succeeding year) either do not exceed the aggregate of fifty (50) per cent of its after-tax profits for such year or are paid utilising that portion of the proceeds of an IPO which are not required to be applied towards the prepayment of the Loans in accordance with Clause 6.3(b);

      (ii) it has available surplus funds which, under Applicable Law and accounting principles in its jurisdiction of formation it is entitled to distribute as dividends; and

      (iii) no Event of Default has occurred and is continuing or would occur as a result of the payment of such dividends or other distributions.

(c) In the event that the shares in the Borrower are the subject of an IPO which results in the Loans being partially prepaid in accordance with Clause 6.3(b) by at least one hundred million Dollars (US$100,000,000), the Borrower shall, notwithstanding Clause 18.31(a) and (b), be entitled to pay dividends or distributions with respect to any year not exceeding Consolidated EBITDA for such year less Consolidated Interest Expense for such year and less the aggregate amount of repayments of principal for such year (other than mandatory prepayments paid pursuant to Clause 6.2 (Mandatory prepayment - Sale of Total Loss of a Vessel) and Clauses 6.3(b), 6.3(c) and 6.3(d)), provided that no Event of Default has occurred and is continuing or would occur as a result of the payment of such dividends or distributions.

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18.32 HEDGING STRATEGY

      The Borrower shall enter into and maintain such interest hedging arrangements until the Final Maturity Date, subject to the availability of willing hedging counterparties, which shall be:

      (a) satisfactory to the Arranger and on terms and conditions customary for a transaction of this nature; and

      (b) in respect of at least fifty (50) per cent. of amounts outstanding under the Loans at any time; and

      (c)   entered into no later than 1st October, 2005.

19.   VALUATION

19.1  VALUATION

      For the purposes of this Clause 19:

      (a) the market value of any Vessel shall be the average of two (2) valuations certified in Dollars and carried out by two (2) Approved Valuers, reporting to the Facility Agent on the basis of sale for prompt delivery of the Vessel for cash (free of Security Interests), on a without charter basis and at arm's-length on normal commercial terms as between willing seller and buyer;

      (b) in the case of (a) above, there shall be deducted from any value or valuation an amount equal to the amount which is owing or might become owing and which is secured on such Vessel by any prior or equal ranking Security Interest (other than in favour of the Facility Agent to secure the Secured Liabilities).

19.2  DELIVERY OF VALUATIONS

(a) In respect of the Vessels which have, at the relevant date, been delivered to the Obligors, the Borrower will procure one (1) valuation within each consecutive six (6) month period (the first such period commencing on the date of drawdown of Vessel Loan 1) at the time required by the Facility Agent, prepared in accordance with Clause 19.1 (Valuation).

(b) The Borrower will procure in favour of the Facility Agent and the Approved Valuer, as applicable, all such information, facilities and rights of inspection as they may reasonably (having regard to the use and operation of the Vessel) require in order to effect such valuations.

(c) Subject to Subclause 19.2(e) below, all valuations shall be at the expense of the relevant Owner.

(d) The Facility Agent (acting on the instructions of the Majority Lenders) shall be entitled to require that the Borrower provide a valuation on the same valuation basis from an Approved Valuer as set out in Clause 19.1(a) at any time up to and including the relevant Final Maturity Date provided that any such valuations requested by the Facility Agent when aggregated with the valuations to be carried out in accordance with Clause 19.2(a), shall not result in valuations being carried out more than once in each period of three (3) months. In the event that such valuation shows that the relevant Required Amount is not satisfied as required under Clause 17.6, then the provisions of that Clause shall apply.

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(e)   In the event that a valuation procured by the Facility Agent pursuant to
      Subclause 19.2(d) above does show that the Required Amount is satisfied such valuation shall be at the expense of the Facility Agent.

(f) If an Event of Default has occurred and is continuing, the Borrower shall be liable to pay for any and all appraisals by Approved Valuers prepared in accordance with Clause 19.1(a) at the time or times required by the Facility Agent.

(g) Any valuation under this Clause 19 shall be binding and conclusive (save for manifest error).

20.   DEFAULT

20.1  EVENTS OF DEFAULT

      Each of the events set out in this Clause is an Event of Default.

20.2  NON-PAYMENT

      An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

      (a)   is caused by technical or administrative error; and

      (b)   is remedied within two (2) Business Days of the due date.

20.3  BREACH OF OTHER OBLIGATIONS

(a) An Obligor does not comply with any term of Clause 17 (Financial Covenants) or Clause 18 (General Covenants), unless the non-compliance:

      (i) is capable of remedy and provided such non-compliance does not have a Material Adverse Effect; and

      (ii) is remedied within thirty (30) days of the occurrence of the non-compliance.

      The Obligors acknowledge that for the purposes of paragraph (i) above, non-compliance with the following provisions of this Agreement shall not be capable of remedy:

      (A)   Clause 18.11(a) and 18.11(b) (Security);

      (B)   Clause 18.13(a) (Registration of Vessels); and

      (C)   Clause 18.24(a)(i), (ii) and (iii) (Scope of Obligatory Insurances);
            and

      (D)   Clause 17 (Financial Covenants).

(b) Any Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause which the Facility Agent (acting on the instructions of the Majority Lenders) considers to be material, unless the non-compliance:

      (i)   is capable of remedy; and

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      (ii)  is remedied within thirty (30) days of the occurrence of the non-compliance.

20.4  MISREPRESENTATION

      A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect in any respect which the Facility Agent (acting on the instructions of the Tranche A Majority Lenders) considers to be material when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

      (a)   are capable of remedy; and

      (b) are remedied within thirty (30) days of the occurrence of the misrepresentation.

20.5  CROSS-DEFAULT

      Any of the following occurs in respect of any Obligor:

      (a) any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

      (b)   any of its Financial Indebtedness:

            (i)   becomes prematurely due and payable;

            (ii)  is placed on demand; or

            (iii) is then capable (as the result of a then existing default) of being declared by a creditor to be prematurely due and payable or being placed on demand,

            in each case, as a result of an event of default (howsoever described) and after the expiry of any applicable grace period; or

      (c) any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

      unless the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than one million five hundred thousand Dollars (US$1,500,000) or its equivalent.

20.6  INSOLVENCY

      Any of the following occurs in respect of an Obligor:

      (a) it is, or is deemed for the purposes of any Applicable Law to be, unable to pay its debts as they fall due or insolvent;

      (b)   it admits its inability to pay its debts as they fall due;

      (c) it suspends making payments on any of its debts or announces an intention to do so other than where such debts are being disputed in good faith by appropriate proceedings (and for the

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            payment of which adequate reserves or security are at the relevant time maintained or provided to the extent required by GAAP);

      (d) by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or adjustment of any of its indebtedness; or

      (e)   a moratorium is declared in respect of any of its indebtedness.

      If a moratorium occurs in respect of any Obligor, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

20.7  INSOLVENCY PROCEEDINGS

(a) Except as provided in paragraph (b) below, any of the following occurs in respect of an Obligor:

      (i) any step is taken with a view to a moratorium, a composition, assignment or similar arrangement with any of its creditors;

      (ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition for or to file documents with a court for its winding-up, administration or dissolution or any such resolution is passed;

      (iii) any person presents a petition, or files documents with a court for its winding-up, administration or dissolution;

      (iv)  an order for its winding-up, administration or dissolution is made;

      (v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

      (vi) its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

      (vii) any other analogous step or procedure is taken in any jurisdiction.

(b) Paragraph (a) above does not apply to a frivolous or vexatious petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within twenty-one (21) days.

20.8  CREDITORS' PROCESS

      Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor having an aggregate value of one million five hundred thousand Dollars (US$1,500,000) or its equivalent, and is not discharged within twenty-one (21) days.

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20.9  CESSATION OF BUSINESS

      An Obligor ceases, or threatens to cease, to carry on business except as a result of any disposal not prohibited under this Agreement.

20.10 FAILURE TO PAY FINAL JUDGMENT

      An Obligor fails to comply with or pay any sum due from it under any final judgment or any final order (which, if capable of being appealed, is not appealed within the time limit allowed by law) made or given by any court of competent jurisdiction, which is in excess of one million five hundred thousand Dollars (US$1,500,000).

20.11 EFFECTIVENESS OF FINANCE DOCUMENTS

(a) It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents which the Facility Agent (acting on the instructions of the Tranche A Majority Lenders) considers material.

(b) Any Finance Document is not effective or is alleged by any Party (other than a Finance Party, an Owner or the Account Bank) to be ineffective for any reason and in any respect which the Facility Agent (acting on the instructions of the Majority Lenders) considers to be material.

(c) An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(d) Any Party (other than a Finance Party or the Account Bank) repudiates any material provision of a Finance Document or evidences an intention to repudiate any material provision of a Finance Document.

20.12 INVALIDITY OF SECURITY DOCUMENTS

      Any of the Security Documents ceases to be valid or any of those Security Documents creating a Security Interest in favour of the Security Trustee ceases to provide a perfected first priority security interest or, as the context may require, a perfected second priority security interest, in each case in favour of the Security Trustee.

20.13 ERISA

(a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(l) thereof) and an event described in sub-section .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability; a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made; the Borrower, the Obligors or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on

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      account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063,
      4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or
      4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or the Borrower, or any of the Obligors, has incurred or is reasonably likely to incur retiree medical liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or 4980B of the Code);

(b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and

(c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect.

20.14 ACCELERATION

(a) If an Event of Default is outstanding, the Facility Agent may (and if the Tranche A Majority Lenders so instruct it, shall), by notice to the
      Borrower:

      (i) cancel the undrawn, uncancelled amount of the Maximum Facility Amount; and/or

      (ii) declare that all or part of any amounts outstanding under the Finance Documents are:

            (A)   immediately due and payable; and/or

            (B)   payable on demand by the Facility Agent.

(b) If an Event of Default is outstanding in accordance with the provisions of Clause 20.2, 20.7, 20.9 or 20.10 but upon which the Tranche A Majority Lenders do not instruct the Facility Agent to act in the manner detailed in either paragraph (i) or (ii) above, after a period of fourteen (14) days plus the expiry of the relevant grace period, the Facility Agent shall thereafter be entitled to act in accordance with paragraphs (i) and
      (ii) above unless otherwise instructed by the Tranche A Majority Lenders.

      Any notice given under this Subclause will take effect in accordance with its terms.

21.   SECURITY

21.1  SECURITY TRUSTEE AS TRUSTEE

      Unless expressly provided to the contrary herein or in any Finance Document and except as otherwise required by Applicable Law, the Security Trustee holds any security created by a Security Document on trust for the Finance Parties, or, as the case may be, the relevant Finance Parties specified in the relevant Security Document.

21.2  RESPONSIBILITY

      The Security Trustee is not liable or responsible to any other Finance Party for:

      (a) any failure in perfecting or protecting the security created by any Security Document;

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      (b)   any other action taken or not taken by it in connection with any
            Security Document,

      unless directly caused by its gross negligence or wilful misconduct.

21.3  TITLE

      The Security Trustee may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

21.4  POSSESSION OF DOCUMENTS

      The Security Trustee is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document.

21.5  INVESTMENTS

      All moneys received by the Security Trustee under a Security Document shall be paid to the Facility Agent who shall deal with the moneys in accordance with the terms of this Agreement and the Subordination Deed. Any such moneys will until utilised, be invested in the name of, or under the control of, the Facility Agent in any investments selected by the Facility Agent (acting on the instructions of the Majority Lenders). Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including itself) and upon such terms as it may think fit.

21.6  APPROVAL

      Each Finance Party confirms its approval of each Security Document.

21.7  ENFORCEMENT OF SECURITY

(a) All instructions to the Security Trustee to enforce any Security Document shall be given through (and only through) the Facility Agent in accordance with this Clause 21.7. The Security Trustee may refrain from acting, exercising any right, power or discretion under any Security Document unless and until instructed by the Facility Agent as to whether or not such right, power or discretion is to be exercised, and if it is to be exercised, as to the manner in which it should be exercised.

(b) The Facility Agent shall instruct the Security Trustee to enforce any of the Security Documents if:

      (i)   an Event of Default has occurred and is continuing; and

      (ii)  the Tranche A Majority Lenders have voted in favour of such action.

      but the Security Trustee shall not enquire as to whether such requirements have been satisfied.

(c) Upon receipt of instructions in accordance with paragraph (b) above from the Facility Agent but subject to Clause 22.11 (Indemnities), the Security Trustee shall enforce any of the rights and powers that the Finance Parties may have under all or any of the Security Documents in accordance with this Agreement. If instructed by the Facility Agent due to legal requirements, the Security Trustee shall instruct each other Finance Party which is a party to a Security Document to do likewise, whereupon

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      each such Finance Party will so enforce the Security Documents to which it is a party in accordance with the instructions of the Security Trustee.

21.8  MANNER OF ENFORCEMENT

(a) If the Security Trustee is instructed to enforce any Security Document then, subject always to the provisions of the Subordination Deed, it may do so in such manner as it, in its absolute discretion, sees fit and solely having regard to the interests of the Finance Parties as a whole (or, as the case may be, those Finance Parties on whose behalf it is holding that Security Document) and without having regard to the interests of any individual Finance Party.

(b) Notwithstanding the provisions of Clause 21.8(a) to the extent that the Security Trustee is instructed to enforce any Security Document, it may refrain from doing in a jurisdiction, if in its opinion, based on legal advice obtained from that jurisdiction, enforcement of the Security Document;

      (i) would be contrary to any law of that jurisdiction and to the extent applicable, to the laws of England and Wales;

      (ii) would render it liable to any person in that jurisdiction or in England and Wales;

      (iii) would not be available to the Security Trustee by virtue of any applicable law in that jurisdiction or in England and Wales; or

      (iv) was deemed or determined by any court or other competent authority in that jurisdiction or in England and Wales to be ultra vires the powers of the Security Trustee.

(c) If any Finance Party is instructed by the Security Trustee due to legal requirements to enforce the security conferred by the Security Documents it will do so in accordance with the instructions of the Security Trustee. In giving such instructions the Security Trustee shall act in accordance with this Agreement and having regard to the interests of the Finance Parties as a whole (or, as the case may be, those Finance Parties on whose behalf it is holding that Security Document) and without having regard to the interests of any individual Finance Party.

21.9  RELEASE OF SECURITY

(a) If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

      (i)   the Majority Lenders agree to the disposal;

      (ii) the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

      (iii) the disposal is being made at the request of the Facility Agent or the Security Trustee in circumstances where any security created by the Security Documents has become enforceable; or

      (iv)  the disposal is being effected by enforcement of a Security
            Document,

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      and, in any such case the Facility Agent is satisfied that the relevant
      Loan will be prepaid in full in accordance with Clause 6.2(a)(i) at the time of the disposal or it is a disposal within Clause 18.7(b), then the asset being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b) Following the Final Maturity Date of any Loan, if that Loan has been irrevocably and unconditionally repaid in full to the satisfaction of the Finance Parties, and provided that there is no breach of Clause 17.6 (Collateral maintenance) at such time in respect of the remaining Vessel or Vessels, as the case may be, then the relevant Mortgage over the Vessel related to that Loan shall be released.

(c) If the Facility Agent is satisfied that a release is allowed under this Subclause, the Security Trustee must execute (at the request and expense of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Trustee to execute any such document.

21.10 CO-SECURITY AGENT

(a) The Security Trustee may appoint a separate security agent or a co-security agent or co-security trustee in any jurisdiction outside the United States of America:

      (i) if the Security Trustee considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

      (ii) for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

      (iii) for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b) Any appointment under this Subclause will only be effective if the security agent or co-security agent or co-security trustee confirms to the Security Trustee and the Borrower in form and substance satisfactory to the Security Trustee that it is bound by the terms of this Agreement as if it were the Security Trustee.

(c) The Security Trustee may remove any security agent or co-security agent or co-security trustee appointed by it and may appoint a new security agent or co-security agent in its place.

(d) The Borrower must pay to the Security Trustee any reasonable remuneration paid by the Security Trustee to any security agent or co-security agent or co-security trustee appointed by it, together with any related costs and expenses properly incurred by the security agent or co-security agent or co-security trustee.

22.   THE ADMINISTRATIVE PARTIES

22.1 APPOINTMENT OF THE FACILITY AGENT AND DUTIES OF THE FACILITY AGENT AND THE SECURITY TRUSTEE

(a) Each Finance Party (other than the Facility Agent and the Security Trustee) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b) Each Finance Party irrevocably authorises each of the Facility Agent and the Security Trustee to:

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      (i)   perform the duties and to exercise the rights, powers and
            discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

      (ii) execute each Finance Document expressed to be executed by the Facility Agent or as the case may be, the Security Trustee.

(c) Each of the Facility Agent and the Security Trustee has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

(d) Notwithstanding the terms of any Security Document, the Security Trustee will only exercise any of its powers, rights and discretions if so instructed by the Facility Agent.

22.2  ROLE OF THE ARRANGERS

      Except as specifically provided in the Finance Documents, the Arrangers in their capacity as Arrangers have no obligations of any kind to any other Party in connection with any Finance Document.

22.3  NO FIDUCIARY DUTIES

      Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party other than the Security Trustee need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

22.4  INDIVIDUAL POSITION OF AN ADMINISTRATIVE PARTY

(a) If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b) Each Administrative Party and any Affiliate of each Administrative Party may:

      (i) carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

      (ii) retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

22.5  RELIANCE

      Each of Facility Agent and the Security Trustee may:

      (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

      (b) rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

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      (c)   engage, pay for and rely on professional advisers selected by it
            (including those representing a Party other than the Facility Agent or, as the case may be, the Security Trustee);

      (d) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify and shall be protected by the provisions of Clause 22.11 (Indemnities) in such reliance; and

      (e) the Security Trustee may refrain from acting, exercising any right, power or discretion under any Finance Document unless and until instructed by the Facility Agent as to whether or not such right, power or discretion is to be exercised and if it is to be exercised, as to the manner in which it should be exercised;

      (f) the Security Trustee may refrain from acting in accordance with the instructions of the Facility Agent or otherwise beginning any legal action or proceedings arising out of or in connection with any Finance Document until it shall have received such security and/or indemnity as it may reasonably require (in advance or in payment) for all costs, claims, losses, expenses (including legal fees) and liabilities and costs which it will incur or may expend in complying with such instructions;

      (g)   act under the Finance Documents through its personnel and agents.

22.6  MAJORITY LENDERS' INSTRUCTIONS

(a) Each of the Facility Agent and the Security Trustee is fully protected if it acts on the instructions of the Majority Lenders (or, as the case may be, the Tranche A Majority Lenders or the Tranche B Majority Lenders or (in the case of the Security Trustee) the Facility Agent) in the exercise of any right, power or discretion or any matter not otherwise expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, then unless the Finance Documents expressly provide that the Facility Agent or, as the case may be, the Security Trustee acts on the instructions of the Tranche A Majority Lenders or the Tranche B Majority Lenders in exercising the relevant right, power or discretion, the Facility Agent or, as the case may be, the Security Trustee may act as it considers to be in the best interests of all the Lenders.

(b) Each Lender acknowledges and confirms that, unless expressly provided for to the contrary in the Finance Documents, it shall act in a reasonable manner when reaching any decision as to the exercise or non-exercise of any right, power or discretion by the Facility Agent.

(c) The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders (or, as the case may be, the Tranche A Majority Lenders or the Tranche B Majority Lenders) has not been exercised.

(d) Neither the Facility Agent nor the Security Trustee is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

(e) The Facility Agent or, as the case may be, the Security Trustee may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders (or, as the case may be, the Tranche A Majority Lenders or the Tranche B Majority Lenders).

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22.7  RESPONSIBILITY

(a) No Finance Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

      (i)   any Finance Document or any other document; or

      (ii) any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b) Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

      (i) has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

      (ii) has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

22.8  EXCLUSION OF LIABILITY

(a) Neither the Facility Agent nor the Security Trustee is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party (other than the Facility Agent and the Security Trustee respectively) may take any proceedings against any officer, employee or agent of the Facility Agent (or the Security Trustee, as the case may be) in respect of any claim it might have against the Facility Agent or the Security Trustee (as the case may be) or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c) Neither the Facility Agent nor the Security Trustee is liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent or the Security Trustee if the Facility Agent, or, as the case may be, the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or the Security Trustee for that purpose.

(d)   (i)   Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

      (ii) Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

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22.9  DEFAULT

(a) Neither the Facility Agent nor the Security Trustee is obliged to monitor or enquire whether a Default has occurred. Neither the Facility Agent nor the Security Trustee is deemed to have knowledge of the occurrence of a Default.

(b)   If the Facility Agent or the Security Trustee:

      (i) receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

      (ii) is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent and/or the Security Trustee and/or the Arranger) under this Agreement,

      it must promptly notify the other Finance Parties.

22.10 INFORMATION

(a) Both the Facility Agent and the Security Trustee must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent or, as the case may be, the Security Trustee, by a Party for that person.

(b) Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c) Except as provided above, neither the Facility Agent nor the Security Trustee has any duty:

      (i) either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

      (ii) unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d) In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e) Neither the Facility Agent nor the Security Trustee is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f) Each Obligor irrevocably authorises the Facility Agent and the Security Trustee to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent or, as the case may be, the Security Trustee.

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22.11 INDEMNITIES

(a) Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each of the Facility Agent and the Security Trustee for that Lender's Tranche A Pro Rata Share and/or Tranche B Pro Rata Share (as the case may be) of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, or any loss or liability incurred by the Security Trustee in acting as the Security Trustee or in respect of its role as Security Trustee, except to the extent that the loss or liability is caused by the Facility Agent's or the Security Trustee's gross negligence or wilful misconduct.

(b) The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

22.12 COMPLIANCE

      Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.13 RESIGNATION OF THE FACILITY AGENT OR THE SECURITY TRUSTEE

(a) Either of the Facility Agent or the Security Trustee may resign by giving written notice to the Lenders and the Borrower, in which case the Majority Lenders shall appoint a successor facility agent or, as the case may be a successor security trustee of which the Borrower approves, such approval not to be unreasonably withheld or delayed.

(b) If no successor facility agent or, as the case may be, successor security trustee has been appointed under paragraph (a) above within thirty (30) days after notice of resignation was given, the Facility Agent or, as the case may be Security Trustee may appoint a successor facility agent or, as the case may be a successor security trustee.

(c) The resignation of the Facility Agent or, as the case may be Security Trustee and the appointment of any successor facility agent or, as the case may be the successor security trustee will both become effective only when the successor facility agent or, as the case may be the successor security trustee notifies all the Parties that it accepts its appointment. On giving the notification, the successor facility agent or, as the case may be the successor security trustee will succeed to the position of the Facility Agent or, as the case may be the Security Trustee and the term FACILITY AGENT or, as the case may be, SECURITY TRUSTEE will mean the successor facility agent or, as the case may be, successor security trustee.

(d) The retiring Facility Agent or, as the case may be the Security Trustee must, at its own cost, make available to the successor Facility Agent or, as the case may be the successor Security Trustee such documents and records and provide such assistance as the successor Facility Agent or, as the case may be the successor Security Trustee may reasonably request for the purposes of transferring its functions as the Facility Agent or, as the case may be the Security Trustee under the Finance Documents.

(e) Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent or, as the case may be the retiring Security Trustee in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent or, as the case may be the Security Trustee, and, subject to paragraph (d) above, it will have no further obligations under any Finance Document.

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(f)   The Majority Lenders may, by notice to the Facility Agent or, as the case may be the Security Trustee, require it to resign under paragraph (a) above.

22.14 RELATIONSHIP WITH LENDERS

(a) Each of the Facility Agent and the Security Trustee may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five
      (5) Business Days' prior notice from that Lender to the contrary.

(b) The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c) The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

22.15 NOTICE PERIOD

      Where this Agreement specifies a minimum period of notice to be given to the Facility Agent or, as the case may be the Security Trustee, the Facility Agent or, as the case may be the Security Trustee may, at its discretion, accept a shorter notice period.

22.16 SURVIVAL

      The provisions of this Clause 22 shall survive the termination of this Agreement and shall remain for the benefit of the Security Trustee even after its resignation under the terms of this Agreement.

23.   EVIDENCE AND CALCULATIONS

23.1  ACCOUNTS

      Accounts maintained by a Finance Party in connection with this Agreement are conclusive (save for manifest error) evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings and the Facility Agent will maintain separate accounts for each Loan.

23.2  CERTIFICATES AND DETERMINATIONS

      Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3  CALCULATIONS

      Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

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24.   FEES

24.1  COMMITMENT FEE

(a)   The Borrower must pay a commitment fee calculated at the rate of fifty
      (50) basis points per annum on the undrawn, uncancelled amount of the Total Commitments to the Facility Agent for and on behalf of the Lenders. The commitment fee shall accrue from the date of this Agreement.

(b) Accrued commitment fee is payable on the last day of the Availability Period. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is otherwise cancelled or drawn in full.

24.2  UNDERWRITING AND STRUCTURING FEE

      The Borrower must pay to the Arranger underwriting and structuring fees in the manner agreed in a Fee Letter between the Arranger, the Facility Agent and the Borrower.

24.3  AGENCY AND SECURITY TRUSTEE FEE

      The Borrower must pay to the Facility Agent and the Security Trustee an agency and security trustee fee in the manner agreed in a Fee Letter between the Arranger, the Facility Agent and the Borrower.

24.4  REFUND OF FEES

      The fees referred to in this Clause 24 and the Fee Letters shall not be refunded under any circumstances whatsoever once they have been paid.

25.   INDEMNITIES AND BREAK COSTS

25.1  CURRENCY INDEMNITY

(a)   Each of the Obligors shall, as an independent obligation and within three
      (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

      (i) the Finance Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or

      (ii) that liability being converted into a claim, proof, judgment or order,

      in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b) Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

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25.2  OTHER INDEMNITIES

(a)   Each of the Obligors shall, as an independent obligation and within three
      (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

      (i)   the occurrence of any Event of Default;

      (ii) any failure by an Obligor to pay any amount due under a Finance Document on its due date;

      (iii) (other than by reason of gross negligence or default by that Finance Party) a Loan (or part of a Loan) not being made after a Request has been delivered for that Loan; or

      (iv) a Loan (or part of a Loan) not being prepaid on the date and in the amount specified under a notice of prepayment.

      The liability of the Obligors in each case includes any cost, loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b) Each Obligor must indemnify against any cost, loss or liability incurred by any Finance Party as a result of:

      (i) investigating any event which that Finance Party reasonably believes to be a Default; or

      (ii) acting or relying on any notice of an Obligor which that Finance Party reasonably believes to be genuine, correct and appropriately authorised.

(c) Each Obligor must indemnify and agree to hold harmless the Finance Parties and in each case, each of its and their Affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an INDEMNIFIED PARTY) from and against any Losses, joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Finance Documents or the Related Contracts (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the Facility. This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by an Obligor, the shareholders of an Obligor or the creditors of an Obligor, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or wilful misconduct.

(d) Each Obligor must indemnify and hold each Finance Party harmless on a full indemnity basis, from and against each and every Loss:

      (i) arising directly or indirectly out of or in any way connected with the ownership, possession, performance, transportation, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, delivery, acceptance, leasing, sub-leasing, chartering, insurance, maintenance, repair, service,

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            modification, refurbishment, drydocking, survey, conversion, overhaul, replacement, removal, repossession, return, redelivery, storage, sale, disposal, the complete or partial removal, decommissioning, making safe, destruction, abandonment or loss by any of the Owners or any other person of any of the Vessels or caused by any of the Vessels becoming a wreck or an obstruction to navigation, whether or not such liability may be attributable to any defect in any of the Vessels or to the design, construction or use thereof or from any maintenance, service, repair, drydocking, overhaul, inspection or for any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise and whether or not any of the Vessels (or any part thereof) is in possession or control of the relevant Owner or the Manager or any other person and whether or not the same is in United Kingdom waters or abroad;

      (ii) arising directly or indirectly out of or in any way connected with any Release of Hazardous Material, any Environmental Claim, or any breach of an Environmental Law or the terms and conditions of an Environmental Approval;

      (iii) as a consequence of any claim that any design, article or material in any of the Vessels or any part thereof or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right; or

      (iv) in preventing or attempting to prevent the arrest, seizure, taking in execution, requisition, impounding, forfeiture or detention of any of the Vessels or in securing or attempting to secure the release of any of the Vessels.

(e) Each Obligor shall indemnify and keep the Security Trustee (and, without limitation, its directors, officers, agents and employees) indemnified and hold each of them harmless from and against any and all losses, liabilities, claims, actions, damages, fees and expenses, (including lawyers' fees and disbursements), arising out of or in connection with this Agreement, save as are caused by their own gross negligence or wilful default.

25.3  BREAK COSTS

(a) Each Owner must pay to each Lender, or, as the case may be, each Swap Bank, its Break Costs in accordance with this Agreement.

(b) In respect of a Lender, Break Costs are the amount (if any) determined by the relevant Lender by which:

      (i) the interest which that Lender would have received for the period from the date of receipt of payment of a Loan or an overdue amount to the last day of the current Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

      exceeds

      (ii) the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

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(c)   In respect of each Swap Bank, Break Costs are the amount (if any)
      determined by such Swap Bank in accordance with the terms of the relevant Swap Agreement which would indemnify that Swap Bank against any loss or liability that it incurs as a consequence of terminating all or any part of the swap or other hedging arrangements under any Swap Agreement.

(d) Each Lender, or as the case may be, each Swap Bank must supply to the Owners details of the amount of any Break Costs claimed by it under this Clause.

26.   EXPENSES

26.1  INITIAL COSTS

      The Borrower must pay to each of the Arranger, the Security Trustee and the Facility Agent the amount of all reasonable or otherwise fixed or capped costs and expenses (including legal fees) incurred by it in connection with (but not limited to) the negotiation, preparation, printing and execution of the Finance Documents.

26.2  SUBSEQUENT COSTS

      The Borrower must pay to each of the Arranger, the Security Trustee and the Facility Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with:

      (a) the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate or any other document effecting syndication to a New Lender) executed after the date of this Agreement; and

      (b) any amendment, waiver or consent requested by or on behalf of an Owner or specifically allowed by this Agreement, including but not limited to any amendments required to the Finance Documents as a result of the issuance of a Combination Notice pursuant to the provisions of Clause 28.

26.3  ENFORCEMENT COSTS

      The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, any Finance Document.

27.   WAIVER OF CONSEQUENTIAL DAMAGES

      In no event shall any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and each Obligor hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages whether or not accrued and whether or not known or suspected to exist in its favour, unless caused by the fraud, wilful default or recklessness of the relevant Finance Party in performance of any of its obligations under this Agreement or any of the Finance Documents.

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28.   CHANGES TO TRANCHE A AND TRANCHE B

28.1  COMBINATION NOTICE

      Each of the Obligors and the Finance Parties agrees and acknowledges that in the event that the Tranche B Loans are not syndicated within forty five
      (45) days of the drawdown of Vessel Loan 1, the Facility Agent may (acting on the instructions of the Lenders) give notice to the Borrower of the Finance Parties intention to combine the Tranche A Loans and Tranche B Loans into a single tranche (the COMBINATION NOTICE).

28.2  EFFECT OF COMBINATION NOTICE

      Upon receipt by the Borrower of the Combination Notice:

      (a) all references to Tranche B Loans and Tranche B Lenders shall be construed as being references to Tranche A Loans and Tranche A Lenders;

      (b) all amounts drawn under Tranche B Loans and any undrawn Commitments in respect of Tranche B Loans shall be treated as being amounts drawn under Tranche A Loans and undrawn Commitments in respect of Tranche A Loans and the Commitments of the Tranche A Lenders, the Maximum Available Tranche A Loan Amount and the Maximum Tranche A Facility Amount shall be adjusted and construed accordingly;

      (c) the Facility Agent shall issue a new repayment schedule, which will replace Schedule 6;

      (d) Clause 6.3(c) of this Agreement shall be deleted in its entirety and replaced with the following:

            "(c) In the event that the shares in the Borrower are not the subject of an IPO which results in the Loans being prepaid by at least fifty million Dollars (US$50,000,000) within twelve
                  (12) months of the date of this Agreement (the EQUITY PERIOD), the Borrower shall, after the expiry of the Equity Period, partially prepay the Loans by paying to the Facility Agent a sum equal to eighteen point seven five (18.75) per cent. of the total principal amount that is outstanding following the date that the last Loan (in time) was drawn down in accordance with the terms and conditions set out in this Agreement (the EQUITY PAYMENT). The Borrower acknowledges and agrees to procure that the Equity Payment is funded either (i) through the provision by the Ultimate Shareholders of further equity contributions contributed on a several basis in the proportions set out in the Equity Claw Agreement, either from their own funds or from funds procured from third parties unconnected with the Borrower, or (ii) by Quintana or the Borrower raising financing (debt and/or equity) which, if such financing is raised by the Borrower, is fully subordinated to the Loans on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders). The Equity Payment shall be applied by the Facility Agent against Loans, applied against Repayment Instalments in inverse order of maturity. For the avoidance of doubt, such Equity Payment shall be reduced to the extent that, and shall not be required to be made if (i) Quintana raises financing (whether debt or equity) equal to such payment which is contributed to the Borrower, or
                  (ii) the Borrower raises financing (whether debt or equity) equal to such payment which financing shall be fully subordinated to the Loans.

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      (e)   The definition of Tranche A Margin in Clause 1.1 of this Agreement shall be amended by deleting the reference to "1.625" and replacing it with a reference to "1.75" which margin shall apply to the whole of the Loans and the definition of Tranche B Margin shall be deleted and all references to Tranche B Margin shall be construed as Tranche A Margin.

      (f) each of the Obligors shall execute upon request by the Facility Agent such further deeds, notices, acknowledgments or documents which are necessary or desirable in order to ensure that the Finance Documents are amended to reflect the Combination Notice, including but not limited to the execution by each of the Owners of:

            (i)   first priority mortgages to secure the Maximum Facility
                  Amount;

            (ii)  second priority mortgages to secure the Swap Agreements; and

            (iii) such other security agreements as the Facility Agent may consider necessary or desirable in connection with the Combination Notice or to ensure the validity and enforceability of any Finance Document,

      such documents to be on substantially the same terms, mutatis mutandis, as the Security Agreements and Finance Documents.

29.   AMENDMENTS AND WAIVERS

29.1  PROCEDURE

(a) Except as provided in this Clause, no term of the Finance Documents may be amended or waived without the agreement of the Borrower and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b) The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

29.2  EXCEPTIONS

(a)   An amendment or waiver which relates to:

      (i)   the definition of MAJORITY LENDERS in Clause 1.1 (Definitions);

      (ii) an extension of the date of payment of any amount to a Lender under the Finance Documents;

      (iii) a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

      (iv) an increase in, or an extension of, a Commitment or the Total Commitments;

      (v)   a release of an Obligor;

      (vi) a term of a Finance Document which expressly requires the consent of each Lender;

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      (vii)  the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

      (viii) this Clause,

      may only be made with the consent of all the Lenders and Borrower such consent not to be unreasonably withheld or delayed.

(b) An amendment or waiver which relates to a reduction in the Tranche A Margin or to the definition of Tranche A Majority Lenders may only be made with the consent of all the Tranche A Lenders and the Borrower.

(c) An amendment or waiver which relates to a reduction in the Tranche B Margin or to the definition of Tranche B Majority Lenders, may only be made with the consent of all the Tranche B Lenders and the Borrower.

(d) An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party and the Borrower.

29.3  REQUIRED LENDERS

      If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive of Clause 29.2(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender's consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender's Commitment (if such Lender's consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender's consent, in accordance with Clause 29.2, provided that, unless the Commitments that are terminated, and Loans that are repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to this Agreement.

29.4  CHANGE OF CURRENCY

      If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and on the instructions of the

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      Majority Lenders and after consultation with the Borrower) determines is necessary to reflect the change.

29.5  WAIVERS AND REMEDIES CUMULATIVE

      The rights of each Finance Party under the Finance Documents:

      (a)   may be exercised as often as necessary;

      (b) are cumulative and not exclusive of its rights under the general law; and

      (c)   may be waived only in writing and specifically.

      Delay in exercising or non-exercise of any right is not a waiver of that right.

30.   CHANGES TO THE PARTIES

30.1  ASSIGNMENTS AND TRANSFERS BY OBLIGORS

      The Obligors may not assign or transfer any of their respective rights and obligations under the Finance Documents without the prior consent of all the Lenders.

30.2  ASSIGNMENTS AND TRANSFERS BY LENDERS

(a) A Lender (the EXISTING LENDER) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to another bank, financial institution or to a trust, fund or other entity which is regularly engaged or established for the purpose of making, purchasing or otherwise investing in loans, securities or other financial assets (the NEW LENDER).

(b) Unless the Borrower and the Facility Agent otherwise agree, a transfer of part of a Commitment or the rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of five million Dollars (US$5,000,000).

(c) The consent of the Borrower is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default has occurred and is continuing. The consent of the Borrower must not be unreasonably withheld or delayed.

(d)   A transfer of obligations will be effective only if:

      (i) the obligations are novated in accordance with the following provisions of this Clause; and

      (ii) the New Lender confirms to the Facility Agent and the Borrower in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender; and

      (iii) the New Lender enters into the Subordination Deed by a Deed of Accession (as defined in the Subordination Deed).

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(e)   Unless the Facility Agent otherwise agrees, the New Lender must pay to the
      Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of three thousand five hundred Dollars (US$3,500).

(f) Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

30.3  PROCEDURE FOR TRANSFER BY WAY OF NOVATIONS

(a)   In this Subclause:

      TRANSFER DATE means, for a Transfer Certificate, the later of:

      (i)   the proposed Transfer Date specified in that Transfer Certificate;
            and

      (ii) the date on which the Facility Agent executes that Transfer Certificate.

(b)   A novation is effected if:

      (i) the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

      (ii)  the Facility Agent executes it.

(c)   On the Transfer Date:

      (i) the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Lender; and

      (ii) the Existing Lender will be released from those obligations and cease to have those rights.

(d) Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

30.4  LIMITATION OF RESPONSIBILITY OF EXISTING LENDER

(a) Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for:

      (i) the legality, validity, effectiveness, completeness, accuracy, adequacy or enforceability of any Finance Document or any other document;

      (ii)  the financial condition of any Obligor;

      (iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

      (iv) the accuracy of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

      and any representations or warranties implied by law are excluded.

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(b)   Each New Lender confirms to the Existing Lender that it:

      (i) has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Obligors and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

      (ii) has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)   Nothing in any Finance Document requires an Existing Lender to:

      (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

      (ii) support any losses incurred by the New Lender by reason of the non-performance by an Owner of its obligations under any Finance Document or otherwise.

30.5  COSTS RESULTING FROM CHANGE OF LENDER OR FACILITY OFFICE

(a)   If:

      (i) a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

      (ii) as a result of circumstances existing at the date of assignment, transfer or change occurs, the Borrower would be obliged to pay a Tax Payment or an Increased Cost,

      then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to a Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

(b) Without prejudice to Clause 30.5(a) above, if a Lender assigns or transfers any of its rights and obligations under the Finance Documents pursuant to the terms of Clause 30.2 (Assignments and transfers by Lenders), then the transferring or assigning Lender shall pay all reasonable costs and expenses directly incurred by the other Parties to this Agreement as a result of such transfer or assignment.

30.6  CHANGES TO THE REFERENCE BANKS

      If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Borrower) appoints another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.7  APPOINTMENT OF ADDITIONAL ARRANGERS

      The Arranger may agree that a New Lender be appointed as an additional mandated lead arranger and the transfer certificate in respect of such New Lender shall include a confirmation by such New Lender that they accede to this Agreement as an arranger, and "Arranger" shall be construed accordingly.

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31.   DISCLOSURE OF INFORMATION

      Each Finance Party agrees to maintain as confidential all confidential information provided to them by the Obligors and designated as confidential, provided that each Finance Party may disclose to any of its Affiliates and any other person such information as that Finance Party shall consider appropriate in respect of information supplied to it, by or on behalf of an Obligor, the Group, any Charterer, or the Finance
      Documents:

      (a) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

      (b) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

      (c) to whom, and to the extent that, information is required to be disclosed by any Applicable Law,

      (d)   to any other Finance Party; or

      (e)   to its and any Obligors' professional advisors,

      PROVIDED ALWAYS that, in relation to paragraph (b), the person to whom the information is to be given has entered into a confidentiality undertaking in form and substance satisfactory to the Borrower.

32.   SET-OFF

      A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents against any obligation (whether or not matured) owed by that Finance Party to that Obligor regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.   PRO RATA SHARING

33.1  REDISTRIBUTION

      If any amount owing by an Obligor under this Agreement to a Lender (the RECOVERING LENDER) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a RECOVERY), then:

      (a) the recovering Lender must, within three (3) Business Days, supply details of the recovery to the Facility Agent;

      (b) the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

      (c) the recovering Lender must pay to the Facility Agent an amount equal to the excess (the REDISTRIBUTION).

33.2  EFFECT OF REDISTRIBUTION

(a) The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b) When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c) If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)   If:

      (i) a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor and

      (ii) the recovering Lender has paid a redistribution in relation to that recovery,

      each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

33.3  EXCEPTIONS

      Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

      (a) it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

      (b) it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

            (i) the recovering Lender notified the Facility Agent of those proceedings; and

            (ii) the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

34.   SEVERABILITY

      If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

      (a) the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

      (b) the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

35.   COUNTERPARTS

      Each Finance Document may be executed in any number of counterparts and by facsimile provided that original signed copies are provided within a reasonable period of time thereafter. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.   NOTICES

36.1  IN WRITING

(a) Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, fax, e-mail or by any other electronic communication approved by the Facility Agent;

(b) For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c) Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

36.2  CONTACT DETAILS

(a) Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b) The contact details of the Borrower, Quintana Management and each of the Owners for this purpose are:

      Address: Quintana Maritime Limited
               Pandoras 13 & Kyprou Str.
               166 74 Glyfada - Greece

      Fax number: +11 30 210 8986823
      Attention: Mr Stamatis Molaris

(c)   The contact details of Quintana are:

      Address: Quintana Maritime Investors LLC
               601 Jefferson Street
               Suite 3600
               Houston
               Texas
               Unites States of America

      Fax number: +1 713 751 7517
      Attention: Mr Wyatt Hogan

(d)   The contact details of the Facility Agent for this purpose are:

      Address: Loans Agency Office
               2nd Floor
               4 Harbour Exchange Square
               London, E14 9GE

      Fax number: +44 (0)208 636 3824
      Attention: Ian Hayton

(e)   The contact details of the Security Trustee are:

      Address: Citigroup Centre
               Canada Square
               Canary Wharf
               London E14 5LB

      Fax number: +44 (0) 20 7500 5877
      Attention: Agency and Trust

(f) A Party may change its contact details by giving five (5) Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(g) Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

36.3  EFFECTIVENESS

(a) Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

      (i)   if delivered in person, at the time of delivery;

      (ii) if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

      (iii) if by fax, when received in legible form; and

      (iv) if by e-mail or any other electronic communication, when received in legible form.

(b) A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c) A communication to the Facility Agent will only be effective on actual receipt by it.

36.4  OBLIGORS

      All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

36.5  ENTIRE AGREEMENT

      This Agreement and the other Finance Documents entered into pursuant to this Agreement contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to such transactions.

37.   LANGUAGE

(a)   Any notice given in connection with a Finance Document must be in English.

(b)   Any other document provided in connection with a Finance Document must be:

      (i)   in English; or

      (ii) (unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

38.   GOVERNING LAW

      This Agreement is governed by English law.

39.   ENFORCEMENT

39.1  JURISDICTION

(a) The English courts have jurisdiction to settle any dispute in connection with any Finance Document.

(b) The English courts are the most appropriate and convenient courts to settle any such dispute.

(c) This Clause is for the benefit of the Lenders only. To the extent allowed by law, the Lenders (either directly or through an Administrative Party) may take:

      (i)   proceedings in any other court; and

      (ii)  concurrent proceedings in any number of jurisdictions.

39.2  SERVICE OF PROCESS

(a) Each of the Obligors irrevocably appoints Law Debenture Corporation of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b) If any person appointed as process agent is unable for any reason to act as agent for service of process, the relevant Obligor or Obligors must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c) Each of the Obligors agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)   This Clause does not affect any other method of service allowed by law.

39.3  WAIVER OF IMMUNITY

      Each of the Obligors irrevocably and unconditionally:

      (a) agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

      (b) consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

      (c)   waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

                                   SCHEDULE 1

                                ORIGINAL PARTIES

                                     PART 1

                           THE OWNERS AND THE VESSELS

                                                          COUNTRY OF
    NAME OF OWNER                SELLER                    FORMATION                FLAG OF VESSEL            NAME OF VESSEL
 Fearless Shipco LLC        Jade Marine S.A.        Republic of the Marshall  Republic of the Marshall   "Fearless I" (previously
                                                            Islands                    Islands                  "Fearless")

King Coal Shipco LLC   Far Eastern Shipping Corp.   Republic of the Marshall  Republic of the Marshall   "King Coal" (previously
                                                            Islands                    Islands                "King Arthur")

Coal Glory Shipco LLC  Galene Shipping Corporation  Republic of the Marshall  Republic of the Marshall   "Coal Glory" (previously
                                                            Islands                    Islands                   "Galene")

 Coal Age Shipco LLC    Panoria Special Maritime    Republic of the Marshall  Republic of the Marshall    "Coal Age" (previously
                        Enterprise, Voula, Greece           Islands                    Islands                  "Panoria")

 Iron Man Shipco LLC    Pandesia Special Maritime   Republic of the Marshall  Republic of the Marshall    "Iron Man" (previously
                               Enterprise                   Islands                    Islands                  "Pandesia")

Linda Leah Shipco LLC      Denak Depoculuk Ve       Republic of the Marshall  Republic of the Marshall   "Linda Leah" (previously
                            Nakliyecilik A.S.               Islands                    Islands                 " Denak - C")

 Barbara Shipco LLC        Denak Depoculuk Ve       Republic of the Marshall  Republic of the Marshall    "Barbara" (previously
                            Nakliyecilik A.S.               Islands                    Islands                 " Denak - B")

Coal Pride Shipco LLC  Ikan Beliak Shipping Pte.,   Republic of the Marshall  Republic of the Marshall   "Coal Pride" (previously
                                  Ltd.                      Islands                    Islands                " Ikan Beliak")

                                                                   29 April 2005

                                     PART 2

                                ORIGINAL LENDERS

NAME OF ORIGINAL LENDER  TRANCHE A COMMITMENTS (US$)  TRANCHE B COMMITMENTS (US$)
Citibank, N.A.                   213,245,500                   49,210,500

                                                                   29 April 2005

                                   SCHEDULE 2

                              CONDITIONS PRECEDENT

                                     PART 1

                          INITIAL CONDITIONS PRECEDENT

1.    BORROWER

1.1 A certified copy* of the constitutional documents of the Borrower together with an up to date Certificate of Goodstanding dated no more than ten (10) Business Days prior to the drawdown date.

1.2   A certified copy of a resolution of the board of directors of the
      Borrower:

(a) approving the terms of, and the transactions contemplated by, each Finance Document and each Related Contract to which the Borrower is a party and resolving that it executes each Finance Document and each Related Contract, then to be executed;

(b) authorising a specified person or persons to execute each Finance Document and each Related Contract on its behalf to which it is a party, then to be executed; and

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with each Finance Document and each Related Contract to which it is a party, then to be executed.

1.3 A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4 A certified copy of all other resolutions, consents, licences, exemptions and filings, corporate, official or otherwise which the Facility Agent may reasonably require in connection with this Agreement or any other Finance Document.

* Each certified copy must be certified by a director, officer or duly authorised attorney of the Borrower as being true and complete no earlier than the date falling three Business Days prior to the date of this Agreement.

2.    GUARANTORS

2.1   A certified copy* of the constitutional documents of each Guarantor.

2.2 A certified copy* of a resolution of the sole member of each Owner and Quintana Management and a resolution of the board of directors for
      Quintana:

      (a) approving the terms of, and the transactions contemplated by, the Finance Documents and Related Contracts to which it is a party and resolving that it execute the Finance Documents and Related Contracts to which it is a party;

------------
* Each certified copy must be certified by a director, officer or duly authorised attorney of the relevant Owner as being true and completa as at a date no earlier than the date of Request for a first Drawing.

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                                       104

      (b) authorising a specified person or persons to execute the Finance Documents and Related Contracts to which it is a party on its behalf; and

2.3 A specimen of the signature of each person authorised by the resolution referred to in paragraph 2.2 above.

2.4 A certified copy* of a resolution of the shareholder(s) of Quintana approving the resolutions referred to in paragraph 2.2 above.

* Each certified copy must be certified by a director, officer or duly authorised attorney of the relevant Guarantor as being true and complete no earlier than the date falling three (3) Business Days prior to the date of this Agreement.

3.    RELATED CONTRACTS

3.1   A duly executed original of this Agreement.

3.2   A duly executed original of each Fee Letter

3.3 A duly executed original of each Pledge of Shares, together with all certificates in respect of the shares of the Borrower and the Owners.

3.4 A duly executed original of each Junior Pledge of Shares, together with all certificates in respect of the shares of the Borrower and the Owners.

3.5 A certified copy of each then existing Vessel Management Agreement, duly executed.

3.6   A duly executed original of the Subordination Deed.

3.7   A duly executed original of the Operating Account Charge.

3.8   A duly executed original of the Junior Operating Account Charge.

3.9   A duly executed original of the Reserve Account Charge.

3.10  A duly executed original of the Junior Reserve Account Charge.

3.11  A duly executed original of the Charter Accounts Charge.

3.12  A duly executed original of the Junior Charter Accounts Charge.

3.13 Duly executed originals of all notices of assignment required to be served under each Security Document referred to above and faxed copies of the acknowledgements thereof (where it is not possible to provide originals of the same, with such originals to follow as soon as practicable after the Utilisation Date), duly executed by each relevant counterparty.

4.    OTHER DOCUMENTS

4.1   A duly executed original of the Equity Claw Agreement.

                                                                   29 April 2005

4.2 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or any Related Contract or for the validity and enforceability of any Finance Document or any Related Contract.

4.3 A letter from Law Debenture Corporation agreeing to its appointment as process agent for the Obligors under the Finance Documents.

4.4 A duly executed original of the Personal Guarantee in form and substance satisfactory to the Facility Agent.

4.5 Evidence, in form and substance satisfactory to the Arranger, that Quintana has received net cash proceeds from the common equity financing of, following payment of all fees and costs in connection with the common equity financing, of at least five million Dollars (US$5,000,000) and shall have contributed the full amount of such proceeds to the Borrower.

4.6 Evidence, in form and substance satisfactory to the Arranger, of the proposed corporate and capital structure of the Borrower and each of the Guarantors, such structure to be satisfactory to the Arranger.

5.    LEGAL OPINIONS

5.1 A legal opinion of Allen & Overy LLP, London office, English legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

5.2 A legal opinion of Seward & Kissel, Marshall Islands legal advisors to the Lenders, in respect of, amongst other things, Borrower, the Guarantors, Quintana Management, the potential flag of the Vessels and the Mortgage and the Junior Mortgage, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

5.3 A legal opinion of Pologiorgis, Babalis & Mavrou Law Firm, Greek legal advisers to the Lenders, in respect of, amongst other things, the Operating Account Charge and the Charter Accounts Charge, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

6.    OTHER REQUIREMENTS

Receipt by the Facility Agent of the underwriting fee, structuring fee and agency and security trustee fee, each as outlined in a fee letter between the Borrower, the Arranger and the Facility Agent dated 11th April, 2005.

                                                                   29 April 2005

                                     PART 2

                         DELIVERY CONDITIONS PRECEDENT

At the time of drawdown of each Loan in respect of a Vessel, the Facility Agent shall require the following documentation from the Borrower and the relevant
Owner:

1.    OWNER

(a) A certified copy* of the constitutional documents of the Owner or a certificate of the Owner certifying that such documents have not been amended since they were supplied to the Facility Agreement when this Agreement was entered into.

(b) A certified copy* of a resolution of the sole member of the Owner (unless such a resolution in relation to the issues below is still in full force and effect):

      (i) authorising a specified person or persons to execute the relevant Security Agreements; and

      (ii) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices required in order for the Owner to take delivery of the Vessel pursuant to the relevant Memorandum of Agreement.

      (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with each Finance Document and each Related Contract to which it is a party, then to be executed.

(c) A specimen of the signature of each person authorised by the resolution referred to in paragraph b(i) and (ii) above.

2.    DELIVERY OF VESSEL

(a)   A certified true copy* of the relevant Memorandum of Agreement.

(b) Evidence that the title to the Vessel is held by the Owner free of all Security Interests other than Permitted Liens;

3.    DOCUMENTS

(a)   A duly executed original of the relevant Mortgage.

(b)   A duly executed original of the relevant Junior Mortgage.

(c)   A duly executed original of the relevant General Assignment.

(d)   A duly executed original of the relevant Junior General Assignment.

(e) A duly executed original of the relevant Vessel Management Agreement Assignment.

(f)   A duly executed original of the relevant Manager's Undertaking.

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                                       107

4.    DELIVERY OF THE VESSEL

(a)   Evidence that:

      (i) the Vessel is provisionally registered in the name of the Owner, as appropriate, as a Republic of the Marshall Islands Vessel at the port of Majuro;

      (ii) the Mortgage and the Junior Mortgage in respect of the Vessel has been duly recorded in the Republic of the Marshall Islands and constitutes a first priority security interest and second priority interest, respectively, over the Vessel and that all taxes and fees payable to the Republic of the Marshall Islands Registry of Ships in respect of the Vessel have been paid in full;

(b)   A certified copy* of:

      (i) an interim classification certificate (with an undertaking to provide to the Facility Agent a full classification certificate within two (2) months of the relevant Delivery Date) in respect of the Vessel showing the Vessel to be in class without overdue recommendation, condition or qualification or, in the event that this is not available, a faxed copy with a certified copy to follow as soon as practicable after the relevant Delivery Date;

      (ii) a valid Interim Safety Management Certificate (with an undertaking to provide to the Facility Agent a full Safety Management Certificate within 2 months of the relevant Delivery Date) for the Vessel;

      (iii) a valid interim Document of Compliance (with an undertaking to provide to the Facility Agent a full Document of Compliance within 2 months of the relevant Delivery Date); and

      (iv) a valid interim International Ship Security Certificate (with an undertaking to provide to the Facility Agent a full International Ship Security Certificate within 2 months of the relevant Delivery
            Date) for the Vessel.

(c) Confirmation acceptable to the Facility Agent that the Owner and the Seller have each executed a protocol of delivery and acceptance in respect of the Vessel.

(d) Other than in respect of Vessel 4 and Vessel 5, a certified copy* of any Time Charter together with confirmation acceptable to the Facility Agent that any Charterer has executed an acceptance certificate in respect of such Time Charter.

(e) A copy of the valuations provided by two Approved Valuers in respect of the Vessel, in each case dated not more than thirty (30) days prior to drawdown.

(f) Evidence, in form and substance satisfactory to the Arranger, that Quintana has, in addition to the net cash proceeds received and contributed to the Borrower pursuant to Schedule 2, Part 1, paragraph 4.5, has deposited into escrow accounts and/or paid to the Seller of the Vessel being acquired net cash proceeds the common equity financing in a sum equal to at least twenty per cent. (20%) of the aggregate purchase price of the relevant Vessel (less any amounts previously contributed by Quintana and used to fund the escrow account).

-------------
* Each certified copy document must be certified by a director, officer or duly authorised attorney of the Owner as being true and complete as at a date no earlier than the Delivery Date of a Vessel.

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                                       108

(g) A duly executed solvency certificate from the senior financial officer of the Borrower, in form and substance satisfactory to the Arranger, setting forth the conclusion that after giving effect to the transaction contemplated by this Agreement, the Group and each of the Obligors taken as a whole, is solvent and will not be rendered insolvent by the indebtedness incurred pursuant to this Agreement.

5.    INSURANCE

(a) A certified copy of the cover notes of all current insurance policies and reinsurance policies (incorporating the relevant cut-through provisions) in respect of the Vessel.

(b) Duly executed and, where necessary, notarised notices of assignment (and acknowledgements of the same) of the Obligatory Insurances in respect of the Vessel duly executed by the Owner substantially in the form provided for in the General Assignment and the Junior General Assignment.

(c) Fax confirmation from each broker, capital insurer and club concerned with the Obligatory Insurances of the Vessel that:

      (i)   the relevant cover is in effect;

      (ii) they will accept notice of assignment of the Obligatory Insurances in favour of the Facility Agent and execute an acknowledgement of the notice in the form required by the Facility Agent;

      (iii) they will restrict their lien for unpaid premiums under any fleet policy to unpaid premiums in respect of that Vessel only;

      (iv) they will issue a letter of undertaking in the current LIBA form (in the case of Lloyds brokers), in the form provided for in the Insurances Assignment (in the case of non-Lloyds brokers, insurers and reinsurers other than clubs) or in their current standard form (in the case of clubs);

      (v) they will accept endorsement of a loss payable clause on the policies in the form provided for in the General Assignment (in the case of brokers and insurers other than clubs) and Junior General Assignment or will note the interest of the Facility Agent in the entry for the Vessel by way of a loss payable clause in their current standard form (in the case of clubs); and

      (vi) they are not aware of any mortgage, charge, assignment or other encumbrance affecting the Obligatory Insurances with which they are concerned (other than any previously disclosed by the Owner to the Facility Agent in writing).

(d) Confirmation from the Facility Agent of its satisfaction with a final insurance report in respect of the insurance and reinsurance covenants and the Obligatory Insurances prepared by Aon.

* Each certified copy must be certified by a director, officer or duly authorised attorney of the Owner as being true and complete no earlier than the date falling three Business Days prior to the date of this Agreement.

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                                      109

                                     PART 3

                              CONDITIONS SUBSEQUENT

1. The Borrower shall use reasonable efforts to cause AMCI Acquisition II, LLC to deliver to the Facility Agent within thirty (30) days after the date of this Agreement, an agreement duly executed by AMCI Acquisition II, LLC that is supplemental to the Equity Claw Agreement and that sets out a covenant by AMCI Acquisition II, LLC, reasonably satisfactory to the Facility Agent

2.    In respect of Vessel 4 and Vessel 5, following the date falling thirty
      (30) days after the date of delivery of such Vessel to the relevant Owner under the Memorandum of Agreement, receipt by the Facility Agent of a certified copy* of a Time Charter (as such term is defined in Clause 18.22), together with confirmation acceptable to the Facility Agent that any Charterer has executed an acceptance certificate in respect of such Time Charter.

* Each certified copy must be certified by a director, officer or duly authorised attorney of the relevant Owner as being true and complete no earlier than the date falling three Business Days prior to the date of when such document is required to be tendered under this Schedule 2, Part 3.

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                                       110

                                   SCHEDULE 3

                                     REQUEST

                                     PART 1

                                 FORM OF REQUEST

To:   Citibank International Plc as Facility Agent

From: Quintana Maritime Limited

Date: [    ]

     US$262,456,000 CREDIT AGREEMENT DATED [    ], 2005 (the CREDIT AGREEMENT)

(e)   We wish to borrow a Drawing under a Loan from you as follows:

      (a)   Utilisation Date: [    ]

      (b)   Amount/currency: [Loan 1, Tranche A/Tranche B]

                             [Loan 2, Tranche A/Tranche B]

                             [Loan 3, Tranche A/Tranche B]

                             [Loan 4, Tranche A/Tranche B]

                             [Loan 5, Tranche A/Tranche B]

                             [Loan 6, Tranche A/Tranche B]

                             [Loan 7, Tranche A/Tranche B]

                             [Loan 8, Tranche A/Tranche B]

(f)   Term: [    ]

(g)   Payment Instructions:

(h) We confirm that each condition specified in Clause 3.2 (Further conditions precedent) of the Credit Agreement is satisfied on the date of this Request.

 By:

___________________
QUINTANA MARITIME LIMITED

Authorised Signatory

                                                                   29 April 2005

                                     PART 2

                                 PAYMENT ADVICE

To:   [The relevant Owner]

From: Citibank International Plc as Facility Agent

Date: [    ]

                 US$262,456,000 CREDIT AGREEMENT DATED [    ], 2005

      Further to receipt of your request dated [    ] and attached hereto
      requesting the advance of a Drawing under a Loan, we confirm that all amounts have been advanced in accordance with the requirements of the attached Request.

                                                                   29 April 2005

                                   SCHEDULE 4

                        CALCULATION OF THE MANDATORY COST

1.    GENERAL

      The Mandatory Cost is the weighted average of the rates calculated below by the Facility Agent on the first day of a Term. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.    FOR A LENDER LENDING FROM A FACILITY OFFICE IN THE U.K.

(a) The relevant rate for a Lender lending from a Facility Office in the U.K. is the arithmetic mean of the rates notified by each of the Reference Banks to the Facility Agent and calculated in accordance with the following formulae:

      E x 0.01
      -------- per cent.per annum
        300

      where on the day of application of the formula:

      E is the charge payable by the Reference Bank to the Financial Services Authority under the fees rules (but, for this purpose, calculated by the Facility Agent on a notional basis as being the average of the fee tariffs within fee-block Category A1 (Deposit acceptors) of the fees rules, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per (pound)1 million of the tariff base of that Reference Bank.

(b)   For the purposes of this paragraph 2:

      (i) eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

      (ii) fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

      (iii) tariff base has the meaning given to it in the fees rules.

(c) Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)   (i)   Each Reference Bank must supply to the Facility Agent the
            information required by it to make a calculation of the rate for that Reference Bank. The Facility Agent may assume that this information is correct in all respects.

      (ii) If a Reference Bank fails to do so, the Facility Agent may assume that the Reference Bank's obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

                                                                   29 April 2005

      (b) The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.    FOR A LENDER LENDING FROM A FACILITY OFFICE IN A PARTICIPATING MEMBER
      STATE

(a) The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b) If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.    CHANGES

      The Facility Agent may, after consultation with the Borrower and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

      (a)   any change in law or regulation; or

      (b) any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

      Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

                                                                   29 April 2005

                                   SCHEDULE 5

                          FORM OF TRANSFER CERTIFICATE

To:   The Borrower

From: [THE EXISTING BANK] and [THE NEW BANK]

Date: [    ]

     US$262,456,000 CREDIT AGREEMENT DATED [    ], 2005 (the CREDIT AGREEMENT)

We refer to Clause 30.3 (Procedure for transfer by way of novations) of the Credit Agreement.

1.    We [    ] (the EXISTING BANK) and [    ] (the NEW BANK) agree to the
      Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 30.3. (Procedure for transfer by way of novations).

2. The specified date for the purposes of Clause 30.3(a) is [date of novation].

3. The Facility Office and address for notices of the New Bank for the purposes of Clause 36.2 (Contact details) are set out in the Schedule attached to this Certificate.

4.    This Novation Certificate is governed by English law.

                                                                   29 April 2005

                                  THE SCHEDULE

                      RIGHTS AND OBLIGATIONS TO BE NOVATED

[Choose one of the following options (a) to (d):]

(a) all of the rights and obligations of the Existing Lender in respect of the Facility - principal amount US$[ ].

(b) all of the rights and obligations of the Existing Lender in respect of Vessel Loan [ ] [and Vessel Loan [ ]] -principal amount US$[ ].

(c) the principal amount of US$[ ] in respect of each of the Loans and all the rights and obligations attached to the same-total principal amount US$[ ].

(d) the principal amount of US$[ ] in respect of [each of] Vessel Loan [ ] [and Vessel Loan [ ] and [ ]] and all the rights and obligations attached to the same.

[NEW BANK]

[Facility Office Address for notices]

[Existing Bank]    [New Bank]

By:                 By:

Date:               Date:

The Transfer Date is confirmed by the Facility Agent as [    ].

CITIBANK INTERNATIONAL PLC.

By:

                                                                   29 April 2005

                                   SCHEDULE 6

                               REPAYMENT SCHEDULE

                                     PART 1

                                    TRANCHE A

INSTALMENT
  NUMBER          DATE          AMOUNT (UNITED STATES DOLLARS)
---------- -------------------  -------------------------------
 1          30 December, 2005            17,500,000

 2           30 March, 2006              11,250,000

 3            30 June, 2006              11,250,000

 4         30 September, 2006            11,250,000

 5          30 December, 2006            11,250,000

 6           30 March, 2007               6,625,000

 7            30 June, 2007               6,625,000

 8         30 September, 2007             6,625,000

 9          30 December, 2007             6,625,000

10           30 March, 2008               4,750,000

11            30 June, 2008               4,750,000

12         30 September, 2008             4,750,000

13          30 December, 2008             4,750,000

14           30 March, 2009               3,750,000

15            30 June, 2009               3,750,000

16         30 September, 2009             3,750,000

                                                                   29 April 2005

17         30 December, 2009       3,750,000

18           30 March, 2010        3,750,000

19           30 June, 2010         3,750,000

20         30 September, 2010      3,750,000

21         30 December, 2010       3,750,000

22           30 March, 2011        4,250,750

23           30 June, 2011         4,250,750

24         30 September, 2011     66,744,000

                                     PART 2

                                    TRANCHE B

 INSTALMENT
  NUMBER                       DATE                     AMOUNT (UNITED STATES DOLLARS)
-----------  -----------------------------------------  ------------------------------
 1                       30 December, 2005                                0

 2           12 months from the date of this Agreement           25,000,000

 3                         30 June, 2006                                  0

 4                       30 September, 2006                               0

 5                       30 December, 2006                                0

 6                        30, March, 2007                           333,375

 7                         30, June, 2007                           333,375

 8                      30, September, 2007                         333,375

 9                       30, December, 2007                         333,375

                                                                   29 April 2005

10             30, March, 2008        333,375

11             30, June, 2008         333,375

12           30, September, 2008      333,375

13           30, December, 2008       333,375

14             30, March, 2009        333,375

15             30, June, 2009         333,375

16           30, September, 2009      333,375

17           30, December, 2009       333,375

18             30, March, 2009        333,375

19             30, June, 2009         333,375

20           30, September, 2009      333,375

21           30, December, 2009       333,375

22             30, March, 2010        333,375

23             30, June, 2010         333,375

24           30 September, 2011    18,209,750

                                                                   29 April 2005

                                   SCHEDULE 7

                        COMPLIANCE CERTIFICATE (BORROWER)

To: Citibank International plc as Facility Agent and Citicorp Trustee Company Limited as Security Trustee

From: Quintana Maritime Limited (the BORROWER)

     US$262,456,000 CREDIT AGREEMENT DATED [    ], 2005 (the CREDIT AGREEMENT)

1. Terms defined in the Credit Agreement have the same meaning in this Certificate.

2.    I/We hereby certify that [no Default has occurred and is continuing or is
      outstanding] [a Default under Clause [    ] of [specify document] is
      outstanding and the following steps are being taken to remedy it [    ]].

3. [Except as set out below, the representations set out in Clause 15 of the Credit Agreement are deemed to be repeated as at the date hereof.]

4.    I/We hereby certify that as of [    ] the status of the financial
      covenants as set out in Clause 17 of the Credit Agreement is as follows:

      (A)   MAXIMUM LEVERAGE RATIO: the ratio of Consolidated Total Indebtedness
            to Consolidated Total Capitalisation is [    ]:1.00;

      (B)   MINIMUM LIQUIDITY: the Consolidated Cash and Cash Equivalents held
            by the Group as of [    ] is [not less than] [    ] Dollars
            (US$[    ]);

      (C)   CONSOLIDATED INTEREST COVER RATIO: the ratio of Consolidated EBITDA
            to Consolidated Interest Expense is [    ]: 1.00; and

      (D)   COLLATERAL MAINTENANCE: the aggregate Market Value of the Vessels is
            [    ].

      [    ]

Yours faithfully,

-----------------------

President

[or]

-----------------------

[Senior Officer]

and

                                                                   29 April 2005

-----------------------

[Senior Officer]

                                                                   29 April 2005

                                   SCHEDULE 8

                          STANDING PAYMENT INSTRUCTIONS

                                                                   29 April 2005

                                   SCHEDULE 9

                             PREDICTED CHARTER RATES

                                             Average time
Number of Vessels   Duration of Charter     charter rates*
-----------------  ---------------------  -------------------

3                        3 years              US$24,578

3                        2 years              US$29,167

1                        1 year               US$35,500

*Average time charter rates are calculated in United States Dollars, on a daily basis and net of commission

                                                                   29 April 2005

                                   SIGNATORIES

THE BORROWER

QUINTANA MARITIME LIMITED

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

THE GUARANTORS

QUINTANA MARITIME INVESTORS LLC

By: _________________________________

Name: Paul J. Cornell

Title: Manager

QUINTANA MANAGEMENT LLC

By: QUINTANA MARITIME LIMITED, its Sole Member

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

                                                                   29 April 2005

KING COAL SHIPCO LLC

By: QUINTANA MARITIME LIMITED, its Sole
Member

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

FEARLESS SHIPCO LLC

By: QUINTANA MARITIME LIMITED, its Sole
Member

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

COAL AGE SHIPCO LLC

By: QUINTANA MARITIME LIMITED, its Sole
Member

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

IRON MAN SHIPCO LLC

By: QUINTANA MARITIME LIMITED, its Sole
Member

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

                                                                   29 April 2005

LINDA LEAH SHIPCO LLC

By: QUINTANA MARITIME LIMITED, its Sole
Member

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

BARBARA SHIPCO LLC

By: QUINTANA MARITIME LIMITED, its Sole
Member

By: _________________________________

Name:  Paul J. Cornell

Title:  Chief Financial Officer

COAL GLORY SHIPCO LLC

By:  QUINTANA MARITIME LIMITED,  its Sole
Member

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

                                                                   29 April 2005

COAL PRIDE SHIPCO LLC

By: QUINTANA MARITIME LIMITED, its Sole Member

By: _________________________________

Name: Paul J. Cornell

Title: Chief Financial Officer

THE ORIGINAL LENDER

CITIBANK, N.A.

By:

THE ARRANGER

CITIGROUP GLOBAL MARKETS LIMITED

By:

THE FACILITY AGENT

CITIBANK INTERNATIONAL PLC

By:

THE SECURITY TRUSTEE

CITICORP TRUSTEE COMPANY LIMITED

By:

                                                                   29 April 2005

                                   APPENDIX 1

                           FORM OF GENERAL ASSIGNMENT

                                                                   29 April 2005

                                   APPENDIX 2

                        FORM OF JUNIOR GENERAL ASSIGNMENT

                                                                   29 April 2005

                                   APPENDIX 3

                         FORM OF RESERVE ACCOUNT CHARGE

                                                                   29 April 2005

                                   APPENDIX 4

                      FORM OF JUNIOR RESERVE ACCOUNT CHARGE

                                                                   29 April 2005

                                   APPENDIX 5

                                FORM OF MORTGAGE

                                                                   29 April 2005

                                   APPENDIX 6

                             FORM OF JUNIOR MORTGAGE

                                                                   29 April 2005

                                   APPENDIX 7

                        FORM OF OPERATING ACCOUNT CHARGE

                                                                   29 April 2005

                                   APPENDIX 8

                     FORM OF JUNIOR OPERATING ACCOUNT CHARGE

                                                                   29 April 2005

                                   APPENDIX 9

                          FORM OF MANAGERS UNDERTAKING

                                                                   29 April 2005

                                   APPENDIX 10

                        FORM OF SWAP AGREEMENT ASSIGNMENT

                                                                   29 April 2005

                                  APPENDIX 11

                 FORM OF VESSEL MANAGEMENT AGREEMENT ASSIGNMENT

                                                                   29 April 2005

                                  APPENDIX 12

                         FORM OF CHARTER ACCOUNTS CHARGE

                                                                   29 April 2005

                                  APPENDIX 13

Form of Junior Charter Accounts Charge

                                                                   29 April 2005

                                       140